   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 23, 1997
                                                     Registration No. 333-17757

===============================================================================
                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549

                              -------------------------

                                   AMENDMENT NO. 1
                                         to

                                      FORM S-4
                               REGISTRATION STATEMENT
                                       Under
                             THE SECURITIES ACT OF 1933

                              -------------------------

                            MERCANTILE BANCORPORATION INC.
               (Exact name of registrant as specified in its charter)

           MISSOURI                          6712                  43-0951744
(State or other jurisdiction of  (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization)    Classification Code Number)    Identification
                                                                     Number)

                                   P.O. Box 524
                         St. Louis, Missouri  63166-0524
                                  (314) 425-2525
(Address, including ZIP code, and telephone number, including area code, of registrant's principal executive offices)

                              -------------------------
                                JON W. BILSTROM, ESQ.
                           General Counsel and Secretary
                          Mercantile Bancorporation Inc.
                                   P.O. Box 524
                         St. Louis, Missouri  63166-0524
                                  (314) 425-2525
(Name, address, including ZIP code, and telephone number, including area code, of agent for service)

                              -------------------------
                                      Copies to:
        JOHN Q. ARNOLD        ROBERT M. LaROSE, ESQ. JAMES H. ERLINGER III, ESQ.
   Chief Financial Officer        Thompson Coburn           Bryan Cave LLP
Mercantile Bancorporation Inc.       Suite 3400           211 North Broadway
       P.O. Box 524           One Mercantile Center           Suite 3600
   St. Louis, Missouri           St. Louis, Missouri       St. Louis, Missouri
        63166-0524                       63101                  63102-2750
     (314) 425-2525                 (314) 552-6000            (314) 259-2000

                              -------------------------
     Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.
     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance
with General Instruction G, check the following box.   / /

                              -------------------------

                                                  CALCULATION OF REGISTRATION FEE
====================================================================================================================================
     Title of each class of         Amount to be     Proposed maximum            Proposed maximum                 Amount of
   securities to be registered       registered   offering price per unit   aggregate offering price <F2>     registration fee
------------------------------------------------------------------------------------------------------------------------------------
Common stock, $5.00 par value <F1>     600,419            $19.30                   $11,586,747.04                 $3,511.14<F3>
                                       shares
====================================================================================================================================

<F1> Includes one attached Preferred Share Purchase Right per share.

<F2> Estimated solely for purposes of computing the registration fee pursuant to the provisions of Rule 457(f), and based upon the $23,886,676.00 aggregate book value of the 25,321 shares of common stock, $10.00 par value, of Regional Bancshares, Inc. issued and outstanding as of November 30, 1996, less $12,299,928.96, the respective portion of such aggregate book value to be paid in cash by the Registrant in connection with the exchange.
<F3> The registrant previously paid $3,511.14 with the original filing on December 12, 1996.


     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

===============================================================================

            [LETTERHEAD OF REGIONAL BANCSHARES, INC.]

                         January __, 1997

Dear Fellow Shareholder:

          On behalf of the Board of Directors and management of Regional Bancshares, Inc. ("Regional"), I cordially invite you to attend a Special Meeting of Shareholders of Regional to be held at 10:00 a.m., Central Time, on ______, February __, 1997, at the offices of Bryan Cave LLP, 211 North Broadway, Suite 3600,
St. Louis, Missouri (the "Special Meeting"). At this important meeting, you will be asked to consider and vote upon the Agreement and Plan of Merger, dated as of August 23, 1996 (the "Merger Agreement"), and each of the transactions contemplated thereby, pursuant to which Regional will be merged (the "Merger") with and into Ameribanc, Inc., a Missouri corporation and wholly owned subsidiary of Mercantile Bancorporation Inc. ("MBI"). Upon consummation of the Merger, each share of Regional common stock will be converted into the right to receive as consideration in the
Merger: (i) an amount in cash equal to $485.76; (ii) 23.7123 shares of MBI common stock; and (iii) 0.4838 of a share of West Pointe Bank And Trust Company common stock, all as more fully described in the accompanying Proxy Statement/Prospectus.

          I have enclosed the following items relating to the Special Meeting and the Merger:

          1.   A Proxy Statement/Prospectus;

          2.   A proxy card; and

          3. A return envelope pre-addressed to Regional for the proxy card.

          The Proxy Statement/Prospectus and related proxy materials set forth, or incorporate by reference, financial data and other important information relating to Regional and MBI and describe the terms and conditions of the proposed Merger. The Board of Directors requests that you carefully review these materials before completing the enclosed proxy card or attending the Special Meeting.

          THE BOARD OF DIRECTORS OF REGIONAL HAS CAREFULLY
CONSIDERED AND UNANIMOUSLY APPROVED THE TERMS OF THE MERGER
AGREEMENT. THE BOARD HAS DETERMINED THAT THE MERGER IS IN THE BEST INTEREST OF REGIONAL AND ITS SHAREHOLDERS AND UNANIMOUSLY
RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE PROPOSAL TO APPROVE
THE MERGER AGREEMENT.             ---

          It is very important that your shares are represented at the Special Meeting, whether or not you plan to attend in person. The affirmative vote of at least two-thirds of the outstanding Regional common stock is required for approval of the Merger Agreement. A failure to vote for approval of the Merger Agreement will have the same effect as a vote against the Merger Agreement. Therefore, I urge you to execute, date and return the enclosed proxy card in the enclosed postage-paid envelope as soon as possible to assure that your shares will be voted at the Special Meeting.

          The Board of Directors and management of Regional appreciate your continued support and look forward to seeing you at the Special Meeting. If you have any questions or require assistance, please contact the undersigned at (352) 846-1299.


                                   Very truly yours,

                                   DAVID B. UTTERBACK
                                   President and Chairman

                    REGIONAL BANCSHARES, INC.
                      1520 WASHINGTON AVE.
                      ALTON, ILLINOIS 62002

            NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                 TO BE HELD ON FEBRUARY __, 1997

TO THE SHAREHOLDERS OF REGIONAL:

          Notice is hereby given that a Special Meeting of Shareholders of Regional Bancshares, Inc., an Illinois corporation ("Regional"), will be held at the offices of Bryan Cave LLP, 211 North Broadway, Suite 3600, St. Louis, Missouri on February __, 1997, at 10:00 a.m., Central Time, for the following purposes:

          (1) To consider and vote upon the adoption and approval of the Agreement and Plan of Merger (the "Merger Agreement"), dated as of August 23, 1996, and each of the transactions contemplated thereby, pursuant to which Regional will be merged (the "Merger") with and into Ameribanc, Inc. ("Ameribanc"), a wholly owned subsidiary of Mercantile Bancorporation Inc. ("MBI"), and the business and operations of Regional will be continued through Ameribanc, and whereby, upon consummation of the Merger, each share (other than shares held by MBI or shares as to which a shareholder has perfected dissenters' rights) of Regional common stock will be converted into the right to receive per share of Regional common stock as consideration in the Merger: (i) an amount in cash equal to $485.76; (ii) 23.7123 shares of MBI common stock; and (iii)
0.4838 of a share of West Pointe Bank And Trust Company common stock.

          (2) To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

          The record date for determining the shareholders entitled to receive notice of, and to vote at, the Special Meeting or any adjournments or postponements thereof has been fixed as of the close of business on January __, 1997.

          In the event the Merger is approved and consummated, each holder of Regional common stock will have the right to dissent from the Merger and demand payment of the fair value of his or her shares. The right of a shareholder to receive such payment is contingent upon strict compliance with the requirements of Section
11.70 of the Illinois Business Corporation Act of 1983, as amended, the full text of which is attached as Annex A to the accompanying
                                      -------
Proxy Statement/Prospectus. For a summary of these requirements, see "APPRAISAL RIGHTS OF SHAREHOLDERS OF REGIONAL" in the accompanying Proxy Statement/Prospectus.

          WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN
IT TO REGIONAL IN THE ACCOMPANYING ENVELOPE.

                                   By Order of the Board of Directors

                                   SARAH E.UTTERBACK
                                   Secretary
January __, 1997

                     MERCANTILE BANCORPORATION INC.
                               PROSPECTUS

                      ----------------------------

                        REGIONAL BANCSHARES, INC.
                             PROXY STATEMENT
                     SPECIAL MEETING OF SHAREHOLDERS

                     TO BE HELD ON FEBRUARY __, 1997

          This Prospectus of Mercantile Bancorporation Inc., a Missouri corporation ("MBI"), relates to up to 600,419 shares of common stock, $5.00 par value (the "MBI Stock"), and attached preferred share purchase rights (the "MBI Rights"), of MBI (the MBI Stock and MBI Rights are collectively referred to herein as the "MBI Common Stock"), to be issued to the shareholders of Regional Bancshares, Inc., an Illinois corporation ("Regional"), upon consummation of the proposed merger (the "Merger") of Regional with and into Ameribanc, Inc., a Missouri corporation and wholly owned subsidiary of MBI ("Ameribanc"). Upon receipt of the requisite shareholder and regulatory approvals, the Merger will be consummated in accordance with the terms and conditions of the Agreement and Plan of Merger (the "Merger Agreement"), dated as of August 23, 1996, by and among MBI, Ameribanc and Regional. This Prospectus also serves as the Proxy Statement for Regional in connection with the Special Meeting of Shareholders of Regional (the "Special Meeting"), which will be held on February __, 1997, at the time and place and for the purposes stated in the Notice of Special Meeting of Shareholders accompanying this Proxy Statement/Prospectus.

          Pursuant to the Merger Agreement, MBI will issue up to an aggregate of 600,419 shares of MBI Common Stock. Upon consummation of the Merger, the business and operations of Regional will be continued through Ameribanc and each share (other than a share held by MBI or a share as to which a shareholder of Regional has perfected dissenters' rights) of the common stock, $10.00 par value, of Regional (the "Regional Common Stock") will be converted into the right to receive as consideration in the Merger:
(i) an amount in cash equal to $485.76 (the "Cash Consideration"); (ii)
23.7123 shares of MBI Common Stock (the "Stock Consideration"); and (iii)
0.4838 of a share of the common stock (the "West Pointe Common Stock") of West Pointe Bank And Trust Company ("West Pointe") (the "West Pointe Consideration") (the Cash Consideration, the Stock Consideration and the
West Pointe Consideration are collectively referred to herein as the "Merger Consideration"), all as more fully described in detail at pages
21 to 32 of this Proxy Statement/Prospectus. The fair market value of the MBI Common Stock and the West Pointe Common Stock to be received pursuant to the Merger may fluctuate and at the consummation of the Merger may be more or less than the current fair market value of such shares. See "TERMS OF
THE PROPOSED MERGER - General Description of the Merger." No fractional shares of MBI Common Stock or West Pointe Common Stock will be issued in the Merger, but cash will be paid in lieu of fractional shares. See "TERMS
OF THE PROPOSED MERGER - Fractional Shares."

          The Merger is intended to qualify as a reorganization under
Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and is intended to achieve certain federal income tax tax-deferral benefits for Regional shareholders with respect to shares of MBI Common Stock received in the Merger. See "SUMMARY INFORMATION - Certain Federal Income Tax Consequences" and "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER."

          MBI Common Stock is traded on the New York Stock Exchange (the "NYSE") under the symbol "MTL." On January 17, 1997, the closing sale price for MBI Common Stock as reported on the NYSE Composite Tape was $51 1/2 per share. Neither the Regional Common Stock nor the West Pointe Common Stock has an established trading market.

          This Proxy Statement/Prospectus, the Notice of Special Meeting and the form of proxy were first mailed to the shareholders of Regional on or about January __, 1997.

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          THE SHARES OF MBI COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR NON-BANK SUBSIDIARY AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND, THE SAVINGS ASSOCIATION INSURANCE FUND OR ANY OTHER FEDERAL OR STATE GOVERNMENTAL AGENCY.

          All information contained in this Proxy Statement/Prospectus with respect to MBI has been supplied by MBI and all information with respect to Regional has been supplied by Regional.

          The date of this Proxy Statement/Prospectus is January __, 1997.

                        AVAILABLE INFORMATION
                        ---------------------

          MBI is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files with the Commission reports, proxy statements and other information. Such reports, proxy statements and other information filed with the Commission by MBI can be inspected and copied at the public reference facilities maintained by the Commission at 450
Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at Suite 1300, Seven World Trade Center, New York, New York 10048 and Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. The Commission maintains an Internet site on the World
Wide Web containing reports, proxy and information statements and other information filed electronically by MBI with the Commission. The address of the World Wide Web site maintained by the Commission is http://www.sec.gov. MBI Common Stock is listed on the NYSE, and such reports, proxy statements and other information concerning MBI are available for inspection and copying at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

          This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement on Form S-4 and exhibits thereto (the "Registration Statement") covering the securities offered hereby which has been filed by MBI with the Commission. As permitted by the rules and regulations of the Commission, this Proxy Statement/Prospectus omits certain information contained or incorporated by reference in the Registration Statement. Statements contained in this Proxy Statement/Prospectus provide a summary of the contents of any contract or other document referenced herein but are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement. For such further information, reference is made to the Registration Statement.

          INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
          -------------------------------------------------

          THIS PROXY STATEMENT/PROSPECTUS INCORPORATES BY REFERENCE
DOCUMENTS RELATING TO MBI WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. IN ADDITION, THIS PROXY STATEMENT/PROSPECTUS INCORPORATES BY REFERENCE DOCUMENTS RELATING TO MARK TWAIN BANCSHARES, INC. ("MARK TWAIN"),
A MISSOURI CORPORATION AND BANK HOLDING COMPANY, AND ROOSEVELT FINANCIAL GROUP, INC. ("ROOSEVELT"), A DELAWARE CORPORATION AND SAVINGS AND LOAN
HOLDING COMPANY, BOTH OF WHICH RECENTLY ENTERED INTO DEFINITIVE AGREEMENTS WITH MBI TO BE ACQUIRED BY MBI. SUCH DOCUMENTS, EXCLUDING EXHIBITS UNLESS SPECIFICALLY INCORPORATED THEREIN, ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER OF STOCK OF MBI TO WHOM THIS PROXY STATEMENT/ PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST, TO JON W. BILSTROM, GENERAL COUNSEL AND SECRETARY, MERCANTILE BANCORPORATION INC., P.O. BOX 524, ST. LOUIS, MISSOURI 63166-0524, TELEPHONE (314) 425-2525. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS PRIOR TO THE SPECIAL MEETING, ANY REQUEST SHOULD BE MADE BY FEBRUARY __, 1997.

          The following documents filed with the Commission by MBI under the Exchange Act are incorporated herein by reference:

          (a) MBI's Annual Report on Form 10-K for the year ended December 31, 1995.

          (b) MBI's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996.

          (c) MBI's Current Reports on Form 8-K, dated January 16, 1996, March 11, 1996, November 6, 1996 and December 22, 1996.

          (d) The description of the MBI Stock set forth in Item 1 of MBI's Registration Statement on Form 8-A, dated March 5, 1993, and any amendment or report filed for the purpose of updating such description.

          (e) The description of the MBI Rights set forth in Item 1 of MBI's Registration Statement on Form 8-A, dated March 5, 1993, and any amendment or report filed for the purpose of updating such description.

          The following documents filed with the Commission by Roosevelt under the Exchange Act are incorporated herein by reference:

          (a) Roosevelt's Annual Report on Form 10-K for the year ended December 31, 1995, as amended by Form 10-K/A, dated July 31, 1996, and Form 10-K/A-2, dated September 13, 1996.

          (b) Roosevelt's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996.


          Such incorporation by reference shall not be deemed to incorporate by reference the information referred to in Item 402(a)(8) of Regulation S-K.

          All documents filed by MBI, Mark Twain and Roosevelt pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and until the date of the Special Meeting shall be deemed to be incorporated by reference herein and made a part hereof from the date any such document is filed. The information relating to MBI, Mark Twain and Roosevelt contained in this Proxy Statement/Prospectus does not purport to be complete and should be read together with the information in the documents incorporated by reference herein. Any statement contained herein or in a document incorporated herein by reference shall be deemed to be modified or superseded for purposes hereof to the extent that a subsequent statement contained herein or in any other subsequently filed document incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof. Any statements contained in this Proxy Statement/Prospectus involving matters of opinion, whether or not expressly so stated, are intended as such and not as representations of fact.


          NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY MBI OR REGIONAL. THIS PROXY STATEMENT/ PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SHARES OF MBI COMMON STOCK TO WHICH IT RELATES OR AN OFFER TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/ PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES PURSUANT HERETO SHALL IMPLY OR CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF MBI OR REGIONAL OR ANY OF THEIR SUBSIDIARIES OR IN THE INFORMATION SET FORTH HEREIN SUBSEQUENT TO THE DATE HEREOF.

                          TABLE OF CONTENTS
                          -----------------
                                                                    Page
                                                                    ----
AVAILABLE INFORMATION. . . . . . . . . . . . . . . . . . . . . . . .   3

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE. . . . . . . . . .   3

SUMMARY INFORMATION. . . . . . . . . . . . . . . . . . . . . . . . .   7
    Business of MBI. . . . . . . . . . . . . . . . . . . . . . . . .   7
    Business of Ameribanc. . . . . . . . . . . . . . . . . . . . . .   8
    Business of Regional . . . . . . . . . . . . . . . . . . . . . .   8
    Business of West Pointe. . . . . . . . . . . . . . . . . . . . .   9
    The Proposed Merger. . . . . . . . . . . . . . . . . . . . . . .   9
    Conditions to the Merger . . . . . . . . . . . . . . . . . . . .   9
    Effective Time; Closing Date . . . . . . . . . . . . . . . . . .  10
    Amendment; Termination . . . . . . . . . . . . . . . . . . . . .  10
    Voting Agreements. . . . . . . . . . . . . . . . . . . . . . . .  10
    Interests of Certain Persons in the Merger . . . . . . . . . . .  11
    Effect on Benefit Plans. . . . . . . . . . . . . . . . . . . . .  11
    Special Meeting of Regional Shareholders . . . . . . . . . . . .  11
    Reasons for the Merger . . . . . . . . . . . . . . . . . . . . .  11
    Fractional Shares. . . . . . . . . . . . . . . . . . . . . . . .  12
    Dissenters' Rights . . . . . . . . . . . . . . . . . . . . . . .  12
    Certain Federal Income Tax Consequences. . . . . . . . . . . . .  13
    Regulatory Approvals . . . . . . . . . . . . . . . . . . . . . .  13
    Accounting Treatment . . . . . . . . . . . . . . . . . . . . . .  13
    Markets and Market Prices. . . . . . . . . . . . . . . . . . . .  14
    Comparative Unaudited Per Share Data . . . . . . . . . . . . . .  15
    Summary Financial Data . . . . . . . . . . . . . . . . . . . . .  16

INFORMATION REGARDING SPECIAL MEETING. . . . . . . . . . . . . . . .  19
    General. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
    Date, Time and Place . . . . . . . . . . . . . . . . . . . . . .  19
    Record Date; Vote Required; Voting Agreements. . . . . . . . . .  19
    Voting and Revocation of Proxies . . . . . . . . . . . . . . . .  19
    Solicitation of Proxies. . . . . . . . . . . . . . . . . . . . .  20

TERMS OF THE PROPOSED MERGER . . . . . . . . . . . . . . . . . . . .  21
    General Description of the Merger. . . . . . . . . . . . . . . .  21
    Conditions to the Merger . . . . . . . . . . . . . . . . . . . .  22
    Effective Time; Closing Date . . . . . . . . . . . . . . . . . .  24
    Amendment of Merger Agreement. . . . . . . . . . . . . . . . . .  24
    Termination of Merger Agreement. . . . . . . . . . . . . . . . .  24
    Voting Agreements. . . . . . . . . . . . . . . . . . . . . . . .  25
    Interests of Certain Persons in the Merger . . . . . . . . . . .  25
    Effect on Benefit Plans. . . . . . . . . . . . . . . . . . . . .  26
    Background of and Reasons for the Merger; Board Recommendations.  26
    Fractional Shares. . . . . . . . . . . . . . . . . . . . . . . .  28
    Surrender of Regional Stock Certificates and Receipt of Merger
      Consideration. . . . . . . . . . . . . . . . . . . . . . . . .  28
    Regulatory Approvals . . . . . . . . . . . . . . . . . . . . . .  29
    Business Pending the Merger. . . . . . . . . . . . . . . . . . .  29
    Accounting Treatment . . . . . . . . . . . . . . . . . . . . . .  32


                                    - 5 -

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. . . . . . . .  33

RIGHTS OF DISSENTING SHAREHOLDERS OF REGIONAL. . . . . . . . . . . .  37

PRO FORMA FINANCIAL INFORMATION. . . . . . . . . . . . . . . . . . .  39
    Comparative Unaudited Per Share Data . . . . . . . . . . . . . .  39
    Pro Forma Combined Consolidated Financial Statements (Unaudited)  40

INFORMATION REGARDING REGIONAL . . . . . . . . . . . . . . . . . . .  50
    Management's Discussion and Analysis of Financial Condition and
      Results of Operations. . . . . . . . . . . . . . . . . . . . .  58
    Security Ownership of Certain Beneficial Owners and Management .  67

INFORMATION REGARDING MBI STOCK. . . . . . . . . . . . . . . . . . .  68
    Description of MBI Common Stock and Attached Preferred Share
      Purchase Rights. . . . . . . . . . . . . . . . . . . . . . . .  68
    Restrictions on Resale of MBI Stock by Affiliates. . . . . . . .  70
    Comparison of the Rights of Shareholders of MBI and Regional . .  70

SUPERVISION AND REGULATION . . . . . . . . . . . . . . . . . . . . .  73
    General. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  73
    Certain Transactions with Affiliates . . . . . . . . . . . . . .  74
    Payment of Dividends . . . . . . . . . . . . . . . . . . . . . .  74
    Capital Adequacy . . . . . . . . . . . . . . . . . . . . . . . .  74
    FDIC Insurance Assessments . . . . . . . . . . . . . . . . . . .  74
    Proposals to Overhaul the Savings Association Industry . . . . .  75
    Support of Subsidiary Banks. . . . . . . . . . . . . . . . . . .  76
    FIRREA and FDICIA. . . . . . . . . . . . . . . . . . . . . . . .  76
    Depositor Preference Statute . . . . . . . . . . . . . . . . . .  77
    The Interstate Banking and Community Development Legislation . .  77

RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS. . . . . . . . . . . . . .  77

LEGAL MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . . .  78

EXPERTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  78

OTHER MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . . .  78

SHAREHOLDER PROPOSALS. . . . . . . . . . . . . . . . . . . . . . . .  78

CONSOLIDATED FINANCIAL STATEMENTS. . . . . . . . . . . . . . . . . .  80

ANNEX A -- Dissenters' Rights Provisions of the Illinois Business
             Corporation Act . . . . . . . . . . . . . . . . . . . . A-1

                         SUMMARY INFORMATION
                         -------------------

          THE FOLLOWING SUMMARY OF THE IMPORTANT TERMS OF THE PROPOSED
MERGER AND RELATED INFORMATION DISCUSSED ELSEWHERE IN THIS PROXY STATEMENT/ PROSPECTUS DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION WHICH APPEARS ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS AND THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN. SHAREHOLDERS OF REGIONAL ARE URGED TO READ THIS PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY. ALL MBI PER SHARE DATA REFLECT A THREE-FOR-TWO STOCK SPLIT DISTRIBUTED IN THE FORM OF A STOCK DIVIDEND ON APRIL 11, 1994.

BUSINESS OF MBI

          MBI, a Missouri corporation, was organized in 1970 and is a registered bank holding company under the federal Bank Holding Company Act of 1956, as amended (the "BHCA"). At September 30, 1996, MBI indirectly owned all of the capital stock of Mercantile Bank of St. Louis National Association ("Mercantile Bank"), 37 other commercial banks and one federally-chartered thrift, which together operated from 437 banking offices and 405 Fingertip Banking automated teller machines, including 42 off-premises machines, located throughout Missouri, Illinois, eastern Kansas, northern Arkansas and Iowa. MBI's services concentrate in four major lines of business -- consumer, corporate, investment banking and trust services. MBI also operates non-banking subsidiaries which provide related financial services, including investment management, brokerage services and asset-based lending. As of September 30, 1996, MBI had 60,163,042 shares of its Common Stock outstanding and reported, on a consolidated basis, total assets of $18.2 billion, total deposits of $14.6 billion, total loans of $12.2 billion and shareholders' equity of $1.5 billion.

          On January 2, 1996, MBI completed the acquisitions of (i) Hawkeye Bancorporation ("Hawkeye"), an Iowa corporation and registered bank holding company under the BHCA, located in Des Moines, Iowa, and (ii) First Sterling Bancorp, Inc. ("Sterling"), an Illinois corporation and registered bank holding company under the BHCA, located in Sterling, Illinois. These acquisitions were accounted for under the pooling-of-interests method of accounting. As of January 2, 1996, Hawkeye and Sterling reported total assets of $2.0 billion and $168 million, respectively.

          On February 9, 1996 and March 7, 1996, respectively, MBI completed the acquisitions of (i) Security Bank of Conway, F.S.B. ("Conway"), a federal stock savings bank located in Conway, Arkansas, and (ii) Metro Savings Bank, F.S.B. ("Metro"), a federal stock savings bank located in Wood River, Illinois. These acquisitions were accounted for under the purchase method of accounting. As of February 9, 1996, Conway reported total assets of $103 million. As of March 7, 1996, Metro reported total assets of $81 million.

          In connection with the acquisition of Hawkeye, MBI restated its consolidated financial statements as of and for the years ended December 31, 1995, 1994 and 1993. MBI filed supplemental financial statements as of and for the years ended December 31, 1995, 1994 and 1993 in a Current Report on Form 8-K, dated March 11, 1996, which has been incorporated by reference into this Proxy Statement/Prospectus. Due to the immateriality of the financial condition and results of operations of Sterling to that of MBI, the supplemental consolidated financial statements of MBI do not reflect the acquisition of Sterling.

          On August 22, 1996, November 1, 1996 and November 7, 1996, respectively, MBI completed the acquisitions of (i) Peoples State Bank ("Peoples"), a Kansas state-chartered bank, located in Topeka, Kansas, (ii) First Financial Corporation of America ("First Financial"), a Missouri corporation and registered bank holding company under the BHCA, located in Salem, Missouri, and (iii) TODAY'S BANCORP, INC. ("TODAY'S"), a Delaware corporation and registered bank holding company under the BHCA, located in Freeport, Illinois. These acquisitions were accounted for under the purchase method of accounting. As of August 22, 1996, November 1, 1996 and November 7, 1996, respectively, Peoples, First Financial and TODAY'S reported total assets of $96 million, $88 million and $501 million.

          On October 27, 1996, MBI entered into an agreement to acquire
Mark Twain, a Missouri corporation and registered bank holding company under the BHCA, located in St. Louis, Missouri. This acquisition will be accounted for under the pooling-of-interests method of accounting. As of September 30, 1996, Mark Twain reported total assets of $3.1 billion, total deposits of $2.4 billion, total loans and leases of $2.1 billion and shareholders' equity of $289 million.

          On July 15, 1996, Mark Twain entered into an agreement to acquire First City Bancshares, Incorporated of Missouri ("First City"), a Missouri corporation, located in Springfield, Missouri. Such acquisition is expected to be consummated prior to the consummation of the Merger and will be accounted for under the purchase method of accounting. As of September 30, 1996, First City reported total assets of $89 million, total deposits of $77 million, total loans and leases of $58 million and shareholders' equity of $6 million.

          On December 22, 1996, MBI entered into an agreement to acquire Roosevelt, a Delaware corporation and registered savings and loan holding company under the Home Owner's Loan Act of 1933, located in St. Louis, Missouri. Such acquisition will be accounted for under the purchase method of acccounting. As of September 30, 1996, Roosevelt reported total assets of $9.0 billion, total deposits of $5.1 billion, total loans and leases of $4.2 billion and shareholders' equity of $506 million. On January 2, 1997, Roosevelt announced that it will recognize in the fourth quarter of 1996 approximately $80 million of pre-tax expenses, previously deferred in accordance with generally accepted accounting principles ("GAAP"), related to historical activities with interest rate exchange agreements. The current charge results from the continuing balance sheet repositioning associated with the execution of Roosevelt's retail strategy. After a tax benefit of 35% is recorded, shareholders' equity of Roosevelt will be reduced by approximately $52 million. In addition, Roosevelt announced that it intentionally reduced its assets by approximately $1.2 billion to $7.8 billion at year end.

          MBI's principal executive offices are located at One Mercantile Center, St. Louis, Missouri 63101 and its telephone number is (314) 425-2525.

BUSINESS OF AMERIBANC

          Ameribanc, a Missouri corporation which was organized in 1991, is a wholly owned subsidiary of MBI and registered bank holding company under the BHCA. At September 30, 1996, Ameribanc owned all of the capital stock of 38 banks, one federally-chartered thrift and one trust company, which together operated from 437 locations in Missouri, Illinois, northern Arkansas, eastern Kansas and Iowa. Ameribanc will be the surviving corporation upon consummation of the Merger.

BUSINESS OF REGIONAL

          Regional, an Illinois corporation, was organized in 1979 and is registered as a bank holding company under the BHCA. Regional currently owns all of the issued and outstanding shares of capital stock of the Bank of Alton ("Bank of Alton"), an Illinois state-chartered bank, located in Alton, Illinois. As of September 30, 1996, 25,321 shares of Regional Common Stock were issued and outstanding and Regional reported, on a consolidated basis, total assets of $182 million, total deposits of $147 million, total loans and leases of $103 million and shareholders' equity of $23 million. See "INFORMATION REGARDING REGIONAL."

          Regional's principal executive offices are located at 1520 Washington Avenue, Alton, Illinois 62002 and its telephone number is (618) 474-3500.

BUSINESS OF WEST POINTE

          West Pointe, an Illinois state-chartered bank located in Belleville, Illinois, was organized in 1990. West Pointe currently operates from two locations in Belleville and Swansea, Illinois. As of September 30, 1996, 350,000 shares of West Pointe Common Stock were issued and outstanding and West Pointe reported total assets of $125 million, total deposits of $114 million, net loans and leases of $81 million and shareholders' equity of $9.3 million.

THE PROPOSED MERGER

          Subject to the satisfaction of the terms and conditions set forth in the Merger Agreement, Regional, an Illinois corporation, will be merged with and into Ameribanc, a Missouri corporation. Upon consummation of the Merger, Regional's corporate existence will terminate and Ameribanc will continue as the surviving entity. Simultaneously with the effectiveness of the Merger, each share of Regional Common Stock (other than (a) a share held by MBI or any MBI corporate affiliate, except a share held in a fiduciary capacity or in satisfaction of a debt previously contracted in good faith, or (b) a share as to which a Regional shareholder has perfected dissenters' rights pursuant to Section 11.70 of the Illinois Act ("Dissenting Shares")) will be converted into the right to receive as consideration in the merger: (i) the Cash Consideration (cash equal to $485.76); (ii) the Stock Consideration (23.7123 shares of MBI Common Stock); and (iii) the West Pointe Consideration (0.4838 of a share of West Pointe Common Stock). The Stock Consideration and West Pointe Consideration are subject to certain anti-dilution protections but are not adjustable based on the operating results, financial condition or other factors affecting MBI, Regional or West Pointe prior to the consummation of the Merger. The fair market value of the MBI Common Stock and West Pointe Common Stock to be received pursuant to the Merger may fluctuate and at the consummation of the Merger may be more or less than the current fair market value of such shares.

          MBI will select an exchange agent (the "Exchange Agent") for purposes of effecting the conversion of Regional Stock into the right to receive cash, MBI Common Stock and West Pointe Common Stock upon consummation of the Merger. Within two business days following the Effective Time (as defined below), a letter of transmittal (including instructions setting forth the procedures for exchanging certificates representing shares of Regional Common Stock for the cash, MBI Common Stock and West Pointe Common Stock payable to each holder thereof pursuant to the Merger Agreement) will be sent to each record holder as of the Effective Time (as defined below). Upon surrender to the Exchange Agent of such certificate(s), together with a duly completed and executed letter of transmittal, such holder will receive the cash, shares of MBI Common Stock and shares of West Pointe Common Stock to which such holder is entitled under the Merger Agreement, together with an amount in cash for any fractional shares of MBI Common Stock or West Pointe Common Stock which such holder would otherwise be entitled to receive. See "TERMS OF THE PROPOSED MERGER - Surrender of Stock Certificates and Receipt of Merger Consideration" and "- Fractional Shares."

CONDITIONS TO THE MERGER

          The Merger Agreement provides that the consummation of the Merger is subject to certain terms and conditions, including the approval of the Merger Agreement by the holders of the outstanding shares of Regional Common Stock and the receipt of both the requisite regulatory approvals and an opinion of MBI Counsel regarding certain federal income tax aspects of the transaction. For a discussion of each of the conditions to the Merger, see "TERMS OF THE PROPOSED MERGER - Conditions to the Merger."

EFFECTIVE TIME; CLOSING DATE

          The Merger will become effective on the date and at the time (the "Effective Time") of the issuance of a certificate of merger by each of the Office of the Secretary of State of the State of Missouri and the Office of the Secretary of State of the State of Illinois. Unless MBI, Ameribanc and Regional otherwise agree, the closing for the Merger (the "Closing") will occur on a date (the "Closing Date") mutually agreed upon by the parties which is no later than forty-five days following the satisfaction or waiver of the conditions to the consummation of the Merger provided in the Merger Agreement. See

"TERMS OF THE PROPOSED MERGER - Effective Time; Closing Date" and "- Conditions to the Merger."

AMENDMENT; TERMINATION

          The Merger Agreement may be amended by a subsequent writing signed by each of MBI, Ameribanc and Regional upon the approval of their respective Boards of Directors, whether before or after the approval of the Merger Agreement by the Regional shareholders at the Special Meeting; provided, however, that after such shareholder approval, no modification may, without the approval of the Regional shareholders who are affected by such modification (i) alter or change the amount or form of Merger Consideration to be received by the Regional shareholders or (ii) otherwise materially adversely affect the Regional shareholders.

          The Merger Agreement may be terminated at any time prior to the Effective Time by the mutual consent of the parties or unilaterally by either party (i) upon the occurrence of certain events or (ii) if the Merger is not consummated by August 23, 1997. See "TERMS OF THE PROPOSED MERGER - Conditions to the Merger" and "- Termination of the Merger Agreement."

VOTING AGREEMENTS

          In addition to and contemporaneously with the Merger Agreement, MBI executed separate Voting Agreements (the "Voting Agreements") with certain of the executive officers and directors of Regional and the controlling shareholder of Regional, pursuant to which such officers, directors and controlling shareholder agreed that they will vote or cause to be voted all of the shares of Regional Common Stock then beneficially owned or controlled or subsequently acquired in favor of the approval of the Merger Agreement at the Special Meeting. In addition, until the earliest to occur of the Closing Date, the termination of the Merger Agreement or the abandonment of the Merger by mutual agreement of MBI and Regional, such officers, directors and controlling shareholder further agreed not to vote or cause to be voted any of such shares in favor of the approval of any other agreement relating to the merger or sale of substantially all of the assets of Regional to any person other than MBI or its affiliates. Such officers, directors and controlling shareholder also agreed not to transfer such shares unless, prior to such transfer, the transferee executes an agreement with respect to the transferred shares in substantially the same form as the Voting Agreement and reasonably satisfactory to MBI. As of the Record Date, such officers, directors and controlling shareholder owned beneficially an aggregate of 23,987 shares of Regional Common Stock, or approximately 94.7% of the issued and outstanding shares. See "TERMS OF THE PROPOSED MERGER - Other Agreements - Voting Agreement."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

          From and after the Effective Time, MBI and Ameribanc, as applicable, have agreed to indemnify each present and former director, officer, employee and agent of Regional or Bank of Alton, to the extent provided in the Articles of Incorporation, By-Laws and applicable indemnification agreements of Regional and Bank of Alton as in effect on August 23, 1996, against amounts paid by such person in connection with any action or omission occurring prior to the Effective Time and arising from such person's position as an officer, director or other fiduciary capacity with Regional or Bank of Alton. MBI has also agreed to advance to indemnifiable persons expenses incurred in connection with indemnifiable claims upon the receipt of certain undertakings by such persons. See "TERMS OF THE PROPOSED MERGER - Interests of Certain Persons in the Merger."

EFFECT ON BENEFIT PLANS

          The Merger Agreement provides that MBI will cause Ameribanc to honor all provisions for vested benefits earned or accrued through the Effective Time under employee benefit plans of Regional and Bank of Alton (the "Benefit Plans"); provided, however, that the provisions of any plan, program or arrangement that provide for the issuance or grant of any other interest in respect of the capital stock of Regional or Bank of Alton will be terminated as of the date of the Merger Agreement. The Benefit Plans will not be terminated by reason of the Merger but will continue after the Merger as plans of Ameribanc until such time as the employees of Regional and Bank of Alton are integrated into MBI's employee benefit plans that are available to other employees of MBI. MBI will take such steps as are necessary to integrate the former employees of Regional and Bank of Alton into such MBI employee benefit plans as soon as practicable after the Effective Time. See "TERMS OF THE PROPOSED MERGER - Effect on Benefit Plans."

SPECIAL MEETING OF REGIONAL SHAREHOLDERS

          The Special Meeting will be held on February __, 1997, at 10:00 a.m. Central Time, at the offices of Bryan Cave LLP, 211 North Broadway, Suite 3600, St. Louis, Missouri. Approval by the Regional shareholders of the Merger Agreement requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Regional Common Stock. Only holders of record of Regional Common Stock at the close of business on January __, 1997 (the "Record Date") will be entitled to notice of, and to vote at, the Special Meeting. At such date, there were 25,321 shares of Regional Common Stock issued and outstanding.

          As of the Record Date, the executive officers and directors of Regional and the controlling shareholder of Regional owned beneficially an aggregate of 23,987 shares of Regional Common Stock, or approximately 94.7% of the issued and outstanding shares of Regional Common Stock entitled to vote at the Special Meeting. Pursuant to his or her respective Voting Agreement, each of such officers, directors and controlling shareholder has committed to vote his or her shares of Regional Common Stock for the approval of the Merger Agreement.

          THE BOARD OF DIRECTORS OF REGIONAL HAS CAREFULLY CONSIDERED AND UNANIMOUSLY APPROVED THE TERMS OF THE MERGER. THE BOARD HAS DETERMINED THAT THE MERGER IS IN THE BEST INTEREST OF REGIONAL AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE PROPOSAL
                                                      ---
TO APPROVE THE MERGER AGREEMENT.

REASONS FOR THE MERGER

          REGIONAL. The Board of Directors of Regional believes that the Merger is in the best interest of Regional and its shareholders. In reaching the decision to recommend the Merger to the shareholders, the Board of Directors, without assigning any relative or specific weights, considered a number of factors, including (i) the Cash Consideration, Stock Consideration, West Pointe Consideration and the other terms of the Merger,
(ii) the benefits expected to result from the combination of Regional and MBI and (iii) recent federal and state legislative changes affecting the banking industry in general. See "TERMS OF THE PROPOSED MERGER - Background of and Reasons for the Merger; Board Recommendations."

          MBI. The Board of Directors of MBI believes that the Merger will enable MBI to (i) increase its presence in southwestern Illinois through the acquisition of an established banking organization and (ii) enhance its ability to compete in the increasingly competitive banking and financial services industry. See "TERMS OF THE PROPOSED MERGER - Background of and Reasons for the Merger; Board Recommendations."

FRACTIONAL SHARES

          No fractional shares of MBI Common Stock or West Pointe Common Stock will be issued to the shareholders of Regional in connection with the Merger. Each holder of Regional Common Stock who otherwise would have been entitled to receive a fraction of a share of MBI Common Stock shall receive in lieu thereof cash, without interest, in an amount equal to the holder's fractional share interest multiplied by $47.80, the average of the closing stock price of MBI Common Stock on the NYSE Composite Tape as reported in The Wall Street Journal for the five trading days prior to August 23, 1996, the date of execution of the Merger Agreement (the "Average MBI Stock Price"). Each holder of Regional Common Stock who otherwise would have been entitled to receive a fraction of a share of West Pointe Common Stock shall receive in lieu thereof cash, without interest, in an amount equal to such holder's fractional share interest multiplied by $30.00. Cash received by Regional shareholders in lieu of fractional shares of MBI Common Stock or West Pointe Common Stock may give rise to taxable income. See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER."

DISSENTERS' RIGHTS

          Under the Illinois Act, each holder of Regional Common Stock may, in lieu of receiving the Merger Consideration, seek the fair value of his or her shares of Regional Common Stock and, if the Merger is consummated, receive payment of such fair value in cash by following certain procedures set forth in Section 11.70 of the Illinois Act, the text of which is attached hereto as Annex A. Failure to follow such procedures may
                   -------
result in a loss of such shareholder's dissenters' rights. Any Regional shareholder returning a blank executed proxy card will be deemed to have approved the Merger Agreement, thereby waiving any such dissenters' rights. See "DISSENTERS' RIGHTS OF SHAREHOLDERS OF REGIONAL."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

          Thompson Coburn, MBI's legal counsel, has delivered its opinion to the effect that, assuming the Merger occurs in accordance with the Merger Agreement and conditioned on the accuracy of certain representations made by MBI, Regional and the majority shareholder of Regional, the Merger will constitute a "reorganization" for federal income tax purposes. Accordingly, no gain or loss will be recognized by Regional shareholders with regard to the MBI Common Stock received solely in exchange for shares of Regional Common Stock in the Merger. However, gain (but not loss) or dividend income realized as a result of the receipt of the Cash Consideration and the West Pointe Consideration (including cash received in lieu of fractional shares, if any) will be recognized up to, but not in excess of, the amount of the Cash Consideration and the fair market value of the West Pointe Consideration received. Cash received in lieu of fractional shares of MBI Common Stock also may give rise to taxable income. EACH REGIONAL SHAREHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR TO DETERMINE THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO SUCH SHAREHOLDER, INCLUDING THE APPLICABILITY OF VARIOUS STATE, LOCAL, AND FOREIGN TAX LAWS.
See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER."


REGULATORY APPROVALS

          Applications regarding the Merger have been filed with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") and the Illinois Commissioner of Banks and Real Estate (the "Illinois Commissioner") (the Federal Reserve Board, Illinois Commissioner and any other regulatory authority that may be necessary or appropriate are collectively referred to herein as the "Regulatory Authorities" and, individually, as a "Regulatory Authority"). The Merger cannot be consummated until receipt of approvals from such Regulatory Authorities.
In reviewing the Merger, the Regulatory Authorities will consider various factors, including possible anticompetitive effects of the Merger, and will examine the financial and managerial resources and future prospects of the combined organization. There can be no assurance that the necessary regulatory approvals will be received or as to the timing of such approvals. See "TERMS OF THE PROPOSED MERGER - Regulatory Approval" and "SUPERVISION AND REGULATION."

ACCOUNTING TREATMENT

          The Merger will be accounted for under the purchase method of accounting. See "TERMS OF THE PROPOSED MERGER - Accounting Treatment."

MARKETS AND MARKET PRICES

          MBI Common Stock is currently traded on the NYSE under the symbol "MTL." The last sale price reported for MBI Common Stock on August 23, 1996, the last trading date preceding the public announcement of the Merger, was $47.75.

          As of the Record Date, Regional had eight shareholders of record. There is no established public trading market for Regional
Common Stock; to the knowledge of management of Regional, there has never been a sale of Regional Common Stock. In addition, there is no established public trading market for West Pointe Common Stock. The last sale price for West Pointe Common Stock known to management of West Pointe prior to the public announcement of the Merger was $32.00 per share in 1996.
Because of this lack of established trading market for shares of Regional Common Stock and West Pointe Common Stock, the respective managements of Regional and West Pointe do not have knowledge of the prices paid in all transactions involving their shares and have not necessarily verified the prices indicated in the table with the parties to the relevant transactions. Thus, the sale prices listed below may not reflect the prices that would have been paid in an active market.

          The following table sets forth for the periods indicated the high and low prices per share of MBI Common Stock as reported on the NYSE, of Regional Common Stock as known to management of Regional and of West Pointe as known to management of West Pointe, along with the quarterly cash dividends per share declared. The per share prices do not include adjustments for retail mark-ups, mark-downs or commissions.

                                               MBI                         REGIONAL                WEST POINTE
                                 -----------------------------    -------------------------  -----------------------
                                     SALES PRICE        CASH       SALES PRICE       CASH     SALES PRICE     CASH
                                 -------------------  DIVIDEND    -------------    DIVIDEND  -------------  DIVIDEND
                                   HIGH        LOW    DECLARED    HIGH     LOW     DECLARED  HIGH     LOW   DECLARED
                                 --------    -------  --------    ----    -----    --------  ----    -----  --------
1994
----
First Quarter                    $34.125     $29.875    $.28      <F2>     <F2>    $   --    <F3>     <F3>    $.14
Second Quarter                    38.125      31.125     .28      <F2>     <F2>        --    <F3>     <F3>     .14
Third Quarter                     39.250      34.875     .28      <F2>     <F2>        --    <F3>     <F3>     .14
Fourth Quarter                    36.875      29.500     .28      <F2>     <F2>      5.93    <F3>     <F3>     .14

1995
----
First Quarter                    $37.250     $31.250    $.33      <F2>     <F2>    $ 7.10    <F3>     <F3>    $.14
Second Quarter                    44.875      36.000     .33      <F2>     <F2>      7.10    <F3>     <F3>     .14
Third Quarter                     47.000      41.625     .33      <F2>     <F2>     16.97    <F3>     <F3>     .14
Fourth Quarter                    46.500      41.500     .33      <F2>     <F2>      9.66    <F3>     <F3>     .14

1996
----
First Quarter                    $46.500     $41.500    $.41      <F2>     <F2>    $10.00    <F3>     <F3>    $.14
Second Quarter                    47.875      43.500     .41      <F2>     <F2>     10.00    <F3>     <F3>     .14
Third Quarter                     52.875      43.375     .41      <F2>     <F2>     10.00    <F3>     <F3>     .14
Fourth Quarter                    54.000      49.000     .41      <F2>     <F2>     10.00   32.00    32.00     .14

1997
----
First Quarter (through
January 17, 1997) <F1>           $52.000     $50.000      --      <F2>     <F2>        --    <F3>     <F3>      --



--------------------
<F1> For recent sale prices of MBI Common Stock, see page 2 of this Proxy
     Statement/Prospectus.
<F2> No trades known to management of Regional for the period indicated or during any other period.
<F3> No trades known to management of West Pointe.

COMPARATIVE UNAUDITED PER SHARE DATA

          The following table sets forth for the periods indicated selected historical per share data of MBI and Regional and the corresponding pro forma and pro forma equivalent per share amounts, giving effect to the proposed acquisition of Regional, the completed acquisitions of First Financial and TODAY'S, and the proposed acquisitions of First City, Mark Twain and Roosevelt. The data presented is based upon the supplemental consolidated financial statements and consolidated financial statements and related notes of MBI and the consolidated financial statements and related notes of Regional, Mark Twain and Roosevelt included in this Proxy Statement/Prospectus or in documents incorporated herein by reference and the pro forma combined consolidated balance sheet and income statements, including the notes thereto, appearing elsewhere herein. This information should be read in conjunction with such historical and pro forma financial statements and related notes thereto. The assumptions used in the preparation of this table appear in the notes to the pro forma financial information appearing elsewhere in this Proxy Statement/Prospectus. See "PRO FORMA FINANCIAL
INFORMATION - Notes to Pro Forma Combined Consolidated Financial
Statements (Unaudited)." These data are not necessarily indicative of the results of the future operations of the combined organization or the actual results that would have occurred if the proposed acquisition of Regional, the completed acquisitions of TODAY'S and First Financial or the proposed acquisitions of First City, Mark Twain and Roosevelt had been consummated at the beginning of the periods indicated. All adjustments consisting of only normal recurring adjustments necessary for a fair statement of results of interim periods have been included.

                                                                         MBI/          MBI/          MBI/All          MBI/
                                                                       Regional      Regional        Entities     All Entities
                                           MBI          Regional       Pro Forma     Pro Forma       Pro Forma     Pro Forma
                                         Reported       Reported     Combined <F1> Equivalent <F2> Combined <F3> Equivalent <F2>
                                        ----------------------------------------------------------------------------------------
Book Value per Share:
  September 30, 1996                     $ 25.51        $924.77         $25.99        $616.23         $26.65        $631.93
  December 31, 1995                        26.04         913.16          26.49         628.14          28.39         673.19

Cash Dividends Declared per Share:
  Nine months ended
     September 30, 1996                  $  1.23        $ 30.00         $ 1.23        $ 29.17         $ 1.23        $ 29.17
  Year ended December 31, 1995              1.32          40.83           1.32          31.30           1.32          31.30

Earnings per Share:
  Nine months ended
     September 30, 1996                  $  2.01        $ 79.37         $ 2.01        $ 47.66         $ 1.84        $ 43.63
  Year ended December 31, 1995              3.74         108.93           3.75          88.92           2.85          67.58

Market Price per Share:
  At August 23, 1996 <F4>                $47.750            n/a            n/a            n/a            n/a            n/a
  At January 17, 1997 <F4>                51.500            n/a            n/a            n/a            n/a            n/a

--------------------
<F1>  Includes the effect of pro forma adjustments for Regional.  See
      "PRO FORMA FINANCIAL INFORMATION - Notes to Pro Forma Combined Consolidated Financial Statements (Unaudited)."

<F2>  Based on the pro forma combined per share amounts multiplied by
      23.7123, the Stock Consideration. Further explanation of the assumptions used in the preparation of the pro forma combined consolidated financial statements is included in the notes to the pro forma financial statements. See "PRO FORMA FINANCIAL INFORMATION - Notes to Pro Forma Combined Consolidated Financial Statements (Unaudited)."

<F3>  Includes the effect of pro forma adjustments for Regional,
      TODAY'S, First Financial, First City, Mark Twain and Roosevelt. See "PRO FORMA FINANCIAL INFORMATION - Notes to Pro Forma Combined Consolidated Financial Statements (Unaudited)."

<F4>  The market price per share of MBI Common Stock was determined as of August 23, 1996 and January 17, 1997, the last trading day preceding the public announcement of the proposed Merger and as of the latest available date prior to the filing of the Registration Statement, respectively, based on the last sale price as reported on the NYSE Composite Tape. There are no publicly available quotations of Regional Common Stock.

SUMMARY FINANCIAL DATA

          The following table sets forth for the periods indicated certain summary historical consolidated financial information for MBI and Regional. The balance sheet data and income statement data of MBI included in the summary financial data as of and for the five years ended December 31, 1995 are taken from the audited supplemental consolidated financial statements of MBI as of the end of and for each such year. The balance sheet data and income statement data of Regional included in the summary financial data as of and for the five years ended December 31, 1995 are taken from the audited consolidated financial statements of Regional as of and for the year ended December 31, 1995 and the unaudited consolidated financial statements of Regional as of and for the years ended December 31, 1994, 1993, 1992 and 1991. The balance sheet data and income statement data included in the summary financial data as of and for the nine months ended September 30, 1996 and 1995 are taken from the unaudited consolidated financial statements of MBI and the unaudited consolidated financial statements of Regional as of and for the nine months ended September 30, 1996 and 1995. These data include all adjustments which are, in the opinion of the respective managements of MBI and Regional, necessary to present a fair statement of these periods and are of a normal recurring nature. Results for the nine months ended September 30, 1996 are not necessarily indicative of results for the entire year. The following information should be read in conjunction with the supplemental consolidated financial statements of MBI and the consolidated financial statements of Regional, and the related notes thereto, included herein or in documents incorporated herein by reference, and in conjunction with the unaudited pro forma combined consolidated financial information, including the notes thereto, appearing elsewhere in this Proxy Statement/Prospectus. See "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE" and "PRO FORMA FINANCIAL INFORMATION."

MERCANTILE BANCORPORATION INC.
SUMMARY FINANCIAL DATA

                                          As of or for the
                                          Nine Months Ended                            As of or for the
                                             September 30                            Year Ended December 31
                                        ---------------------    ----------------------------------------------------------------
                                          1996         1995         1995         1994          1993         1992          1991
                                          ----         ----         ----         ----          ----         ----          ----
PER COMMON SHARE DATA
  Net income<F1>                        $   2.01     $   2.85    $     3.74   $     3.19    $     2.79   $     2.41    $     2.34
  Dividends declared                        1.23          .99          1.32         1.12           .99          .93           .93
  Book value at period end                 25.51        25.31         26.04        23.32         21.59        19.44         18.12
  Average common shares
   outstanding (thousands)                62,161       61,498        61,884       59,757        58,751       55,050        47,159

EARNINGS (THOUSANDS)
  Interest income                       $987,701     $962,361    $1,293,944   $1,118,069    $1,094,611   $1,139,807    $1,156,821
  Interest expense                       465,821      459,432       620,534      450,950       444,573      549,642       668,578
                                        --------     --------    ----------   ----------    ----------   ----------    ----------
  Net interest income                    521,880      502,929       673,410      667,119       650,038      590,165       488,243
  Provision for possible loan losses      55,915       29,177        36,530       43,265        64,302       79,551        64,028
  Other income                           211,929      199,616       273,653      236,561       245,589      224,456       195,237
  Other expense                          482,170      407,120       553,748      555,176       570,182      529,645       486,490
  Income taxes                            70,407       90,164       124,109      113,165        96,074       69,681        28,418
                                        --------     --------    ----------   ----------    ----------   ----------    ----------
  Net income                            $125,317     $176,084    $  232,676   $  192,074    $  165,069   $  135,744    $  104,544
                                        ========     ========    ==========   ==========    ==========   ==========    ==========

ENDING BALANCE SHEET (MILLIONS)
  Total assets                          $ 18,199     $ 18,007    $   17,928   $   16,724    $   16,293   $   16,033    $   14,045
  Earning assets                          16,744       16,590        16,264       15,427        14,980       14,678        12,854
  Investment securities                    4,320        4,263         4,211        4,280         4,670        4,632         3,412
  Loans and leases,
   net of unearned income                 12,166       11,948        11,731       10,904         9,809        9,570         8,809
  Deposits                                14,610       13,552        13,714       12,865        13,243       13,260        11,685
  Long-term debt                             303          344           325          330           316          336           238
  Shareholders' equity                     1,535        1,612         1,640        1,409         1,295        1,143           939
  Reserve for possible loan losses           202          209           202          216           206          199           176

SELECTED RATIOS
  Return on average assets                   .93%        1.35%         1.33%        1.17%         1.03%         .89%          .78%
  Return on average equity                 10.35        15.58         15.14        14.06         13.46        12.76         11.81
  Net interest rate margin                  4.29         4.29          4.28         4.53          4.52         4.33          4.12
  Equity to assets                          8.43         8.95          9.15         8.42          7.95         7.13          6.68
  Reserve for possible loan losses to:
   Outstanding loans                        1.66         1.75          1.72         1.98          2.10         2.08          2.00
   Non-performing loans                   348.56       366.62        245.18       583.17        290.02       154.17        109.79
  Dividend payout ratio                    61.19        34.74         35.29        35.11         35.48        38.75         39.74

<F1> Based on weighted average common shares outstanding.

REGIONAL BANCSHARES, INC.
SUMMARY FINANCIAL DATA

                                          As of or for the
                                          Nine Months Ended                            As of or for the
                                             September 30                            Year Ended December 31
                                        ---------------------    ----------------------------------------------------------------
                                          1996         1995         1995         1994          1993         1992          1991
                                          ----         ----         ----         ----          ----         ----          ----
PER SHARE DATA
  Net income                            $  79.37     $  78.94    $   108.93   $   100.55    $   119.21   $   105.92    $     2.37
  Dividends declared                       30.00        31.17         40.83         5.93            --           --            --
  Book value at period end                924.77       883.02        913.16       777.42        724.06       604.83        498.83
  Average common shares
    outstanding                           25,321       25,321        25,321       25,321        25,321       25,321        25,321

EARNINGS (THOUSANDS)
  Interest income                       $  9,682     $  8,707    $   11,840   $   10,311    $    9,609   $   10,594    $   12,386
  Interest expense                         4,826        3,833         5,318        4,048         3,742        4,744         6,837
  Net interest income                      4,856        4,874         6,522        6,263         5,867        5,850         5,549
  Provision for possible loan losses          75           42            42         (280)         (960)       1,040         3,130
  Other income                               798          840         1,108          829         1,269        1,769           992
  Other expense                            3,128        2,973         3,897        4,030         4,437        3,390         3,397
  Income taxes                               441          700           933          796         1,158          507           (46)
  Cumulative effect adjustment of
      accounting change                       --           --            --           --           518           --            --
                                        --------     --------    ----------   ----------    ----------   ----------    ----------
  Net income                            $  2,010     $  1,999    $    2,758   $    2,546    $    3,019   $    2,682    $       60
                                        ========     ========    ==========   ==========    ==========   ==========    ==========

ENDING BALANCE SHEET (THOUSANDS)
  Total assets                          $182,082     $162,268    $  167,680   $  148,140    $  143,063   $  133,149    $  131,479
  Earning assets                         169,741      153,450       156,733      138,476       134,890      124,798       122,737
  Investment and mortgage-backed
    securities                            66,077       55,991        56,424       45,735        55,068       44,807        46,088
  Loans and leases,
    net of unearned income               103,169       96,259        96,684       91,316        75,922       75,091        76,649
  Borrowings and advances
    from Federal Home Loan Bank           10,000           --            --           --            --           --            --
  Shareholders' equity                    23,416       22,359        23,122       19,685        18,334       15,315        12,631
  Reserve for possible loan losses         1,473        1,383         1,350        1,825         1,897        2,322         1,600

SELECTED RATIOS
  Return on average assets                  1.54%        1.74%         1.74%        1.73%         2.24%        2.03%         0.04%
  Return on average equity                 11.53        12.85         11.93        12.77         16.47        17.51          0.48
  Net interest rate margin<F1>              4.35         4.89          4.83         5.05          5.19         5.35          4.79
  Equity to assets                         12.86        13.78         13.79        13.29         12.82        11.50          9.61
  Reserve for possible loan losses to:
    Outstanding loans                       1.43         1.44          1.40         2.00          2.50         3.09          2.09
    Non-performing loans                  162.05       131.59        130.31        73.74         69.77       186.51        173.91
  Cash dividend payout                     37.79        39.48         37.49         5.90            --           --            --

<F1> Based on interest income on a fully tax-equivalent basis.

            INFORMATION REGARDING SPECIAL MEETING
            -------------------------------------

GENERAL

          This Proxy Statement/Prospectus is being furnished to holders of Regional Common Stock in connection with the solicitation of proxies by the Board of Directors of Regional for use at the Special Meeting and any adjournments or postponements thereof at which the shareholders of Regional will consider and vote upon a proposal to approve the Merger Agreement and each of the transactions contemplated thereby and any other business which may properly be brought before the Special Meeting or any adjournments or postponements thereof. Each copy of this Proxy Statement/Prospectus is accompanied by a Notice of Special Meeting of Shareholders, a proxy card and a return envelope pre-addressed to Regional for the proxy card.

          This Proxy Statement/Prospectus is also furnished by MBI to each holder of Regional Common Stock as a prospectus in connection with the issuance by MBI of shares of MBI Common Stock upon the consummation of the Merger. This Proxy Statement/ Prospectus and the Notice of Special Meeting and proxy card are being first mailed to shareholders of Regional on January __, 1997.

DATE, TIME AND PLACE

          The Special Meeting will be held at the offices of Bryan Cave LLP, 211 North Broadway, Suite 3600, St. Louis, Missouri, on ______, February __, 1997, at 10:00 a.m., Central Time.


RECORD DATE; VOTE REQUIRED; VOTING AGREEMENTS

          On the Record Date, there were 25,321 shares of Regional Common Stock outstanding and entitled to vote at the Special Meeting. Each such share is entitled to one vote on each matter properly brought before the Special Meeting. The affirmative vote of the holders of at least two-thirds of the outstanding shares of Regional Common Stock is required to approve the Merger Agreement.

          As of the Record Date, certain of the executive officers and directors of Regional and certain of the other shareholders of Regional owned beneficially an aggregate of 23,987 shares of Regional Common Stock, or approximately 94.7% of the outstanding shares of Regional Common Stock entitled to vote at the Special Meeting. Such shareholders, pursuant to the terms of their respective Voting Agreements, have committed to vote or cause to be voted all of the shares of Regional Common Stock beneficially owned or controlled or subsequently acquired in favor of the approval of the Merger Agreement at the Special Meeting.

VOTING AND REVOCATION OF PROXIES

          Shares of Regional Common Stock which are represented by a properly executed proxy card received prior to the vote at the Special Meeting will be voted at such Special Meeting in the manner directed on the proxy card, unless such proxy designation is revoked in the manner set forth herein in advance of the vote at the Special Meeting. ANY REGIONAL SHAREHOLDER RETURNING AN EXECUTED PROXY CARD WHICH DOES NOT PROVIDE INSTRUCTIONS TO VOTE AGAINST THE APPROVAL OF THE MERGER AGREEMENT WILL BE DEEMED TO HAVE APPROVED THE MERGER AGREEMENT. Failure to return a properly executed proxy card or to vote in person at the Special Meeting will have the practical effect of a vote against the approval of the Merger Agreement.

          Shares subject to abstentions will be treated as shares that are present and voting at the Special Meeting for purposes of determining the presence of a quorum and as voted for the purposes of determining the base number of shares voting on the proposal. Such shares will, therefore, have the effect of votes against the approval of the Merger Agreement. Broker "non-votes" (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons entitled to vote shares with respect to which such brokers or nominees do not have discretionary power to vote) will be considered as present for purposes of determining the presence of a quorum but will not be considered as voting at the Special Meeting. Broker non-votes, therefore, will also have the effect of votes against the approval of the Merger Agreement.

          Any shareholder of Regional giving a proxy may revoke it at any time prior to the vote at the Special Meeting. Shareholders of Regional wishing to revoke a proxy prior to the vote may do so by delivering to the Secretary of Regional at 1520 Washington Avenue, Alton, Illinois, 62002, at or before the Special Meeting, a written notice of revocation bearing a later date than the proxy or a later dated proxy relating to the same shares, or by attending the Special Meeting and voting the same shares in person. Attendance at the Special Meeting will not in itself constitute the revocation of a proxy.

          The Board of Directors of Regional is not currently aware of any business to be brought before the Special Meeting other than that described herein. If, however, other matters are properly brought before such Special Meeting, or any adjournments or postponements thereof, the persons appointed as proxies will have discretionary authority to vote the shares represented by duly executed proxies in accordance with their discretion and judgment as to the best interest of Regional.

SOLICITATION OF PROXIES

          Regional will bear its own costs of soliciting proxies, except that MBI will pay printing and mailing expenses and registration fees incurred in connection with preparing this Proxy Statement/Prospectus. Proxies will initially be solicited by mail, but directors, officers and selected other employees of Regional may also solicit proxies in person or by telephone. Directors, executive officers and any other employees of Regional who solicit proxies will not be specially compensated for such services. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward proxy materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy materials to beneficial owners.

          HOLDERS OF REGIONAL COMMON STOCK ARE REQUESTED TO
COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT
TO REGIONAL PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

                TERMS OF THE PROPOSED MERGER
                ----------------------------

          THE FOLLOWING IS A SUMMARY OF THE MATERIAL TERMS AND CONDITIONS OF THE MERGER AGREEMENT, WHICH DOCUMENT IS INCORPORATED BY REFERENCE HEREIN. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE FULL TEXT OF THE MERGER AGREEMENT. MBI, UPON WRITTEN OR ORAL REQUEST, WILL FURNISH A COPY OF THE MERGER AGREEMENT, WITHOUT CHARGE, TO ANY PERSON WHO RECEIVES A COPY OF THIS PROXY STATEMENT/PROSPECTUS. SUCH REQUESTS SHOULD BE DIRECTED TO JON W. BILSTROM, GENERAL COUNSEL AND SECRETARY, MERCANTILE BANCORPORATION INC., P.O. BOX 524, ST. LOUIS, MISSOURI 63166-0524, TELEPHONE (314) 425-2525.

GENERAL DESCRIPTION OF THE MERGER

          Subject to the satisfaction or waiver of the terms and conditions set forth in the Merger Agreement, which are described below, Regional, an Illinois corporation, will be merged with and into Ameribanc, a Missouri corporation. Upon consummation of the Merger, Regional's corporate existence will terminate and Ameribanc will continue as the surviving entity. Simultaneously with the effectiveness of the Merger, each share of Regional Common Stock (other than (a) a share held by MBI or any MBI corporate affiliate, except a share held in a fiduciary capacity or in satisfaction of a debt previously contracted in good faith, or (b) a share as to which a Regional shareholder has perfected dissenters' rights pursuant to Section 11.70 of the Illinois Act) will be converted into the right to receive as consideration in the Merger: (i) an amount in cash equal to $485.76; (ii)
23.7123 shares of MBI Common Stock; and (iii) 0.4838 of a share of West Pointe Common Stock. Such consideration is subject to certain anti-dilution protections but is not adjustable based on the operating results, financial condition or other factors affecting MBI, Regional or West Pointe prior to the consummation of the Merger. The fair market value of the MBI Common Stock and the West Pointe Common Stock received pursuant to the Merger may fluctuate and at the consummation of the Merger may be more or less than the current fair market value of such shares.

          The amount and nature of the Merger Consideration was established through arm's-length negotiations between MBI, Ameribanc and Regional, and reflects the balancing of a number of countervailing factors. The total amount of the Merger
Consideration reflects a price both parties concluded was appropriate. See "- Background of and Reasons for the Merger;
Board Recommendations."

          NO ASSURANCE CAN BE GIVEN THAT THE CURRENT FAIR MARKET VALUE OF MBI COMMON STOCK OR WEST POINTE COMMON STOCK WILL BE EQUIVALENT TO THE FAIR MARKET VALUE OF MBI COMMON STOCK OR WEST POINTE COMMON STOCK, RESPECTIVELY, ON THE DATE SUCH STOCK IS RECEIVED BY A REGIONAL SHAREHOLDER OR AT ANY OTHER TIME. THE FAIR MARKET VALUE OF MBI COMMON STOCK AND WEST POINTE COMMON STOCK AT THE TIME IT IS RECEIVED BY A REGIONAL SHAREHOLDER MAY BE GREATER OR LESS THAN THE CURRENT FAIR MARKET VALUE OF MBI COMMON STOCK OR WEST POINTE COMMON STOCK, RESPECTIVELY, DUE TO NUMEROUS MARKET FACTORS.

          At the Effective Time of the Merger, each outstanding share of Regional Common Stock will be converted into the right to receive the Cash Consideration, the Stock Consideration and the West Pointe Consideration. See "- Surrender of Regional Stock Certificates and Receipt of Merger Consideration."

CONDITIONS TO THE MERGER

          The respective obligations of MBI, Ameribanc and Regional to consummate the Merger are subject to the satisfaction on or before the Closing Date of the following mutual conditions, except as such parties may waive such conditions in writing:

               (1)  At the Special Meeting, the Merger and the
          Merger Agreement shall have been duly approved by the Regional shareholders.

               (2) Orders, consents and approvals, in form and substance reasonably satisfactory to MBI, Ameribanc and Regional, shall have been entered by the Regulatory Authorities and shall remain in force, granting the authority necessary: (i) for consummation of the transactions contemplated by the Merger Agreement pursuant to the provisions of the Securities Act of 1933, as amended (the "Securities Act") and other applicable laws; and (ii) to satisfy all other requirements prescribed by applicable laws and the rules and regulations of the Regulatory Authorities.

               (3) No judgment, order or decree of any court and no order, notice, statute or regulation of any government or governmental agency having jurisdiction or authority over Regional, Bank of Alton, MBI or Ameribanc shall be in effect which restrains or prohibits, and no litigation, proceeding or investigation shall be pending or threatened by or before any such court or governmental agency attempting to restrain or prohibit: (i) consummation of the transactions contemplated by the Merger Agreement; or
          (ii) the exercise of control by MBI or Ameribanc over Regional or Bank of Alton following the Merger.

               (4) The Registration Statement shall have become effective under the Securities Act and as of the Closing Date no stop order suspending the effectiveness thereof shall have been issued or threatened.

               (5) The MBI Common Stock shall be listed for trading on the NYSE.

               (6)  MBI shall have delivered to Regional an
          opinion of Thompson Coburn dated as of the Closing Date or a mutually agreeable earlier date, reasonably satisfactory in form and substance to Regional and its legal counsel, to the effect that the Merger will constitute a reorganization within the meaning of
          Section 368 of the Code and that no gain or loss will be recognized by Regional or the shareholders of Regional or Bank of Alton to the extent that each received shares of MBI Common Stock solely in exchange for shares of Regional Common Stock in the Merger, which opinion shall not have been withdrawn at or prior to the Effective Time.

          The obligation of MBI to consummate the Merger is subject to the satisfaction on or before the Closing Date of the following conditions, except as MBI may waive such conditions in writing:

               (1)  All representations and warranties of
          Regional contained in the Merger Agreement shall be true and correct in all material respects on and as of the Closing Date as if such representations and warranties were made on and as of the Closing Date, and Regional shall have performed in all material respects all agreements and covenants required by the Merger Agreement to be performed by it on or prior to the Closing Date.

               (2)  Regional shall have furnished to MBI a
          certificate dated as of the Closing Date, signed by an executive officer of Regional to the effect that, to his knowledge, the representations and warranties of Regional contained in the Merger Agreement are true and correct in all material respects as of the Closing Date and Regional has performed all agreements, covenants and obligations required to be performed by it in all material respects.

               (3) Since the date of the Merger Agreement, there shall have been no material adverse change in the financial condition of Regional and Bank of Alton, taken as a whole, except as may have resulted from changes to laws and regulations, GAAP or regulatory accounting principles, interpretations thereof, other conditions that affect the banking industry generally or changes in the general level of interest rates.

               (4) MBI shall have received from Bryan Cave LLP an opinion as to certain legal matters.

          The obligation of Regional to consummate the Merger shall be subject to the satisfaction on or before the Closing
Date of all of the following conditions, except as Regional may waive such conditions in writing:

               (1) All representations and warranties of MBI and Ameribanc contained in the Merger Agreement shall be true and correct in all material respects on and as of the Closing Date as if such representations and warranties were made on and as of the Closing Date, and MBI shall have performed in all material respects all agreements and covenants required by the Merger Agreement to be performed by it on or prior to the Closing Date.

               (2)  MBI shall have furnished to Regional a
          certificate, dated as of the Closing Date, signed by an executive officer of MBI and to the effect that, to the knowledge of such officer, the representations and warranties of MBI and Ameribanc contained in the Merger Agreement are true and correct in all material respects as of the Closing Date and MBI and Ameribanc have performed all agreements, covenants and obligations required to be performed by them.

               (3) Since the date of the Merger Agreement, there shall have been no material adverse change in the financial condition of MBI or its subsidiaries (as defined in the Merger Agreement), taken as whole, except as may have resulted from changes to laws and regulations, GAAP, interpretations thereof, other conditions that affect the banking industry generally, or changes in the general level of interest rates.

               (4)  Regional shall have received from Thompson
          Coburn an opinion as to certain legal matters.

               (5) The Registration Statement shall have become effective under the Securities Act and, as of the Effective Time, no stop order suspending the effectiveness thereof shall have been issued or threatened.

EFFECTIVE TIME; CLOSING DATE

          The Merger will be consummated and the Effective Time will occur at the time of the issuance of a certificate of merger by each of the Office of the Secretary of State of the State of Missouri and the Office of the Secretary of State of the State of Illinois. Pursuant to the Merger Agreement, unless MBI, Ameribanc and Regional otherwise agree, the Effective Time shall occur no later than forty-five days following satisfaction or waiver of the conditions to the consummation of the Merger provided in the Merger Agreement. See " - Conditions to the Merger."

AMENDMENT OF MERGER AGREEMENT

          The Merger Agreement may be amended at any time by written agreement of the parties upon the approval of their respective Boards of Directors; provided, however, that after the approval of the Merger Agreement by the shareholders of Regional at the Special Meeting, no such modification may, without approval of the shareholders of Regional (i) alter or change the amount or form of the Merger Consideration to be received by such shareholders or (ii) otherwise materially adversely affect such shareholders.

TERMINATION OF MERGER AGREEMENT

          The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the shareholders of Regional:

               (1) by mutual consent of the Boards of Directors of MBI and Regional;

               (2) unilaterally by the Board of Directors of MBI or the Board of Directors of Regional:

                    (i)       at any time after August 23, 1997,
               if the Merger has not been consummated by such date (provided that the failure of such consummation to occur is not a result of a willful and deliberate breach, through action or failure to act, of any representation, warranty, covenant or agreement under the Merger Agreement by the terminating party);

                    (ii)      if there shall have been a final
               judicial or regulatory determination that any of the material provisions of the Merger Agreement are illegal, invalid or unenforceable or denying any regulatory application the approval of which is a condition precedent to such party's obligations under the Merger Agreement;

                    (iii)     if the Merger Agreement is not
               approved by the holders of the outstanding shares of Regional Common Stock at the Special Meeting;
               or

                    (iv)      in the event of a material breach
               by a party of any representation, warranty, covenant or agreement contained in the Merger Agreement, which breach cannot be or is not cured within 30 days after written notice thereof is given to the breaching party by the non-breaching party; provided, however, that the departure of any Executive Officer from the employ of Regional will not be deemed a material breach of the Merger Agreement; or

               (3) by the Executive Committee of the Board of Directors of MBI in the event that: (i) an environmental audit discloses the existence of certain material environmental liabilities on the properties or assets of Regional or Bank of Alton; (ii) Regional does not choose to correct the condition leading to such environmental liability and to otherwise indemnify MBI from such liability; and (iii) MBI reasonably believes the cost of such remediation or potential liability exceeds $250,000.

            No assurance can be given that the Merger will be consummated on or before August 23, 1997 or that MBI or Regional will not elect to terminate the Merger Agreement if the Merger has not been consummated on or before such date. In the event of the termination of the Merger Agreement, the Merger Agreement shall become void and there shall be no continuing obligations on the part of any party or their respective officers and directors, except that: (i) confidentiality obligations shall survive termination; (ii) MBI and Ameribanc shall pay all printing, mailing and filing expenses with respect to the Registration Statement, this Proxy Statement/Prospectus and the regulatory applications; and (iii) in the case of termination due to the intentional, deliberate and willful non-performance of any covenant contained in the Merger Agreement after notice and opportunity to cure, the breaching party shall not be relieved of liability to the nonbreaching party arising from such nonperformance.

VOTING AGREEMENTS

          In addition to and contemporaneously with the Merger Agreement, MBI executed separate Voting Agreements with certain of the executive officers and directors of Regional and the controlling shareholder of Regional, pursuant to which such officers, directors and controlling shareholder agreed that they will vote or cause to be voted all of the shares of Regional Common Stock that they beneficially own, control or subsequently acquire in favor of the approval of the Merger Agreement at the Special Meeting. In addition, until the earliest to occur of the Closing Date, the termination of the Merger Agreement or the abandonment of the Merger by mutual agreement of Regional and MBI, such officers, directors and controlling shareholder further agreed that they will not vote or cause to be voted any such shares in favor of the approval of any other agreement relating to the merger or sale of all or substantially all the assets of Regional to any person other than MBI or its affiliates. Such officers, directors and controlling shareholder also agreed that they will not transfer shares of Regional Common Stock unless, prior to such transfer, the transferee executes an agreement with respect to the transferred shares in substantially the same form as the Voting Agreement and in a form reasonably satisfactory to MBI. As of the Record Date, such officers, directors and controlling shareholder together owned beneficially an aggregate of 23,987 shares of Regional Common Stock, or approximately 94.7% of the issued and outstanding shares.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

          From and after the Effective Time, MBI and Ameribanc, as applicable, subject to any limitations or other provisions of applicable law and to the full extent provided in the respective Articles of Incorporation, Bylaws and applicable indemnification agreements of Regional and Bank of Alton as in effect on August
23, 1996, have agreed to indemnify and hold harmless each present and former director, officer, employee and agent of Regional or Bank of Alton, against any costs or expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, administrative or investigative, arising out of, relating to or in connection with any action or omission occurring prior to the Effective Time including, without limitation, acts or omissions arising from such person's position as an officer, director or other fiduciary capacity with Regional or Bank of Alton. MBI will also make advances of expenses incurred prior to the final disposition of a civil, administrative or investigative action, suit, proceeding or claim to any indemnifiable person upon the receipt of certain undertakings from such person that such person shall repay such amounts advanced in the event that it is ultimately determined that such person is not entitled to such indemnification.

EFFECT ON BENEFIT PLANS

          The Merger Agreement provides that MBI will cause Ameribanc to honor all provisions for vested benefits earned or accrued through the Effective Time under the Benefit Plans of Regional and Bank of Alton; provided, however, that the provisions of any plan, program or arrangement that provide for the issuance or grant of any other interest in respect of the capital stock of Regional or Bank of Alton will be terminated as of the date of the Merger Agreement. The Benefit Plans will not be terminated by reason of the Merger but will continue after the Merger as plans of Ameribanc until such time as the employees of Regional and Bank of Alton are integrated into MBI's employee benefit plans that are available to other employees of MBI. MBI will take such steps as are necessary to integrate the former employees of Regional and Bank of Alton into such MBI employee benefit plans as soon as practicable after the Effective Time, with (i) full credit for prior service with Regional and Bank of Alton for purposes of vesting and eligibility for participation (but not benefit accruals under any defined benefit plan), and co-payments and deductibles, and (ii) waiver of all waiting periods and, to the extent met or satisfied by an affected employee of Regional or Bank of Alton under the Benefit Plans, all pre-existing condition exclusions or penalties.

BACKGROUND OF AND REASONS FOR THE MERGER; BOARD RECOMMENDATIONS

          BACKGROUND OF THE MERGER. The Board of Directors of Regional has periodically evaluated Regional's corporate strategy based upon general conditions in the banking industry, legislative changes and other developments affecting the industry in general and Regional specifically. These developments have included the ongoing consolidation of the banking industry, and recent state and federal legislative changes that will facilitate nationwide consolidation of the banking industry.

          Beginning in the second quarter of 1996, the Board of Directors of Regional began reviewing the desirability of a business combination with a larger financial institution in light of increased economic and competitive pressures on community banks and the current trends in acquisitions and consolidations of banking organizations within Regional's service areas. As a result of this review, the Board of Directors determined that pursuing such a business combination was in the best interests of Regional and its shareholders.

          Accordingly, in May 1996, the Board of Directors solicited several institutions for preliminary expressions of interest in such a transaction. Upon receipt of confidentiality agreements, interested institutions were given access to a limited collection of Regional's financial and business documents. Initially, three large regional bank holding companies, none of which was MBI, expressed a preliminary interest and reviewed these documents. After completing their review of the documents, these parties were asked to submit firm expressions of interest along with the general terms of a proposed transaction by May 31, 1996. Each of these three companies submitted a firm expression of interest along with the basic terms of a proposed transaction.

          A fourth and fifth regional bank holding company, one of which was MBI, later expressed a preliminary interest. After representatives of Regional undertook discussions with these additional regional bank holding companies, each chose to execute a confidentiality agreement and examine the limited collection of Regional's financial and business documents. After examining these documents, MBI chose to submit a firm expression of interest and the other party, after discussions with representatives of Regional, chose not to proceed with the bidding process.

          All four remaining parties were provided, for their comment and review, a form of merger agreement setting forth proposed terms on which Regional would proceed with a transaction and were asked for definitive proposals representing their highest and best offers. After further discussion and due diligence review, each of these four bank holding companies submitted their highest and best offers to acquire all the Regional Common Stock. Each final bid was made in terms of a combination of cash and common stock in exchange for each share of Regional Common Stock.

          After further discussions between representatives of Regional and the four bank holding companies, on June --, 1996, Regional's Board of Directors considered the definitive proposals submitted by the four regional bank holding companies. At that meeting, the Board of Directors approved the bid submitted by MBI and authorized certain directors to conduct final negotiations. During June and July 1996, representatives of Regional's Board of Directors, MBI and their respective counsel negotiated the form of merger agreement. On August --, 1996 the board approved the final terms of the Merger Agreement and approved the execution of the Merger Agreement.

          REGIONAL'S REASONS AND BOARD RECOMMENDATIONS.  The
Board of Directors of Regional, after careful study and evaluation of economic, financial, legal and market factors, believes that the Merger Agreement and the Merger are in the best interest of Regional and its shareholders.

          The Board of Directors believes that the Stock Consideration, in addition to the Cash Consideration and West Pointe Consideration to be received by the shareholders of Regional in the Merger, represents an opportunity for the shareholders of Regional to exchange their shares of Regional Common Stock for MBI Common Stock at a favorable exchange ratio for a security with a greater market liquidity. Among the other factors considered by the Board of Directors of Regional in deciding to approve and recommend the execution of the Merger Agreement were MBI's respective businesses, the results of operations and financial condition (including asset quality and capital levels), growth prospects, products available to customers, historical dividend and market performance, and the fact that MBI Common Stock is traded on the NYSE. Additionally, the Board considered MBI's commitment to serving the banking and other needs of the Bank of Alton's depositors, employees, customers and community. Upon careful review and analysis of all of the factors described above, no single factor being substantially more important in the review process than any other, the Board of Directors unanimously approved the Merger Agreement as being in the best interests of Regional and its shareholders.

          The Board of Directors of Regional unanimously recommends approval of the Merger Agreement. The Board believes that the terms of the Merger Agreement are fair and that the Stock Consideration, Cash Consideration, distribution of the West
Pointe Common Stock and the Merger are in the best interest of Regional and its shareholders. See "INFORMATION REGARDING
SPECIAL MEETING - Record Date; Vote Required; Voting Agreements."

THE BOARD OF DIRECTORS OF REGIONAL CAREFULLY CONSIDERED AND UNANIMOUSLY APPROVED THE TERMS OF THE MERGER AGREEMENT AS BEING IN THE BEST INTEREST OF REGIONAL AND ITS SHAREHOLDERS. THE BOARD OF DIRECTORS OF REGIONAL UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS OF REGIONAL VOTE FOR THE PROPOSAL TO APPROVE THE MERGER AGREEMENT.

          MBI'S REASONS AND BOARD RECOMMENDATIONS. The Executive Committee of the Board of Directors of MBI considered a number of factors, including, among other things, the financial condition of Regional and projected synergies which MBI anticipates will result from the Merger. The Executive Committee concluded that the Merger presents an unique opportunity for MBI to increase its presence in southwestern Illinois through the acquisition of an established banking organization having significant operations in the targeted area. MBI's decision to pursue discussions with Regional was primarily a result of MBI's assessment of the value of Regional banking franchise, its asset base within that area and the compatibility of the businesses of the two banking organizations.

FRACTIONAL SHARES

          No fractional shares of MBI Common Stock or West Pointe Common Stock will be issued to the shareholders of Regional in connection with the Merger. Each holder of Regional Common Stock who otherwise would have been entitled to receive a fraction of a share of MBI Common Stock shall receive in lieu thereof cash, without interest, in an amount equal to the holder's fractional share interest multiplied by $47.80, the Average MBI Stock Price. Each holder of Regional Common Stock who otherwise would have been entitled to receive a fraction of a share of West Pointe Common Stock shall receive in lieu thereof cash, without interest, in an amount equal to the holder's fractional share interest multiplied by $30.00. Cash received by Regional shareholders in lieu of fractional shares of MBI Common Stock or West Pointe Common Stock may give rise to taxable income. See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER."

SURRENDER OF REGIONAL STOCK CERTIFICATES AND RECEIPT OF MERGER
CONSIDERATION

          At the Effective Time of the Merger, each outstanding share of Regional Common Stock will be converted into the right to receive the Cash Consideration, the Stock Consideration and the West Pointe Consideration. See "- General Description of the Merger."

          Within two business days following the Effective Time, the Exchange Agent will mail to each former Regional shareholder a form of letter of transmittal which shall specify instructions for use in effecting the surrender of the certificate or certificates which as of the Effective Time represented outstanding shares of Regional Common Stock (each, a "Certificate"). Upon the surrender to the Exchange Agent of a Certificate for cancellation (or a lost certificate affidavit or bond in a form reasonably acceptable to the Exchange Agent), together with a duly executed letter of transmittal, the holder of such Certificate shall be entitled to receive the cash, the certificate representing MBI Common Stock and the certificate representing West Pointe Common Stock to which such shareholder is entitled as Merger Consideration. No interest will be accrued or paid with respect to the cash component of the Merger Consideration. No dividends or other distributions declared after the Effective Time will be paid to a former Regional shareholder with respect to the MBI Common Stock or West Pointe Common Stock issuable as Merger Consideration until such shareholder's letter of transmittal and Certificate(s) are delivered to the Exchange Agent. Upon such delivery, all such dividends or other distributions declared after the Effective
Time with respect to the whole number of shares of MBI Common
Stock and West Pointe Common Stock to which such shareholder is entitled will be paid to such shareholder (without interest thereon). No fractional shares of MBI Common Stock or West
Pointe Common Stock will be issued in the Merger. Cash, without interest, determined by multiplying the holder's fractional share interest by $47.80, the Average MBI Stock Price, will be paid in lieu of fractional shares of MBI Common Stock. Cash, without interest, determined by multiplying the holder's fractional share interest by $30.00, will be paid in lieu of fractional shares of West Pointe Common Stock. See "- Fractional Shares." The shares of MBI Common Stock and West Pointe Common Stock issued as Merger Consideration will be freely transferable, except that shares of MBI Common Stock issued as Merger Consideration to certain shareholders of Regional who are deemed to be "affiliates" of Regional will be restricted in their transferability in accordance with the rules and regulations promulgated by the Commission. No such restrictions on transfer exist with respect to the West Pointe Common Stock. See "INFORMATION REGARDING MBI STOCK - Restrictions on Resale of MBI Stock by Affiliates."

          After the Effective Time, there will be no further transfers of Regional stock certificates on the records of Regional and, if any such certificates are presented to MBI or the Exchange Agent for transfer, they will be cancelled against delivery of the Merger Consideration.

REGULATORY APPROVALS

          In addition to the approval of the Merger Agreement by the shareholders of Regional, the obligations of the parties to effect the Merger are subject to prior approval of the Federal Reserve Board and the Illinois Commissioner. As a bank holding company, MBI is subject to regulation under the BHCA. The Merger is subject to prior approval by the Federal Reserve Board under
Section 3 of the BHCA. The Federal Reserve Board may withhold such approval if, among other things, the Federal Reserve Board determines that the effect of the Merger would be to lessen substantially competition in the relevant markets. In addition, the Federal Reserve Board will consider whether the combined organization meets the requirements of the Community Reinvestment Act of 1977, as amended, by assessing the involved entities' respective records of meeting the credit needs of the local communities in which they are chartered, consistent with the safe and sound operation of such institutions. The Federal Reserve Board must also examine the financial and managerial resources and future prospects of the combined organization and analyze the capital structure and soundness of the resulting entity. The Federal
Reserve Board has the authority to deny an application if it concludes that the combined organization would have inadequate capital. MBI must also file an application with the Illinois Commissioner. The Illinois Commissioner will review the record of MBI's subsidiary financial institutions in meeting the credit needs of the communities they serve.

          Applications for such approvals have been filed with the Federal Reserve Board and the Illinois Commissioner. The Merger cannot be consummated prior to receipt of such approvals and the passage of any applicable waiting periods. MBI and Regional are not aware of any governmental approvals or actions that may be required for consummation of the Merger other than as described above. Should any other approval or action be required, it is presently contemplated that such approval or action would be sought. There can be no assurance that any necessary regulatory approvals or actions will be timely received or taken, that no action will be brought challenging any such approval or action or, if such a challenge is brought, as to the result thereof, or that any such approval or action will not be conditioned in a manner that would cause the parties to abandon the Merger. See "SUPERVISION AND REGULATION."

BUSINESS PENDING THE MERGER

          The Merger Agreement provides that, during the period from August 23, 1996 to the Effective Time, except as consented to by MBI in writing, Regional will, and will cause Bank of Alton to:

               (1) maintain its tangible property and assets in the present state of repair, order and condition, reasonable wear and tear excepted;

               (2) maintain its books, accounts and records in accordance with GAAP or regulatory accounting principles, as the case may be, consistently applied;

               (3) comply in all material respects with all laws applicable to the conduct of its business;

               (4)  conduct its business only in the usual,
          regular and ordinary course consistent with prior practice, and not make any purchase or sale or introduce any method of management or operation in respect of such business or property, except in a manner consistent with prior practice;

               (5)  make no change in its Articles of
          Incorporation, Charters or Bylaws;

               (6) maintain and keep in full force and effect all fire and other insurance on property and assets, all of the liability and other casualty insurance, and all bonds on personnel, presently carried by it;

               (7) duly and timely file all reports, tax returns and other documents required to be filed with federal, state and local and other authorities;

               (8) unless it is contesting the same in good faith and have established reasonable reserves therefor, pay when required to pay all taxes indicated by such tax returns or otherwise lawfully levied or assessed upon it, or any of its properties or assets, or which it is otherwise legally obligated to pay and withhold or collect and pay to the proper governmental authorities or hold in separate bank accounts for such payment all taxes and other assessments which it believes in good faith to be required by law to be so withheld or collected;

               (9) not sell, mortgage, subject to lien, pledge or encumber or otherwise dispose of any of its assets other than in the ordinary course of business;

               (10) not redeem, retire or otherwise acquire or agree to redeem or otherwise acquire any of its capital stock or any option, warrant or right to acquire shares of its capital stock or any security convertible into its capital stock, or redeem or otherwise acquire any notes, or make any prepayment on account of or in respect of any indebtedness for any borrowed money;

               (11) make no change in the number of shares of its capital stock issued and outstanding, and grant no option or commitment relating to their capital stock or any security convertible into its capital stock or any security the value or return of which is measured by capital stock or any security subordinated to the claims of its general creditors;

               (12) except as otherwise specifically provided in the Merger Agreement, not enter into or amend any employment or severance contract or agreement with or employee plan covering, or grant any salary or wage increase to, any director, officer, employee or agent of Regional or Bank of Alton except for normal increases in compensation to individual non-officer employees in accordance with past practice, and not increase in any amount the benefits or compensation, if any, of any such directors, officers, employees or agents under any Benefit Plan or other contract or commitment, and not pay nor agree to pay any bonus or commission to any such director, officer, employee or agent;

               (13) not declare, set aside or pay any dividends or other distributions, directly or indirectly, in respect of its capital stock (other than dividends from Bank of Alton to Regional), except that Regional may pay its regular quarterly dividend of $10.00 per share, in accordance with its past practice; provided however, that if the Effective Time shall not have occurred prior to March 10, 1997, Regional may declare, set aside or pay a dividend for each share of Regional Common Stock for each quarter thereafter in which the MBI Board of Directors shall declare a dividend on shares of MBI Common Stock in an amount that equals the product of (i) 164% of the Stock Consideration, and
          (ii) the amount of the dividend per share declared by the Board of Directors of MBI; provided further, however, that Regional shall not declare or pay any such regular quarterly dividend for any quarter in which Regional shareholders will be entitled to receive a regular quarterly dividend on the shares of MBI Common Stock to be issued in the Merger;

               (14) not merge or consolidate with any other corporation or other entity, acquire any stock (except in a fiduciary capacity or to realize upon collateral obtained in the ordinary course of business), effect any reorganization or recapitalization involving
          Regional or Bank of Alton; not acquire any assets of any other person, corporation or business organization except in the ordinary course of business, or acquire any assets (including, without limitation, deposits) of, or make any investment in, any financial institution;

               (15) not lease, sell or dispose of any material part of its assets, make capital or fixed asset expenditures in excess of $100,000 for any single item or $250,000 in the aggregate, enter into any leases of fixed assets, purchase any data processing equipment, waive or release any right or cancel or compromise any debt or claim except in the ordinary course of business, enter into any management, maintenance, servicing or similar contracts having a term of more than one year or providing for fees in excess of a rate of $250,000 per year, or otherwise enter into any material contract, transaction or commitment except in the ordinary course of business;

               (16) not make any loans, discounts or commitments to loan or discount in excess of the applicable legal lending limits;

               (17) not: (i) without first consulting with MBI, enter into, renew or increase any loan or credit commitment (including stand-by letters of credit) to, or invest or agree to invest in any person or entity or modify any of the material provisions or renew or otherwise extend the maturity date of any existing loan or credit commitment (collectively, "Lend to") in an amount equal to or in excess of $200,000; (ii) without first consulting with and obtaining the written consent of MBI, Lend to any person or entity in an amount equal to or in excess of $400,000; (iii) Lend to any person other than in accordance with lending policies as in effect on August 23, 1996, provided that in the case of clauses (i) through (iii) Regional or Bank of Alton may make any such loan in the event (A) Regional or Bank of Alton has delivered to MBI or its designated representative a notice of its intent to make such loan and such information as MBI or its designated representative may reasonably require in respect thereof and (B) MBI or its designated representative shall not have reasonably objected to such loan by giving written or facsimile notice of such objection within two business days following the delivery to MBI or its designated representative of the notice of intention and information as aforesaid; or (iv) Lend to any person or entity any of the loans or other extensions of credit to which or investments in which are on a "watch list" or similar internal report of Regional or Bank of Alton (except those denoted "pass" thereon), in an amount equal to or in excess of $50,000; provided, however, Regional and Bank of Alton may honor any contractual obligation in existence on August 23, 1996, or, with respect to loans made in compliance with clauses (i) through (iii) above, make such loans after consulting with MBI. Notwithstanding clauses (i) and (ii), Regional or Bank of Alton shall be authorized without first consulting with MBI or obtaining MBI's prior written consent, to increase the aggregate amount of any credit facilities theretofore established in favor of any person or entity (each a "Pre-Existing Facility"), provided that the aggregate amount of any and all such increases shall not be in excess of $25,000.

               (18) not, directly or indirectly (including through its officers, directors, employees or other representatives) (i) initiate, solicit or encourage any discussions, inquiries or proposals with any third party (other than MBI) relating to the disposition of any significant portion of the business or assets of Regional or Bank of Alton or the acquisition of equity securities of Regional or Bank of Alton or the merger of Regional or Bank of Alton with any person (other than MBI) or any similar transaction (each, an "Acquisition Transaction"), or (ii) provide any such person with information or assistance or negotiate with any such person with respect to an Acquisition Transaction, and Regional shall promptly notify MBI orally of all the relevant details relating to all inquiries, indications of interest and proposals which it may receive with respect to any Acquisition Transaction;

               (19) not take any action that would (A) materially impede or delay the consummation of the transactions contemplated by the Merger Agreement or the ability of MBI or Regional to obtain any approval of any regulatory authority required for the transactions contemplated by the Merger Agreement or to perform their respective covenants and agreements under the Merger Agreement or (B) prevent or impede the transactions contemplated hereby from qualifying as a reorganization within the meaning of Section 368 of the Code;

               (20) not materially restructure or change its investment securities portfolio, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, or execute individual investment transactions of greater than $500,000 for U.S. Treasury or Federal Agency Securities and $100,000 for all other investment instruments; or

               (21) not agree in writing or otherwise to take any of the foregoing actions or engage in any activity, enter into any transaction or intentionally take or omit to take any other action which would make any of its representations and warranties in the Merger Agreement untrue or incorrect in any material respect if made anew after engaging in such activity, entering into such transaction, or taking or omitting such other action.

ACCOUNTING TREATMENT

          The Merger will be accounted for under the purchase method of accounting. Accordingly, data regarding the financial condition and results of operations of Regional will be included in MBI's consolidated financial statements on and after the Closing Date.

    CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER
    -----------------------------------------------------

          The following discussion is a general summary of the material United States federal income tax ("federal income tax") consequences of the Merger to certain Regional shareholders and does not purport to be a complete analysis or listing of all potential tax considerations or consequences relevant to a decision whether to vote for the approval of the Merger. The discussion does not address all aspects of federal income taxation that may be applicable to Regional shareholders in light of their status or personal investment circumstances, nor does it address the federal income tax consequences of the Merger that are applicable to Regional shareholders subject to special federal income tax treatment including (without limitation) foreign persons, insurance companies, tax-exempt entities, retirement plans, dealers in securities, persons who acquired their Regional Common Stock pursuant to the exercise of employee stock options or otherwise as compensation, and persons who hold their Regional Common Stock as part of a "straddle," "hedge" or "conversion transaction." In addition, the discussion does not address the effect of any applicable state, local or foreign tax laws, or the effect of any federal tax laws other than those pertaining to the federal income tax. AS A RESULT, EACH REGIONAL SHAREHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR TO DETERMINE THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO SUCH SHAREHOLDER. The discussion assumes that shares of Regional Common Stock are held as capital assets (within the meaning of Section 1221 of the Code) at the Effective Time.

          Regional has received an opinion from Thompson Coburn solely to the effect that, assuming the Merger occurs in accordance with the Merger Agreement, the Merger will constitute a "reorganization" for federal income tax purposes under Section
368 of the Code.

          If the Merger constitutes a reorganization under the Code, each holder of Regional Common Stock who exchanges, in the Merger, shares of Regional Common Stock solely for shares of MBI
Common Stock and the Cash Consideration:

          (i) will realize gain, determined separately as to each block of Regional Common Stock (shares of Regional Common Stock acquired at the same time in a single transaction) exchanged, if (x) the sum of the fair market value of the shares of MBI Common Stock received and the amount of the Cash Consideration received exceeds (y) the aggregate adjusted tax basis of the Regional Common Stock surrendered in exchange therefor, and will recognize such gain, if any, up to but not in excess of amount of Cash Consideration received;

          (ii)  will not recognize any loss realized
          (determined separately as to each block of Regional Common Stock exchanged);

          (iii) will have basis for the shares of MBI
          Common Stock received (including any fractional share of MBI Common Stock deemed to be received, as described below) equal to the aggregate adjusted tax basis of the shares of Regional
          Common Stock surrendered, increased by the amount of gain, if any, recognized by such holder and decreased by the amount of Cash Consideration received; and

          (iv) will have a holding period for the shares of MBI Common Stock received (including any fractional share of MBI Common Stock deemed to be received, as described below) which includes the holding period of the Regional Common Stock surrendered.

          The recognized gain described in clause (ii) above will be capital gain or will be treated as the receipt of a taxable dividend, depending on the facts and circumstances of each Regional shareholder. Under Section 356 of the Code, the determination of whether the receipt of the Cash Consideration has the effect of the distribution of a dividend will be made generally in accordance with the principles of Section 302 of the Code, taking into account the stock ownership attribution rules of Section 318 of the Code. Provided that the receipt of the Cash Consideration by a Regional shareholder does not have the effect of the distribution of a dividend, such gain will be capital gain, and long-term or short-term depending on the holder's holding period for each block of Regional Common Stock surrendered. However, if the receipt of the Cash Consideration does have the effect of the distribution of a dividend, such gain generally will be taxable as a dividend.

          The receipt of the Cash Consideration by a Regional shareholder will be considered not to have the effect of the distribution of a dividend under Section 302 of the Code and such shareholder's recognized gain will be capital only if the receipt of the Cash Consideration (i) results in a "substantially disproportionate" reduction in such shareholder's actual and constructive stock interest, or (ii) is "not essentially equivalent to a dividend." These two tests will be applied as if all Regional Common Stock exchanged for the Cash Consideration in the Merger had instead been exchanged in the Merger solely for shares of MBI Common Stock, and such shares of MBI Common Stock were then redeemed by MBI in return for the Cash Consideration (a deemed post-Merger redemption). Accordingly, the determination of whether the receipt of the Cash Consideration by a Regional shareholder satisfies either of the foregoing tests will be made by comparing (i) such shareholder's actual and constructive stock interest in MBI before the deemed post-Merger redemption (determined as if such shareholder had received solely MBI Common Stock in the Merger), with (ii) such shareholder's actual and constructive stock interest in MBI after the deemed post-Merger redemption.

          The receipt of the Cash Consideration will result in a
"substantially disproportionate" reduction in a Regional
shareholder's stock interest and such shareholder's recognized gain will be capital if the percentage of outstanding MBI Common
Stock actually and constructively owned by such shareholder after the deemed post-Merger redemption is less than four-fifths
(i.e., 80%) of the percentage of outstanding MBI Common Stock
 ----
actually and constructively owned by such shareholder immediately prior to the deemed post-Merger redemption (determined as if such shareholder had received solely MBI Common Stock in the Merger).
The receipt of the Cash Consideration will not be "essentially equivalent to a dividend" and such shareholder's recognized gain will be capital if the deemed post-Merger redemption results in a meaningful reduction in the percentage of outstanding shares actually and constructively owned by such shareholder.  No
specific tests apply to determine whether a reduction in a
shareholder's ownership interest is meaningful; rather, such determination will be made based on all the facts and
circumstances applicable to such Regional shareholder.  No
general guidelines dictating the appropriate interpretation of facts and circumstances have been announced by the courts or issued by the Internal Revenue Service (the "Service").  However,
the Service has indicated in Revenue Ruling 76-385 that a
minority shareholder (i.e., a holder who exercises no control
                      ----
over corporate affairs and whose proportionate stock interest is minimal in relation to the number of shares outstanding) generally is treated as having had a "meaningful reduction" in interest if such holder's actual and constructive stock ownership is reduced by even a small amount.

          The determination of ownership for purposes of the foregoing tests will be made by taking into account both shares owned actually by such shareholder and shares owned constructively by such shareholder pursuant to Section 318 of the Code. Under Section 318 of the Code, a shareholder will be deemed to own stock that is actually or constructively owned by certain members of his or her family (spouse, children, grandchildren, and parents) and other related parties including, for example, certain entities in which such shareholder has a direct or indirect interest (including partnerships, estates, trusts and corporations), as well as shares of stock that such shareholder (or a related person) has the right to acquire upon exercise of an option or conversion right.

          Because the determination of whether the receipt of the Cash Consideration will be treated as having the effect of the distribution of a dividend will generally depend upon the facts and circumstances of each Regional shareholder, Regional shareholders are strongly advised to consult their own tax advisors regarding the tax treatment of the Cash Consideration received in the Merger.

          A Regional shareholder who receives cash in the Merger in lieu of a fractional share of MBI Common Stock should be treated as if the fractional share had been received by such shareholder in the Merger and then redeemed by MBI in return for the cash. The receipt of such cash will cause the recipient to recognize capital gain or loss equal to the difference between the amount of cash received and the portion of such holder's adjusted tax basis in the shares of MBI Common Stock allocable to the fractional share.

          The appropriate treatment of the West Pointe
Consideration (including cash received in lieu of fractional shares thereof, if any) is unclear. The West Pointe Consideration could be accorded the same treatment as the Cash Consideration, in which case the West Pointe Consideration would be taken into account in determining gain, loss and basis as described above, and gain attributable to the West Pointe Consideration would be characterized either as capital gain or dividend income as described above. Alternatively, the West Pointe Consideration could be treated as having been received in a pre-Merger dividend. If such pre-Merger dividend treatment were appropriate, each Regional shareholder would recognize dividend income in an amount equal to the fair market value of the West Pointe Consideration received, and the West Pointe Consideration would not be taken into account in determining gain, loss or basis as described in the foregoing discussion.

          Each Regional shareholder should consult his or her own tax advisor as to the determination of basis and holding period in any one share of MBI Common Stock, because several methods of determination may be available. In this regard, the transmittal letter to be received by each Regional shareholder from the Exchange Agent after the Closing Date permits each Regional shareholder to designate the number of MBI Common Stock certificates he or she wishes to receive, in order to permit tracing of basis and holding period. See "TERMS OF THE PROPOSED MERGER - Surrender of Regional Stock Certificates and Receipt of Merger Consideration."

          Thompson Coburn's opinion is subject to the conditions and assumptions that are stated therein and relies upon various representations made by MBI, Regional and the majority shareholder of Regional, the truth and accuracy of which are assumed for purposes of rendering such opinion. If any of these conditions, assumptions or representations is inaccurate, the Merger may fail to qualify as a reorganization and the tax consequences of the Merger could differ from those described herein. In particular, the Merger must satisfy the "continuity of interest" requirement to qualify as a reorganization.

          To satisfy the "continuity of interest" requirement, Regional shareholders must not, pursuant to a plan or intent existing at or prior to the Effective Time of the Merger, dispose of or transfer so much of the MBI Common Stock to be received in the Merger ("Planned Dispositions"), such that the Regional shareholders, as a group, would no longer retain a significant, albeit indirect, equity interest in the former business of Regional. Regional shareholders generally will be regarded as having a significant equity interest as long as the MBI Common
Stock received in the Merger (after taking into account Planned Dispositions), in the aggregate, represents a substantial portion of the entire consideration received by the Regional shareholders in the Merger. For advance ruling purposes, the IRS considers an interest equal to 50% or more of the fair market value of the outstanding shares of Regional held immediately before the Merger as a significant equity interest (the "IRS Continuity Test"). Notwithstanding the IRS Continuity Test, case law clearly supports less than the 50% threshold required for advance ruling purposes. In rendering its opinion, Thompson Coburn has relied upon a representation of the majority shareholder of Regional that such shareholder has no plan or intention to sell, exchange or otherwise dispose of shares of MBI Common Stock received in the Merger. Based on such representation, which is the sole representation that Thompson Coburn relied upon with regard to the continuity of interest requirement, the IRS Continuity Test should be satisfied. However, Regional shareholders should be aware that the majority shareholder of Regional holds sufficient Regional Common Stock such that Planned Dispositions by such shareholder alone could cause the Merger to fail to satisfy the continuity of interest test.

          A successful IRS challenge to the Reorganization status of the Merger (as a result of a failure of the "continuity of interest" requirement or otherwise) would result in significant tax consequences. A Regional shareholder would recognize capital gain or loss with respect to each share of Regional Common Stock surrendered equal to the difference between the shareholder's basis in such share and the fair market value, as of the Effective Time, of the Merger Consideration received with in respect of such share of Regional Common Stock. In such event, a shareholder's aggregate basis in the MBI Common Stock so received would equal its fair market value, and the shareholder's holding period for such stock would begin the day after the Merger.

          Thompson Coburn's opinion is also based upon the Code, regulations proposed or promulgated thereunder, judicial precedent relating thereto, and current administrative rulings and practice, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences discussed herein. The opinion is available without charge upon written request to Jon W. Bilstrom, General Counsel and Secretary, Mercantile Bancorporation Inc., P.O. Box 524, St. Louis, Missouri 63166-0524. The receipt of Counsel's opinion again as of the date of the closing of the Merger is a condition to the consummation of the Merger. An opinion of counsel, unlike a private letter ruling from the Service, has no binding effect on the Service. The Service could take a position contrary to Counsel's opinion and, if the matter were litigated, a court may reach a decision contrary to the opinion. Neither MBI nor Regional has requested an advance ruling as to the federal income tax consequences of the Merger, and the Service is not expected to issue such a ruling.

          THE FOREGOING IS A GENERAL DISCUSSION OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO CERTAIN REGIONAL SHAREHOLDERS AND IS INCLUDED FOR GENERAL INFORMATION ONLY. THE FOREGOING DISCUSSION DOES NOT TAKE INTO ACCOUNT THE PARTICULAR FACTS AND CIRCUMSTANCES OF EACH REGIONAL SHAREHOLDER'S TAX STATUS AND ATTRIBUTES. AS A RESULT, THE FEDERAL INCOME TAX CONSEQUENCES ADDRESSED IN THE FOREGOING DISCUSSION MAY NOT APPLY TO EACH REGIONAL SHAREHOLDER. ACCORDINGLY, EACH REGIONAL SHAREHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL AND OTHER TAX LAWS.

        RIGHTS OF DISSENTING SHAREHOLDERS OF REGIONAL
        ---------------------------------------------

          Each holder of Regional Common Stock has the right to dissent from the Merger and receive the fair value of such shares of Regional Common Stock in cash if the shareholder follows the procedures set forth in the Illinois Act, included as Annex A
                                                      -------
hereto and the material provisions of which are summarized below.


          Pursuant to the Illinois Act, a holder of Regional
Common Stock may dissent and Ameribanc, as the surviving corporation, will pay to such shareholder the fair value of such shareholder's shares of Regional Common Stock, exclusive of any appreciation or depreciation in anticipation of the Merger, as of immediately before the consummation of the Merger if such shareholder: (1) files with Regional prior to the vote being taken a written demand for payment for his or her shares if the Merger is consummated; and (2) does not vote in favor
                       ---
thereof. MBI will include notice of the Effective Time in its letter to all shareholders of Regional notifying them of the procedures to exchange their shares of Regional Common Stock for the Merger Consideration. Such letter shall be sent within two business days following the Effective Time. Within 10 days after the shareholder's vote is effective or 30 days after such shareholder delivers to Regional a written demand for payment, whichever is later, Ameribanc shall send each shareholder who has delivered a written demand for payment a statement setting forth the opinion of Ameribanc as to the estimated fair value of the shares of Regional Common Stock, Regional's latest balance sheet as of the end of a fiscal year ended not earlier than 16 months before the delivery of the statement, together with the statement of income for that year and the latest available interim financial statements, and either (i) a commitment to pay for the shares of the dissenting shareholder at the estimated fair value thereof upon transmittal to Ameribanc of the certificate or certificates, or other evidence of ownership, with respect to such shares or (ii) instructions to the dissenting shareholder to sell his or her shares within 10 days after the delivery of such statement to the shareholder. A VOTE AGAINST THE MERGER, WHETHER BY PROXY OR IN PERSON, WILL NOT, BY ITSELF, BE REGARDED AS A WRITTEN DEMAND FOR PAYMENT FOR PURPOSES OF ASSERTING DISSENTERS' RIGHTS.

          Upon consummation of the Merger, Ameribanc shall pay to each dissenter who transmits to Ameribanc the certificate or other evidence of ownership of the shares of Regional Common Stock the amount Ameribanc estimates to be the fair value of such shares, plus accrued interest, accompanied by a written explanation of how the interest was calculated. Upon payment of the agreed value, the dissenting shareholder shall cease to have any interest in such shares of Regional Common Stock or in Regional, Ameribanc or MBI.

          If the dissenting shareholder does not agree with the opinion of Ameribanc as to the estimated fair value of the shares of Regional Common Stock or the amount of interest due, the dissenting shareholder must, within 30 days from the delivery of Ameribanc's statement of value, notify Ameribanc in writing, of the shareholder's estimated fair value and interest due and demand payment for the difference between the shareholder's estimate of fair value and interest due and the amount of the payment by Ameribanc. If, within 60 days from delivery to Ameribanc of the shareholder notification of estimate of fair value of shares of Regional Common Stock and interest due, Ameribanc and the dissenting shareholder have not agreed in writing upon the fair value of such shares and interest due, Ameribanc shall either pay the difference in value demanded by the shareholder, with interest, or file a petition in the circuit court of the county in which either the registered office or the principal office of Regional is located, requesting the court to determine the fair value of such shares and interest due. The "fair value" determined by the court may be more or less than the amount offered to Regional shareholders under the Merger Agreement. The judgment shall be payable only upon, and simultaneously with, the surrender to MBI of the certificate or certificates representing said shares of Regional Common Stock. Upon the payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares of Regional Common Stock or in Regional, Ameribanc or MBI.

          FAILURE TO COMPLY STRICTLY WITH THESE PROCEDURES WILL CAUSE THE SHAREHOLDER TO LOSE HIS OR HER DISSENTERS' RIGHTS. CONSEQUENTLY, ANY SHAREHOLDER WHO DESIRES TO EXERCISE HIS OR HER DISSENTERS' RIGHTS IS URGED TO CONSULT A LEGAL ADVISOR BEFORE ATTEMPTING TO EXERCISE SUCH RIGHTS.

          THE PRECEDING DISCUSSION IS A COMPLETE DESCRIPTION OF
ALL THE MATERIAL PROCEDURES TO BE FOLLOWED BY REGIONAL SHAREHOLDERS IN ORDER TO PERFECT THEIR DISSENTERS' RIGHTS UNDER SECTION 11.70 OF THE ILLINOIS ACT, THE COMPLETE TEXT OF WHICH IS ATTACHED HERETO AS ANNEX A. REGIONAL SHAREHOLDERS WHO ARE INTERESTED IN PERFECTING
-------
DISSENTERS' RIGHTS PURSUANT TO THE ILLINOIS ACT IN CONNECTION WITH THE MERGER SHOULD CONSULT WITH THEIR COUNSEL FOR ADVICE AS TO THE PROCEDURES REQUIRED TO BE FOLLOWED.

               PRO FORMA FINANCIAL INFORMATION
               -------------------------------

COMPARATIVE UNAUDITED PER SHARE DATA

          The following table sets forth for the periods indicated selected historical per share data of MBI and Regional and the corresponding pro forma and pro forma equivalent per share amounts, giving effect to the proposed acquisition of Regional, the recent acquisitions of First Financial and TODAY'S and the proposed acquisitions of First City, Mark Twain and Roosevelt. The data presented is based upon the supplemental consolidated financial statements and consolidated financial statements and related notes of MBI and the consolidated financial statements and related notes of Regional, Mark Twain and Roosevelt included in this Proxy Statement/Prospectus or in documents incorporated herein by reference, and the pro forma combined consolidated balance sheet and income statements, including the notes thereto, appearing elsewhere herein. This information should be read in conjunction with such historical and pro forma financial statements and related notes thereto. The assumptions used in the preparation of this table appear in the notes to the pro forma financial information appearing elsewhere in this Proxy Statement/ Prospectus. See "- Notes to Pro Forma Combined Consolidated
Financial Statements (Unaudited)." These data are not necessarily indicative of the results of the future operations of the combined organization or the actual results that would have occurred if the proposed acquisition of Regional, the recent acquisitions of First Financial and TODAY'S and the proposed acquisitions of First City, Mark Twain and Roosevelt had been consummated at the beginning of the periods indicated. All adjustments consisting of only normal recurring adjustments for a fair statement of results of interim periods have been included.

                                                                     MBI/           MBI/           MBI/All           MBI/
                                                                   Regional       Regional        Entities       All Entities
                                          MBI        Regional     Pro Forma       Pro Forma       Pro Forma        Pro Forma
                                       Reported      Reported    Combined <F1>  Equivalent <F2>  Combined <F3>   Equivalent <F2>
                                       --------      --------    -------------  ---------------  -------------   ---------------
Book Value per Share:
  September 30, 1996                  $ 25.51        $924.77        $25.99         $616.23          $26.65             $631.93
  December 31, 1995                     26.04         913.16         26.49          628.14           28.39              673.19

Cash Dividends Declared per Share:
  Nine months ended
     September 30, 1996               $  1.23        $ 30.00        $ 1.23         $ 29.17          $ 1.23             $ 29.17
  Year ended December 31, 1995           1.32          40.83          1.32           31.30            1.32               31.30

Earnings per Share:
  Nine months ended
     September 30, 1996               $  2.01        $ 79.37        $ 2.01         $ 47.66          $ 1.84             $ 43.63
  Year ended December 31, 1995           3.74         108.93          3.75           88.92            2.85               67.58

Market Price per Share:
  At August 23, 1996 <F4>             $47.750            n/a           n/a             n/a             n/a                 n/a
  At January 17, 1997 <F4>             51.500            n/a           n/a             n/a             n/a                 n/a

--------------------
<F1>  Includes the effect of pro forma adjustments for Regional.
      See "- Notes to Pro Forma Combined Consolidated Financial
      Statements (Unaudited)."

<F2>  Based on the pro forma combined per share amounts
      multiplied by 23.7123, the Stock Consideration. Further explanation of the assumptions used in the preparation of the pro forma combined consolidated financial statements is included in the notes to pro forma financial statements. See "- Notes to Pro Forma Combined Consolidated Financial Statements (Unaudited)."

<F3>  Includes the effect of pro forma adjustments for Regional,
      TODAY'S, First Financial, First City, Mark Twain and Roosevelt. See "- Notes to Pro Forma Combined Consolidated Financial
      Statements (Unaudited)."

<F4>  The market price per share of MBI Common Stock was
      determined as of August 23, 1996 and January 17, 1997, the last trading day preceding the public announcement of the proposed Merger and as of the latest available date prior to the filing of the Registration Statement, respectively, based on the last sale price as reported on the NYSE Composite Tape. There are no publicly available quotations of Regional Common Stock.

PRO FORMA COMBINED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)


           MBI HAS COMPLETED OR ANNOUNCED A NUMBER OF ACQUISITIONS DURING THE YEARS COVERED BY THE PRO FORMA FINANCIAL STATEMENTS THAT FOLLOW. SET FORTH BELOW IS A TABLE WHICH SUMMARIZES THE COMPLETED AND PENDING ACQUISITIONS, INCLUDING THE NAME OF THE ACQUIRED ENTITY, THE DATE OR EXPECTED DATE OF CONSUMMATION OF THE ACQUISITION, THE ASSETS AND DEPOSITS OF THE ACQUIRED ENTITIES AT THE DATE OF CONSUMMATION FOR THE COMPLETED ACQUISITIONS AND AS OF SEPTEMBER 30, 1996 FOR THE PENDING ACQUISITIONS, THE CONSIDERATION PAID OR TO BE PAID IN CASH AND SHARES OF MBI STOCK AND THE ACCOUNTING METHOD UTILIZED.






                                                                                            Consideration             Accounting
                                              Date           Assets       Deposits      Cash           Shares           Method
                                                                         (Dollars in Thousands)
Acquisitions Completed
Peoples State Bank                        Aug. 22, 1996    $   95,657    $   75,149    $   --           325,837        Purchase
Metro Savings Bank, F.S.B.                Mar. 7,  1996        80,857        73,843         5           197,902        Purchase
Security Bank of Conway, F.S.B.           Feb. 9,  1996       102,502        89,697         1           321,964        Purchase
Hawkeye Bancorporation                    Jan. 2,  1996     1,987,540     1,739,811        80         7,892,196        Pooling
First Sterling Bancorp, Inc.              Jan. 2,  1996       167,610       147,588         1           521,417        Pooling<F1>
Southwest Bancshares, Inc.                Aug. 1,  1995       187,701       155,628         1           674,975        Pooling<F1>
AmeriFirst Bancorporation, Inc.           Aug. 1,  1995       155,521       130,179         1           661,356        Pooling<F1>
Plains Spirit Financial Corporation       July 7,  1995       400,754       276,887     6,697         1,301,180        Purchase
TCBankshares, Inc.                        May 1,   1995     1,422,798     1,217,740        --         4,749,999<F2>    Pooling
Central Mortgage Bancshares, Inc.         May 1,   1995       654,584       571,105         8         2,537,723        Pooling
UNSL Financial Corp.                      Jan. 3,  1995       508,346       380,716        11         1,578,107        Pooling
Wedge Bank                                Jan. 3,  1995       195,716       152,865         1           969,954        Pooling<F1>

Acquisitions Pending
Today's Bancorp, Inc.                     Nov. 7,  1996       519,103       446,573          <F3>              <F3>    Purchase
First Financial Corporation of America    Nov. 1,  1996        87,661        76,379          <F4>              <F4>    Purchase
Regional Bancshares, Inc.                 1st Qtr. 1997       182,272       146,987          <F5>              <F5>    Purchase
Mark Twain Bancshares, Inc.               2nd Qtr. 1997     3,147,933     2,432,484        --        17,200,000<F6>    Pooling
Roosevelt Financial Group, Inc.           3rd Qtr. 1997     9,047,562     5,062,359          <F7>              <F7>    Purchase


<F1> The historical financial statements of MBI were not restated for the acquisition due to the immateriality of the acquiree's financial condition and results of operations to those of MBI.

<F2> In addition to MBI Common Stock issued, MBI assumed, through an exchange, the outstanding, non-convertible preferred stock of TCBankshares, Inc. Such preferred stock was redeemed in the first quarter of 1996.

<F3> The value of the consideration totals $87,250,000, which includes up to 1,177,066 shares of MBI Common Stock.

<F4> The value of the consideration totals $14,980,000, which includes up to 258,783 shares of MBI Common Stock.

<F5> The value of the consideration totals $41,000,000, which includes up to 600,418 shares of MBI Common Stock.

<F6> Estimated shares to be issued in acquisition.

<F7> MBI will deliver up to 13,000,000 shares of common stock at an exchange ratio of .4211 shares of MBI Common Stock, or $22.00 in cash, for each share of Roosevelt common stock.


          The following unaudited pro forma combined consolidated balance sheet gives effect to the proposed Merger, the recent acquisitions of First Financial and TODAY'S and the proposed acquisitions of First City, Mark Twain and Roosevelt as if each of the acquisitions were consummated on September 30, 1996.

          The following pro forma combined consolidated income statements for the nine months ended September 30, 1996 and 1995 and the year ended December 31, 1995 set forth the results of operations of MBI combined with the results of operations of Regional, First Financial, TODAY'S, First City, Mark Twain and
Roosevelt as if the proposed Merger, the recent acquisitions of First Financial and TODAY'S and the proposed acquisitions of First City, Mark Twain and Roosevelt had occurred as of the first day of the period presented.

          The unaudited pro forma combined consolidated financial statements should be read in conjunction with the accompanying
Notes to the Pro Forma Combined Consolidated Financial Statements and with the historical financial statements of MBI, Regional, Mark Twain and Roosevelt. These pro forma combined consolidated financial statements may not be indicative of the results of operations that actually would have occurred if the proposed acquisitions had been consummated on the dates assumed above or of the results of operations that may be achieved in the future.

                                                 MERCANTILE BANCORPORATION INC.
                                         PRO FORMA COMBINED CONSOLIDATED BALANCE SHEET
                                                        SEPTEMBER 30, 1996
                                                           (THOUSANDS)
                                                           (UNAUDITED)


                                                                                              MBI,
                                                                                            Regional
                                                                                            Pro Forma
                                                                         Regional            Combined
                                       MBI<F1>       Regional        Adjustments<F2>     Consolidated    Roosevelt<F19> Mark Twain
                                    -----------      --------        ---------------     ------------    -------------- ----------
ASSETS
  Cash and due from banks           $   909,350      $  7,452        $ (12,330)<F4>       $   904,472     $   46,006    $  169,916



  Due from banks-interest bearing        74,713            --                                  74,713             --            16
  Federal funds sold and repurchase
   agreements                           183,227           495                                 183,722             --        15,879
  Investments in debt and equity
    securities
      Trading                               804            --                                     804             --        43,669
      Available-for-sale              3,959,361        66,077                               4,025,438      1,128,697       459,690
      Held to maturity                  359,682            --                                 359,682      3,309,994       225,384
                                    -----------      --------        ---------            -----------     ----------    ----------
       Total                          4,319,847        66,077               --              4,385,924      4,438,691       728,743
  Loans and leases                   12,166,461       103,169                              12,269,630      4,236,624     2,143,218
  Reserve for possible loan losses     (202,149)       (1,473)                               (203,622)       (21,471)      (32,068)
                                    -----------      --------        ---------            -----------     ----------    ----------
    Net loans and leases             11,964,312       101,696               --             12,066,008      4,215,153     2,111,150
  Other assets                          747,092         6,362           23,416 <F4>           771,038        347,712       122,229
                                                                        17,584 <F4><F18>
                                                                       (23,416)<F5>







                                    -----------      --------        ---------            -----------     ----------    ----------
  Total Assets                      $18,198,541      $182,082        $   5,254            $18,385,877     $9,047,562    $3,147,933
                                    ===========      ========        =========            ===========     ==========    ==========


                                                                                                 Roosevelt,
                                                                                                 Mark Twain,
                                                                                                 First City,        All Entities
                                                                                              First Financial,       Pro Forma
                                                               First                               TODAY'S           Combined
                                           First City        Financial         TODAY'S         Adjustments<F2>    Consolidated<F20>
                                           ----------        ---------        ---------        ---------------    -----------------
ASSETS
  Cash and due from banks                  $  5,864           $  2,466        $ 14,461          $ (35,000)<F3>        $   910,540
                                                                                                 (355,250)<F3>
                                                                                                 (412,250)<F6>
                                                                                                  617,500 <F8>
                                                                                                  (10,310)<F10>
                                                                                                   (3,335)<F14>
                                                                                                  (34,000)<F16>
  Due from banks-interest bearing                --                 --             270                                     74,999
  Federal funds sold and repurchase
   agreements                                11,279                 --          10,250                                    221,130
  Investments in debt and equity
    securities
      Trading                                    --                 --              --                                     44,473
      Available-for-sale                      9,988             34,328          89,223                                  5,747,364
      Held to maturity                        2,022                 --          25,139                                  3,922,221
                                           --------           --------        --------          ---------             -----------
       Total                                 12,010             34,328         114,362                 --               9,714,058
  Loans and leases                           57,687             48,226         358,239                                 19,113,623
  Reserve for possible loan losses             (822)              (651)         (3,769)                                  (262,403)
                                           --------           --------        --------          ---------             -----------
    Net loans and leases                     56,864             47,575         354,470                 --              18,851,220
  Other assets                                3,134              3,502          25,290            505,867 <F6>          1,887,802
                                                                                                  566,133 <F6><F18>
                                                                                                 (505,867)<F7>
                                                                                                  289,433 <F9>
                                                                                                 (289,433)<F11>
                                                                                                    5,942 <F12>
                                                                                                    4,517 <F12><F18>
                                                                                                   (5,942)<F13>
                                                                                                   10,831 <F14>
                                                                                                    4,149 <F14><F18>
                                                                                                  (10,831)<F15>
                                                                                                   47,164 <F16>
                                                                                                   40,098 <F16><F18>
                                                                                                  (47,164)<F17>
                                           --------           --------        --------          ---------             -----------
  Total Assets                             $ 89,151           $ 87,871        $519,103          $ 382,252             $31,659,749
                                           ========           ========        ========          =========             ===========


See Notes to Pro Forma Combined Consolidated Financial Statements.


                                                 MERCANTILE BANCORPORATION INC.
                                         PRO FORMA COMBINED CONSOLIDATED BALANCE SHEET
                                                        SEPTEMBER 30, 1996
                                                           (THOUSANDS)
                                                           (UNAUDITED)


                                                                                             MBI,
                                                                                           Regional
                                                                                           Pro Forma
                                                                        Regional            Combined
                                      MBI<F1>         Regional        Adjustments<F2>     Consolidated   Roosevelt<F19> Mark Twain
                                    -----------       --------       ---------------     ------------    -------------- ----------
LIABILITIES
  Deposits
    Non-interest bearing            $ 2,659,811       $ 13,717                             $ 2,673,528    $       --    $  449,001
    Interest bearing                 11,621,523        133,270                              11,754,793     5,062,359     1,983,483
    Foreign                             328,717             --                                 328,717            --            --
                                    -----------       --------        -------              -----------    ----------    ----------
     Total deposits                  14,610,051        146,987             --               14,757,038     5,062,359     2,432,484
  Federal funds purchased and
    repurchase agreements             1,022,995             --                               1,022,995       405,344            --
  Other borrowings                      778,990         10,000                                 788,990     2,868,756       361,617
  Other liabilities                     251,633          1,679                                 253,312       205,236        64,399
                                    -----------       --------        -------              -----------    ----------    ----------

    Total Liabilities                16,663,669        158,666             --               16,822,335     8,541,695     2,858,500


SHAREHOLDERS' EQUITY
  Preferred stock                            --             --                                      --            13            --

  Common stock                          316,276            253           (253)<F5>             316,276           422        21,089




  Capital surplus                       232,873          2,907          1,933<F4>              234,806       264,274        67,077
                                                                        (2,907)<F5>



  Retained earnings                   1,122,371         20,256        (20,256)<F5>           1,122,371       241,158       215,951



  Treasury stock                       (136,648)            --         26,737<F4>             (109,911)           --       (14,684)





                                    -----------       --------        -------              -----------    ----------    ----------

    Total Shareholders' Equity        1,534,872         23,416          5,254                1,563,542       505,867       289,433
                                    -----------       --------        -------              -----------    ----------    ----------

    Total Liabilities and
      Shareholders' Equity          $18,198,541       $182,082        $ 5,254              $18,385,877    $9,047,562    $3,147,933
                                    ===========       ========        =======              ===========    ==========    ==========


                                                                                                    Roosevelt,
                                                                                                   Mark Twain,
                                                                                                   First City,       All Entities
                                                                                                 First Financial,     Pro Forma
                                                               First                                TODAY'S            Combined
                                           First City        Financial         TODAY'S           Adjustments<F2>   Consolidated<F20>
                                           -----------       ---------         -------           ---------------   -----------------
LIABILITIES
  Deposits
    Non-interest bearing                   $    12,369        $  7,520        $ 48,073             $   (10,310)<F10>  $ 3,180,181
    Interest bearing                            64,234          67,783         398,500                                 19,331,152
    Foreign                                         --              --              --                                    328,717
                                           -----------        --------        --------             -----------        -----------
     Total deposits                             76,603          75,303         446,573                 (10,310)        22,840,050
  Federal funds purchase and
    repurchase agreements                            0           1,076           8,938                                  1,438,353
  Other borrowings                               6,285              --          10,833                 617,500 <F8>     4,653,981
  Other liabilities                                321             661           5,595                                    529,524
                                           -----------        --------        --------             -----------        -----------

    Total Liabilities                           83,209          77,040         471,939                 607,190         29,461,908

SHAREHOLDERS' EQUITY
  Preferred stock                                   --              --              --                     (13)<F7>            --
  Common stock                                      17               8          13,809                  30,000 <F6>       424,276
                                                                                                          (422)<F7>
                                                                                                        76,750 <F9>
                                                                                                       (21,089)<F11>
                                                                                                         1,250 <F12>
                                                                                                           (17)<F13>
                                                                                                            (8)<F15>
                                                                                                       (13,809)<F17>

  Capital surplus                                1,259             771           6,627                 274,500 <F6>       441,774
                                                                                                      (264,274)<F7>
                                                                                                       (78,345)<F9>
                                                                                                       (67,077)<F11>
                                                                                                         9,209 <F12>
                                                                                                        (1,259)<F13>
                                                                                                           215 <F14>
                                                                                                          (771)<F15>
                                                                                                         1,389 <F16>
                                                                                                        (6,627)<F17>

  Retained earnings                              5,581          10,052          26,728                (241,158)<F7>     1,338,322
                                                                                                       215,951 <F9>
                                                                                                      (215,951)<F11>
                                                                                                        (5,581)<F13>
                                                                                                       (10,052)<F15>
                                                                                                       (26,728)<F17>

  Treasury stock                                  (915)             --              --                 (35,000)<F3>        (6,531)
                                                                                                      (355,250)<F3>
                                                                                                       355,250 <F6>
                                                                                                        75,077 <F9>
                                                                                                        14,684 <F11>
                                                                                                           915 <F13>
                                                                                                        11,430 <F14>
                                                                                                        51,873 <F16>
                                           -----------        --------        --------             -----------        -----------

    Total Shareholders' Equity                   5,942          10,831          47,164                (224,938)         2,197,841
                                           -----------        --------        --------             -----------        -----------

    Total Liabilities and Shareholders'
      Equity                               $    89,151        $ 87,871        $519,103             $   382,252        $31,659,749
                                           ===========        ========        ========             ===========        ===========

See Notes to Pro Forma Combined Consolidated Financial Statements.

                                                 MERCANTILE BANCORPORATION INC.
                                          PRO FORMA COMBINED CONSOLIDATED INCOME STATEMENT
                                            FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996
                                                 (THOUSANDS EXCEPT PER SHARE DATA)
                                                           (UNAUDITED)

                                                                                         MBI,
                                                                                       Regional
                                                                                       Pro Forma
                                                                   Regional             Combined
                                 MBI<F1>        Regional       Adjustments<F2>       Consolidated         Roosevelt      Mark Twain
                                ---------       --------       ---------------       ------------         ---------      ----------
Interest income                $  987,701        $9,682           $(1,465)           $  995,918           $489,011        $170,209


Interest expense                  465,821         4,826                                 470,647            356,010          75,803
                               ----------        ------           -------            ----------           --------        --------
  Net interest income             521,880         4,856            (1,465)              525,271            133,001          94,406
Provision for possible
  loan losses                      55,915            75                                  55,990                900           2,001
                               ----------        ------           -------            ----------           --------        --------
  Net Interest Income after
    provision for Possible
    Loan Losses                   465,965         4,781            (1,465)              469,281            132,101          92,405
Other Income
  Trust                            59,491           142                                  59,633                 --           4,976
  Service charges                  59,492           260                                  59,752             11,009           6,061
  Credit card fees                 18,515            18                                  18,533                 --             795
  Securities gains (losses)        (2,843)          (11)                                 (2,854)            15,978             234
  Other                            77,274           389                                  77,663              4,610          17,134
                               ----------        ------           -------            ----------           --------        --------
  Total Other Income              211,929           798                --               212,727             31,597          29,200
Other Expense
  Salaries and employee
    benefits                      237,447         1,528                                 238,975             31,821          36,968
  Net occupancy and equipment      66,069           407                                  66,476             13,158           9,297
  Other                           178,654         1,193               879               180,726             53,025          14,173


                               ----------        ------           -------            ----------           --------        --------
  Total Other Expense             482,170         3,128               879               486,177             98,004          60,438
                               ----------        ------           -------            ----------           --------        --------
  Income Before Income Taxes      195,724         2,451            (2,344)              195,831             65,694          61,167
Income Taxes                       70,407           441              (527)               70,321             22,441          22,197





                               ----------        ------           -------            ----------           --------        --------
   Income Before Extraordinary
     Items                        125,317         2,010            (1,817)              125,510             43,253          38,970
Extraordinary items,
     net of tax                        --            --                --                    --             (1,452)             --
                               ----------        ------           -------            ----------           --------        --------
  Net Income                   $  125,317        $2,010           $(1,817)           $  125,510           $ 41,801        $ 38,970
                               ==========        ======           =======            ==========           ========        ========
Per Share Data
  Average Common Shares
    Outstanding                62,160,601                                            62,761,019

  Net Income                   $     2.01                                            $     1.99

                                                                                              Roosevelt,
                                                                                             Mark Twain,
                                                                                             First City,        All Entities
                                                                                           First Financial,       Pro Forma
                                                         First                                 TODAY'S            Combined
                                       First City      Financial          TODAY'S           Adjustments<F2>     Consolidated
                                       ----------      ---------          -------          ----------------     ------------
Interest income                          $5,214          $4,894           $28,985              $ (5,625)          $1,682,017
                                                                                                 (2,815)
                                                                                                   (554)
                                                                                                 (3,220)
Interest expense                          2,692           2,174            14,730                31,260 <F8>         953,316
                                         ------          ------           -------              --------           ----------
  Net interest income                     2,522           2,720            14,255               (43,474)             728,701
Provision for possible loan losses          146              18             1,440                                     60,495
                                         ------          ------           -------              --------           ----------
  Net Interest Income after provision
    for Possible Loan Losses              2,376           2,702            12,815               (43,474)             668,206
Other Income
  Trust                                      --              --             1,334                                     65,943
  Service charges                           226             154             1,246                                     78,448
  Credit card fees                           --              --                37                                     19,365
  Securities gains (losses)                  --              --                 6                                     13,364
  Other                                   1,688             175               960                                    102,230
                                         ------          ------           -------              --------           ----------
  Total Other Income                      1,914             329             3,583                    --              279,350
Other Expense
  Salaries and employee benefits            975           1,177             5,598                                    315,514
  Net occupancy and equipment               466             268             1,107                                     90,772
  Other                                     594             360             6,254                28,307              285,877
                                                                                                    226
                                                                                                    207
                                                                                                  2,005
                                         ------          ------           -------              --------           ----------
  Total Other Expense                     2,035           1,805            12,959                30,745              692,163
                                         ------          ------           -------              --------           ----------
  Income Before Income Taxes              2,255           1,226             3,439               (74,219)             255,393
Income Taxes                                271             390             1,148               (13,278)             101,118
                                                                                                 (1,014)
                                                                                                   (199)
                                                                                                 (1,159)
                                         ------          ------           -------              --------           ----------
   Income Before Extraordinary
     Items                                1,984             836             2,291               (58,569)             154,275
Extraordinary items, net of tax              --              --                --                                     (1,452)
                                         ------          ------           -------              --------           ----------
  Net Income                             $1,984          $  836           $ 2,291              $(58,569)          $  152,823
                                         ======          ======           =======              ========           ==========
Per Share Data
  Average Common Shares Outstanding                                                                               86,029,801

  Net Income                                                                                                      $     1.77

See Notes to Pro Forma Combined Consolidated Financial Statements.

                                                 MERCANTILE BANCORPORATION INC.
                                          PRO FORMA COMBINED CONSOLIDATED INCOME STATEMENT
                                            FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995
                                                 (THOUSANDS EXCEPT PER SHARE DATA)
                                                           (UNAUDITED)

                                                                                        MBI,
                                                                                      Regional
                                                                                      Pro Forma
                                                                  Regional            Combined
                                 MBI<F1>        Regional       Adjustments<F2>      Consolidated        Roosevelt        Mark Twain
                                ---------       --------       ---------------      ------------        ---------        ----------
Interest income                $  962,361        $8,707           $(1,465)           $  969,603          $482,932         $166,669

Interest expense                  459,432         3,833                                 463,265           345,716           70,299
                               ----------        ------           -------            ----------          --------         --------
  Net interest income             502,929         4,874            (1,465)              506,338           137,216           96,370
Provision for possible
  loan losses                      29,177            42                                  29,219               900            3,344
                               ----------        ------           -------            ----------          --------         --------
  Net Interest Income after
    provision for Possible
    Loan Losses                   473,752         4,832            (1,465)              477,119           136,316           93,026
Other Income
  Trust                            52,142           149                                  52,291                --               --
  Service charges                  56,331           252                                  56,583             8,078            5,220
  Credit card fees                 15,622            16                                  15,638                --               --
  Securities gains (losses)         3,776            22                                   3,798           (11,283)              46
  Mark to market of financial
    future contracts                   --            --                                      --           (61,569)              --
  Other                            71,745           401                                  72,146             7,490           22,123
                               ----------        ------           -------            ----------          --------         --------
  Total Other Income              199,616           840                                 200,456           (57,284)          27,389
Other Expense
  Salaries and employee
    benefits                      219,540         1,366                                 220,906            25,887           36,300
  Net occupancy and equipment      60,371           328                                  60,699            13,015            9,934
  Other                           127,209         1,279               879               129,367            25,206           18,386


                               ----------        ------           -------            ----------          --------         --------
  Total Other Expense             407,120         2,973               879               410,972            64,108           64,620
                               ----------        ------           -------            ----------          --------         --------
  Income Before Income Taxes      266,248         2,699            (2,344)              266,603            14,924           55,795
Income Taxes                       90,164           700              (527)               90,337             3,742           20,579



                               ----------        ------           -------            ----------          --------         --------
  Net Income                   $  176,084        $1,999           $(1,817)           $  176,266          $ 11,182         $ 35,216
                               ==========        ======           =======            ==========                           ========
Per Share Data
  Average Common Shares
    Outstanding                61,497,977                                            62,098,395

  Net Income                   $     2.85                                            $     2.83

                                                                                              Roosevelt,
                                                                                             Mark Twain,
                                                                                             First City,        All Entities
                                                                                           First Financial,       Pro Forma
                                                         First                                 TODAY'S            Combined
                                       First City      Financial          TODAY'S           Adjustments<F2>     Consolidated
                                       ----------      ---------          -------          ----------------     ------------
Interest income                          $5,217          $4,490           $29,099              $ (5,625)         $ 1,645,796
                                                                                                 (2,815)
                                                                                                   (554)
                                                                                                 (3,220)
Interest expense                          2,557           1,982            14,605                31,260 <F8>         929,684
                                         ------          ------           -------              --------          -----------
  Net interest income                     2,660           2,508            14,494               (43,474)             716,112
Provision for possible loan losses          146              --               615                                     34,224
                                         ------          ------           -------              --------          -----------
  Net Interest Income after provision
    for Possible Loan Losses              2,514           2,508            13,879               (43,474)             681,888
Other Income
  Trust                                      --             155             1,216                                     53,662
  Service charges                           241              --             1,347                                     71,469
  Credit card fees                           --              --                --                                     15,638
  Securities gains (losses)                 (18)            (82)              140                                     (7,399)
  Mark to market of financial
   future contracts                          --                                --                                    (61,569)
  Other                                     264             290             1,188                                    103,501
                                         ------          ------           -------              --------          -----------
  Total Other Income                        487             363             3,891                    --              175,302
Other Expense
  Salaries and employee benefits            951           1,137             5,783                                    290,964
  Net occupancy and equipment               405             325             2,093                                     86,471
  Other                                     729             500             4,518                28,307              209,451
                                                                                                    226
                                                                                                    207
                                                                                                  2,005
                                         ------          ------           -------              --------          -----------
  Total Other Expense                     2,085           1,962            12,394                30,745              586,886
                                         ------          ------           -------              --------          -----------
  Income Before Income Taxes                916             909             5,376               (74,219)             270,304
Income Taxes                                336             286             1,874               (13,278)             101,504
                                                                                                 (1,014)
                                                                                                   (199)
                                                                                                 (1,159)
                                         ------          ------           -------              --------          -----------
  Net Income                             $  580          $  623           $ 3,502              $(58,569)         $   168,800
                                         ======          ======           =======              ========          ===========
Per Share Data
  Average Common Shares Outstanding                                                                               85,252,494

  Net Income                                                                                                     $      1.97

See Notes to Pro Forma Combined Consolidated Financial Statements.

                                                   MERCANTILE BANCORPORATION INC.
                                          PRO FORMA COMBINED CONSOLIDATED INCOME STATEMENT
                                               FOR THE YEAR ENDED DECEMBER 31, 1995
                                                 (THOUSANDS EXCEPT PER SHARE DATA)
                                                           (UNAUDITED)

                                                                                         MBI,
                                                                                       Regional
                                                                                       Pro Forma
                                                                  Regional             Combined
                                 MBI<F1>        Regional       Adjustments<F2>       Consolidated         Roosevelt       Mark Twain
                                ---------       --------       ---------------       ------------         ---------       ----------
Interest income               $ 1,293,944       $11,840           $(1,953)           $ 1,303,831          $647,795        $223,173


Interest expense                  620,534         5,318                                  625,852           466,433          94,932
                              -----------       -------           -------            -----------          --------        --------
  Net interest income             673,410         6,522            (1,953)               677,979           181,362         128,241
Provision for possible
  loan losses                      36,530            42                                   36,572             1,200           5,003
                              -----------       -------           -------            -----------          --------        --------
  Net Interest Income after
    provision for Possible
    Loan Losses                   636,880         6,480            (1,953)               641,407           180,162         123,238
Other Income
  Trust                            70,751           198                                   70,949                --           6,364
  Service charges                  75,408           341                                   75,749            10,706           7,051
  Credit card fees                 19,690            21                                   19,711                --             676
  Securities gains (losses)         4,042            10                                    4,052            (3,178)            296
  Recognition of financial
    futures losses                     --            --                                       --           (71,022)             --
  Other                           103,762           538                --                104,300             8,354          22,399
                              -----------       -------           -------            -----------          --------        --------
  Total Other Income              273,653         1,108                --                274,761           (55,140)         36,786
Other Expense
  Salaries and employee
    benefits                      298,625         1,811                                  300,436            34,780          47,531
  Net occupancy and equipment      82,674           439                                   83,113            18,758          13,222
  Other                           172,449         1,647             1,172                175,268            34,128          25,769


                              -----------       -------           -------            -----------          --------        --------
  Total Other Expense             553,748         3,897             1,172                558,817            87,666          86,522
                              -----------       -------           -------            -----------          --------        --------
  Income Before Income Taxes      356,785         3,691            (3,125)               357,351            37,356          73,502
Income Taxes                      124,109           933              (703)               124,339            10,258          25,789
                              -----------       -------           -------            -----------          --------        --------


  Net Income                  $   232,676       $ 2,758           $(2,422)           $   233,012          $ 27,098        $ 47,713
                              ===========       =======           =======            ===========          ========        ========
Per Share Data
  Average Common Shares
    Outstanding                61,883,723                                             62,484,141

  Net Income                  $      3.74                                            $      3.71

                                                                                              Roosevelt,
                                                                                             Mark Twain,
                                                                                             First City,        All Entities
                                                                                           First Financial,       Pro Forma
                                                         First                                 TODAY'S            Combined
                                       First City      Financial          TODAY'S           Adjustments<F2>     Consolidated
                                       ----------      ---------          -------          ----------------     ------------
Interest income                          $7,030          $6,104           $39,180              $ (7,500)          $2,210,827
                                                                                                 (3,754)
                                                                                                   (738)
                                                                                                 (4,294)

Interest expense                          3,517           2,693            19,775                41,681 <F8>       1,254,883
                                         ------          ------           -------              --------           ----------
  Net interest income                     3,513           3,411            19,405               (57,967)             955,944
Provision for possible loan losses          311              --               960                                     44,046
                                         ------          ------           -------              --------           ----------
  Net Interest Income after provision
    for Possible Loan Losses              3,202           3,411            18,445               (57,967)             911,898
Other Income
  Trust                                      --              --             1,624                                     78,937
  Service charges                           347             264             1,655                                     95,772
  Credit card fees                           --              --                --                                     20,387
  Securities gains (losses)                 (18)            (37)               62                                      1,177
  Recognition of financial
    futures losses                           --              --                --                    --              (71,022)
  Other                                     348             484             1,640                                    137,525
                                         ------          ------           -------              --------           ----------
  Total Other Income                        677             711             4,981                    --              262,776
Other Expense
  Salaries and employee benefits          1,221           1,569             7,318                                    392,855
  Net occupancy and equipment               546             191             2,806                                    118,636
  Other                                   2,209             934             5,836                37,742              285,137
                                                                                                    301
                                                                                                    277
                                                                                                  2,673
                                         ------          ------           -------              --------           ----------
  Total Other Expense                     3,976           2,694            15,960                40,993              796,628
                                         ------          ------           -------              --------           ----------
  Income Before Income Taxes                (97)          1,428             7,466               (98,960)             378,046
Income Taxes                                (76)            430             2,587               (17,705)             142,459
                                                                                                 (1,351)
                                                                                                   (266)
                                                                                                 (1,546)
                                         ------          ------           -------              --------           ----------
  Net Income                             $  (21)         $  998           $ 4,879              $(78,092)          $  233,587
                                         ======          ======           =======              ========           ==========
Per Share Data
  Average Common Shares Outstanding                                                                               86,176,965

  Net Income                                                                                                      $     2.71

See Notes to Pro Forma Combined Consolidated Financial Statements.

                                    - 46 -

                      MERCANTILE BANCORPORATION INC.
NOTES TO PRO FORMA COMBINED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

<F1> Represents MBI restated historical consolidated financial statements reflecting the acquisition of Hawkeye, effective January 2, 1996. Such acquisition was accounted for as a pooling-of-interests. The acquisition of Sterling was also accounted for as a pooling-of-interests; however, due to the immateriality of the financial condition and results of operations of Sterling to that of MBI, MBI did not restate its historical financial statements to reflect the acquisition of Sterling. Each of Sterling, Conway, Metro and Peoples is included in these pro forma financial statements only from its acquisition date forward. The full impact of these acquisitions is immaterial to the pro forma combined consolidated financial statements.

<F2> The acquisition of Mark Twain will be accounted for as a pooling-
     of-interests.  The acquisitions of Roosevelt, Regional, First City,
     First Financial and TODAY'S will be accounted for as purchase transactions. Purchase accounting adjustments offset each other or are believed to be immaterial at this time to the pro forma consolidated financial condition and results of operations of MBI. Included herein are the amortization of goodwill over a 15-year period (see footnote 18 below), the lost interest income/interest expense on the cash consideration (for Roosevelt, Regional, First Financial and TODAY'S) and stock buybacks. Goodwill is considered non-tax-deductible. The balance sheet impact of goodwill amortization and lost interest income is ignored due to immateriality. The income tax benefit associated with taxable income statement adjustments is computed at an effective tax rate of 35%.

<F3> In conjunction with the proposed acquisition of Mark Twain, MBI plans on delivering 900,000 shares of MBI Common Stock previously acquired in the open market at an average price per share of $44.53. An additional 700,000 shares may be repurchased with an estimated price per share of $50.00. In conjunction with the proposed acquisitions of Regional, First Financial and TODAY'S, MBI repurchased 2,036,267 shares of MBI Common Stock in the open market at an average price per share of $44.22. In conjunction with the proposed acquisition of Roosevelt, MBI plans to repurchase 7,000,000 shares of MBI Common Stock in the open market. The assumed repurchase price per share is $50.75, the closing price of MBI Common Stock on December 20, 1996, the last business date before the announcement of the reorganization agreement between MBI and Roosevelt.

<F4> Purchase entry of Regional with assumed consideration consisting of 600,418 reissued treasury shares at $47.75 per share, plus $12,330,000 in cash. The closing price for MBI Common Stock on August 23, 1996 (the date of execution of the Merger Agreement) was $47.75. Exclusion of the West Pointe Consideration from the purchase entry is not material to the financial condition or results of operations reflected in the Pro Forma Combined Consolidated Statements.

<F5> Elimination of MBI's investment in Regional.

<F6> Purchase entry of Roosevelt with assumed consideration consisting of 7,000,000 reissued treasury shares at $50.75 per share, 6,000,000 shares of issued MBI Common Stock and $412,250,000 in cash. The closing price for MBI Common Stock on December 20, 1996, the business date preceding the announcement of the reorganization agreement between MBI and Roosevelt, was $50.75. The pro forma financial statements assume that all Roosevelt preferred shares are converted to common shares prior to or upon consummation of the acquisition by MBI of Roosevelt. Roosevelt completed three acquisitions in the fourth quarter of 1996. Roosevelt acquired Community Charter Corporation, a commercial bank holding company, Mutual

                                    - 47 -

     Bancompany, Inc., parent company of Mutual Savings Bank, and Sentinel Financial Corporation, a thrift holding company. The impact of these acquisitions is immaterial to the pro forma combined consolidated financial statements.

<F7> Elimination of MBI's investment in Roosevelt.

<F8> Proposed subordinated debt of $617,500,000 to be issued to finance the acquisition of Roosevelt. The assumed interest rate on such subordinated debt is 6.75%.

<F9> Acquisition of Mark Twain with 16,950,000 shares of issued MBI Common
     Stock, including 1,600,000 reissued treasury shares, based on the exchange ratio of .952 shares of MBI Common Stock per share of Mark Twain common stock. Mark Twain acquired Northland Bancshares, Inc., owner of First National Bank of Platte County, in September 1996 in an acquisition accounted for as a pooling-of-interests. However, due to the immateriality of the financial condition and results of operations of Northland Bancshares, Inc. to that of Mark Twain, Mark Twain did not restate its historical financial statements to reflect this acquisition. The full impact of the acquisition of Northland Bancshares, Inc. is immaterial to the pro forma combined consolidated financial statements.

<F10>Elimination of non-interest bearing deposit balance of Mark Twain subsidiary bank with MBI subsidiary bank.

<F11>Elimination of MBI's investment in Mark Twain.

<F12>The purchase of First City by Mark Twain is expected to be completed prior to the acquisition of Mark Twain by MBI. Assumed consideration of First City is 261,479 shares of Mark Twain common stock valued at $40 per share. Based on the exchange ratio of .952 shares of MBI Common Stock per share of Mark Twain common stock, approximately 250,000 equivalent shares of MBI Common Stock will be issued in the First City acquisition.

<F13>Elimination of MBI's investment in First City.

<F14>Purchase entry of First Financial with assumed consideration consisting of 258,783 reissued treasury shares at $45.00 per share, plus $3,335,000 in cash. The closing price for MBI Common Stock on July 9, 1996 (the date of execution of the definitive merger agreement between MBI and First Financial) was $45.00.

<F15>Elimination of MBI's investment in First Financial.

<F16>Purchase entry of TODAY'S with assumed consideration of 1,177,066 reissued treasury shares at $45.25 per share, plus $34,000,000 in cash. The closing price for MBI Common Stock on March 19, 1996 (the date of the execution of the definitive merger agreement between MBI and TODAY'S) was $45.25.

<F17>Elimination of MBI's investment in TODAY'S.

<F18>The pro forma excess of cost over fair value of net assets acquired was $566,133,000, $4,517,000, $4,149,000, $40,098,000
     and $17,584,000 as of September 30, 1996 for Roosevelt, Regional, First City, First Financial and TODAY'S, respectively.

<F19>On January 2, 1997, Roosevelt announced that it will recognize in the fourth quarter of 1996 approximately $80 million of pre-tax expenses, previously deferred in accordance with GAAP,

                                    - 48 -

     related to historical activities with interest rate exchange agreements. The current charge results from the continuing balance sheet repositioning associated with the execution of Roosevelt's retail strategy. The fourth quarter extinguishment of short-term borrowings, which had been previously synthetically altered by interest rate exchange agreements, dictates, in accordance with GAAP, the recognition of any previously deferred expenses. After a tax benefit of 35% is recorded, shareholders' equity will be reduced by approximately $52 million. In addition, Roosevelt announced that it intentionally reduced its assets by approximately
     $1.2 billion to $7.8 billion at year end.

<F20>Upon consummation of the acquisition of Mark Twain, MBI expects to record certain adjustments related to such acquisition at an approximate pre-tax total of $30 million. Upon consummation of the acquisition of Roosevelt, MBI expects to record certain adjustments related to conform accounting and credit policies regarding loan and other asset valuations to those of MBI. The pre-tax adjustment for Roosevelt is expected to total between $38 and $45 million.
     The Mark Twain and Roosevelt adjustments are MBI's estimate based upon prior acquisitions, where amounts to standardize systems, standardize procedures, accruals for severance and employee change of control contracts and the writedown of fixed assets approximated 60 basis points of total assets. For the Mark Twain acquisition, approximately $11 million was added for professional fees, and, as the transaction is entirely in-market, additional charges for branch closings and severance payments are expected to exceed the base 60 basis point estimate. As Roosevelt's asset base is three times that of Mark Twain and includes a significant investment portfolio, no additional amount was deemed necessary.


                  INFORMATION REGARDING REGIONAL
                  ------------------------------

BUSINESS

          Regional is a registered single bank holding company that was incorporated in 1979 under the laws of the State of Illinois. As of September 30, 1996, Regional had consolidated assets of $182,082,000, deposits of $146,987,000, loans, net of unearned discount, of $103,169,000 and shareholders' equity of $23,416,000 and employed fifty full-time employees and fourteen part-time employees. Regional owns 100% of the outstanding capital stock of Bank of Alton.

          Bank of Alton is a full-service community bank that offers banking services to commercial and residential customers throughout Madison County, Illinois. Such banking services include commercial, real estate and personal loans, money market accounts, checking, savings and time deposit accounts and trust services. The lending portion of Bank of Alton's business relates primarily to the activities of small- to medium-sized businesses, local community residences and other consumer purposes.

          Regional is subject to vigorous competition from major banking institutions, as well as other financial institutions in its principal service area, such as savings and loan associations, insurance companies, credit unions and finance companies.

          Regional and Bank of Alton are subject to supervision, regulation and examination by the Federal Reserve Board, the Illinois Commissioner and the Federal Deposit Insurance Corporation (the "FDIC"). The deposits of Bank of Alton are primarily insured by the Bank Insurance Fund ("BIF") of the FDIC.

          In the following pages, statistical information about
Regional is presented. Such information should be read in conjunction with "--Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of Regional included elsewhere herein.

DISTRIBUTION OF AVERAGE ASSETS, LIABILITIES AND SHAREHOLDERS' EQUITY AND INTEREST RATES

          The following tables show the condensed average balance sheets for the periods presented and the percentage of each principal category of assets, liabilities and shareholders' equity to total assets. Also shown are the average yield on each category of interest-earning assets and the average rate paid on interest-bearing liabilities for each of the periods presented.

                                                                            NINE MONTHS ENDED SEPTEMBER 30,
                                                  ----------------------------------------------------------------------------------
                                                                     1996                                    1995
                                                  ---------------------------------------    ---------------------------------------
                                                            PERCENT   INTEREST   AVERAGE                 PERCENT  INTEREST  AVERAGE
                                                  AVERAGE   OF TOTAL  INCOME/     YIELD/     AVERAGE     OF TOTAL INCOME/    YIELD
                                                  BALANCE    ASSETS   EXPENSE    RATE<F1>    BALANCE      ASSETS  EXPENSE   RATE<F1>
                                                  -------    ------   -------    --------    -------      ------  -------   --------
                                                                                (DOLLARS IN THOUSANDS)
Assets:
Interest-earning assets:
   Loans<F2>                                       $99,433    57.25%  $ 6,679      8.96%      $94,584     61.58%  $6,285     8.86%
   Taxable investment securities                    43,757    25.19     2,018      6.15        30,229     19.68    1,426     6.29
   Non-taxable investment securities<F3>            19,911    11.47     1,441      9.65        16,687     10.87    1,291    10.31
   Federal funds sold                                  806     0.46        34      5.62         3,294      2.14      143     5.79
                                                  --------   ------   -------      ----      --------    ------   ------    -----
Total interest-earning assets                      163,907    94.37    10,172      8.27       144,794     94.27    9,145     8.42
Noninterest earning assets:
   Cash and due from banks                           5,083     2.90                             4,316      2.81
   Premises and equipment                            3,576     2.06                             3,338      2.17
   Other assets                                      2,589     1.49                             2,738      1.78
   Allowance for possible loan losses               (1,422)   (0.82)                           (1,580)    (1.03)
                                                  --------   ------                          --------    ------
     Total assets                                 $173,688   100.00%                         $153,606    100.00%
                                                  ========   ======                          ========    ======

Liabilities and shareholders' equity:
Interest-bearing liabilities:
   Demand deposits                                $ 17,807    10.25%  $   272      2.04      $ 17,013     11.08%  $  263     2.06
   Savings deposits                                 13,231     7.62       294      2.96        12,859      8.37      285     2.96
   Money market                                     23,094    13.30       702      4.05        18,975     12.35      530     3.72
   Time deposits                                    76,966    44.31     3,323      5.76        70,239     45.73    2,745     5.21
   Federal funds purchased and
     short-term borrowings                           5,383     3.10       235      5.82           218      0.14       10     6.12
                                                  --------   ------   -------      ----      --------    ------   ------    -----
Total interest-bearing liabilities                 136,481    78.58     4,826      4.71       119,304     77.67    3,833     4.28
Noninterest-bearing liabilities:
   Demand deposits                                  12,195     7.02                            12,153      7.91
   Other liabilities                                 1,775     1.02                             1,405      0.92
                                                  --------   ------                          --------    ------
     Total liabilities                             150,451    86.62                           132,862     86.50
     Shareholders' equity                           23,237    13.38                            20,744     13.50
                                                  --------   ------                          --------    ------
     Total liabilities and shareholders' equity   $173,688   100.00%                         $153,606    100.00%
                                                  ========   ======                          ========    ======
Net interest Income                                                   $ 5,346                                     $5,312
                                                                      =======                                     ======
Interest rate spread                                                               3.56%                                     4.14%
                                                                                   ====                                     =====
Net interest rate margin                                                           4.35%                                     4.89%
                                                                                   ====                                     =====

--------------------
<F1> Average yield/rate for the nine months ended September 30, 1996 and
     1995 is annualized.
<F2> Average balances include non-accrual loans.  The income on such loans is included in interest but is recognized only upon receipt.
<F3> Non-taxable investment income presented on a fully tax-equivalent basis. The tax effect resulted in an increase in interest income of $490,000 and $439,000 for the nine months ended September 30, 1996 and 1995, respectively.


                                    - 51 -

                                                                              YEAR ENDED DECEMBER 31,
                                                  ----------------------------------------------------------------------------------
                                                                     1995                                    1994
                                                  ---------------------------------------    ---------------------------------------
                                                            PERCENT   INTEREST   AVERAGE                 PERCENT  INTEREST  AVERAGE
                                                  AVERAGE   OF TOTAL  INCOME/    YIELD/      AVERAGE     OF TOTAL INCOME/    YIELD
                                                  BALANCE    ASSETS   EXPENSE     RATE       BALANCE      ASSETS  EXPENSE    RATE
                                                  -------    ------   -------     ----       -------      ------  -------    ----
                                                                                (DOLLARS IN THOUSANDS)
Assets:
Interest-earning assets:
   Loans<F1>                                      $ 95,077    60.12%  $ 8,529      8.97%     $ 84,372     57.19% $ 6,889     8.17%
   Taxable investment securities                    32,103    20.30     2,000      6.23        33,515     22.72    1,872     5.59
   Non-taxable investment securities<F2>            17,065    10.79     1,723     10.10        20,307     13.77    2,264    11.15
   Federal funds sold                                3,017     1.91       173      5.73         1,171      0.79       55     4.70
                                                  --------   ------   -------     -----      --------    ------  -------    -----
Total interest-earning assets                      147,262    93.12    12,425      8.44       139,365     94.47   11,080     7.95
Noninterest earning assets:
   Cash and due from banks                           4,418     2.79                             3,913      2.65
   Premises and equipment                            3,330     2.11                             3,220      2.18
   Other assets                                      4,673     2.95                             3,127      2.12
   Allowance for possible loan losses               (1,527)   (0.97)                           (2,097)    (1.42)
                                                  --------   ------                          --------    ------
     Total assets                                 $158,156   100.00%                         $147,528    100.00%
                                                  ========   ======                          ========    ======

Liabilities and shareholders' equity
Interest-bearing liabilities:
   Demand deposits                                $ 17,265    10.92%  $   355      2.06      $ 15,800     10.71% $   328     2.08
   Savings deposits                                 12,848     8.12       381      2.97        12,731      8.63      381     2.99
   Money market                                     19,692    12.45       752      3.82        20,737     14.06      553     2.67
   Time deposits                                    71,277    45.07     3,810      5.35        61,508     41.69    2,688     4.37
   Federal funds purchased and
     short-term borrowings                             322     0.20        20      6.21         2,167      1.47       98     4.52
                                                  --------   ------   -------     -----      --------    ------  -------    -----
Total interest-bearing liabilities                 121,404    76.76     5,318      4.38       112,943     76.56    4,048     3.58
Noninterest-bearing liabilities:
   Demand deposits                                  12,143     7.68                            13,049      8.85
   Other liabilities                                 1,487     0.94                             1,600      1.08
                                                  --------   ------                          --------    ------
     Total liabilities                             135,034    85.38                           127,592     86.49
     Shareholders' equity                           23,122    14.62                            19,936     13.51
                                                  --------   ------                          --------    ------
     Total liabilities and shareholders' equity   $158,156   100.00%                         $147,528    100.00%
                                                  ========   ======                          ========    ======
Net interest income                                                   $ 7,107                                    $ 7,032
                                                                      =======                                    =======
Interest rate spread                                                               4.06%                                     4.37%
                                                                                  =====                                     =====
Net interest rate margin                                                           4.83%                                     5.05%
                                                                                  =====                                     =====

--------------------
<F1> Average balances include non-accrual loans.  The income on such loans is included in interest but is recognized only upon receipt.
<F2> Non-taxable investment income presented on a fully tax-equivalent basis. The tax effect resulted in an increase in interest income of $585,000 and $770,000 for the years ended December 31, 1995 and 1994, respectively.

INTEREST DIFFERENTIAL

          The following table sets forth, on a tax-equivalent basis for the periods presented, a summary of the changes in interest income and expenses resulting from changes in yields/ rates. The change in interest due to both rate and volume has been allocated to rate and volume changes in proportion to the relationship of the absolute dollar amounts of the changes in each.

                                                AMOUNT OF INCREASE (DECREASE)
                                                    1995 COMPARED TO 1994
                                                 INCREASE (DECREASE) DUE TO:
                                         -------------------------------------------

                                         VOLUME<F1>         RATE<F2>            NET
                                         ----------         --------          ------
                                                     (DOLLARS IN THOUSANDS)
Interest earned on:
 Loans                                     $ 926             $ 714            $1,640
 Taxable investment securities               (81)              209               128
 Non-taxable investment securities<F3>      (340)             (201)             (541)
 Federal funds sold                          104                14               118
                                           -----             -----            ------
   Total interest-earning assets             609               736             1,345
                                           -----             -----            ------

Interest paid on:
 Interest-bearing demand deposits             30               <F3>               27
 Savings deposits                              3               <F3>                0
 Money market                                (29)              228               199
 Time deposits                               465               657             1,122
 Federal funds purchased & other
   short-term borrowings                    (105)               27               (78)
                                           -----             -----            ------
 Total interest-bearing liabilities          364               906             1,270
                                           -----             -----            ------
   Net interest income                     $ 245             $(170)           $   75
                                           =====             =====            ======

--------------------
<F1> Change in volume multiplied by yield/rate of prior period.
<F2> Change in yield/rate multiplied by volume of prior period.
<F3> Nontaxable investment securities are presented on a fully tax-equivalent basis assuming a tax rate of 34%.

INVESTMENT PORTFOLIO

          The book value of investment securities is summarized as follows:

                                                                   DECEMBER 31,
                                         ---------------------------------------------------------------
                                                    1995                                1994
                                         ---------------------------         ---------------------------
                                                           PERCENT                             PERCENT
                                                           OF TOTAL                            OF TOTAL
                                          AMOUNT          SECURITIES         AMOUNT           SECURITIES
                                          ------          ----------         ------           ----------
                                                            (DOLLARS IN THOUSANDS)
U.S. Treasury securities and
  U.S. government agencies and
  corporations                           $27,775             49.2%           $21,012             45.9%
State and municipal                       27,070             48.0%            20,586             45.0
Other                                      1,579              2.8%             4,137              9.1
                                         -------            -----            -------            -----
  Total                                  $56,424            100.0%           $45,735            100.0%
                                         =======            =====            =======            =====

          The following table summarizes maturity and yield information on investment securities at December 31, 1995:

                                                                       DECEMBER 31, 1995
                                                                            MATURING
                                    -----------------------------------------------------------------------------------------
                                                              OVER ONE           OVER FIVE
                                          IN ONE              THROUGH             THROUGH               OVER
                                       YEAR OR LESS          FIVE YEARS          TEN YEARS            TEN YEARS        TOTAL
                                    ------------------  -------------------  ------------------   ------------------  -------

                                    AMOUNT   YIELD<F1>  AMOUNT    YIELD<F1>  AMOUNT   YIELD<F1>   AMOUNT   YIELD<F1>   AMOUNT
                                    ------   ---------  ------    ---------  ------   ---------   ------   ---------  -------
                                                                  (DOLLARS IN THOUSANDS)
U.S. Treasury securities and other
  U.S. government agencies and
  corporations                      $1,008     6.80%    $21,132     5.59%     $2,229     6.76%    $    --       --%   $24,369
State and municipal                    887     7.01       8,699     8.00       4,314     8.67      13,170     9.45     27,070
Other (includes MBS)<F2>               102     9.00       3,406     5.75          --       --          --       --      3,508
                                    ------              -------               ------              -------             -------
  Total                             $1,997     7.01%    $33,237     6.24%     $6,543     8.02%    $13,170     9.45%   $54,947
                                    ======     ====     =======     ====      ======     ====     =======     ====    =======

--------------------
<F1> Presented on a fully tax-equivalent basis assuming a tax rate of 34%.
<F2> Equity securities of $1,035,000 in Federal Home Loan
     Mortgage Corporation stock and $442,400 in Federal Home Loan Bank of Chicago stock are not included in this table as these equity securities have no stated maturity.

LOAN PORTFOLIO

          The composite of the loan portfolio is summarized as follows:

                                                                   DECEMBER 31,
                                         ---------------------------------------------------------------
                                                    1995                                1994
                                         ---------------------------         ---------------------------
                                                           PERCENT                             PERCENT
                                                           OF TOTAL                            OF TOTAL
                                          AMOUNT             LOANS           AMOUNT              LOANS
                                          ------           --------          ------            --------
                                                            (DOLLARS IN THOUSANDS)
Commercial, financial and
  agricultural                           $36,539              36.6%          $35,410              37.7%
Real estate-mortgage                      22,368              22.4            25,351              27.0
Installment                               37,859              38.0            30,360              32.4
Consumer                                   3,004               3.0             2,513               2.7
Loans held for sale                           --                --               214               0.2
                                         -------             -----           -------             -----
   Total                                 $99,770             100.0%          $93,848             100.0%
                                         =======             =====           =======             =====

          The following table sets forth the maturities and sensitivities composition of total loans at December 31, 1995 and summarizes maturity information for the loan portfolio as of December 31, 1995:

                                                              DECEMBER 31, 1995
                                      ---------------------------------------------------------------
                                                          AFTER ONE
                                        IN ONE             THROUGH            AFTER
                                      YEAR OR LESS        FIVE YEARS        FIVE YEARS          TOTAL
                                      ------------        ----------        ----------          -----
                                                            (DOLLARS IN THOUSANDS)
Fixed Rate Loans:
----------------
Commercial, financial and agricultural   $12,111           $10,344           $   259           $22,174
Real estate-mortgage                       2,678             6,586             5,528            14,792
Installment                                1,484            34,897             1,469            37,850
Consumer                                     225                --                --               225
                                         -------           -------           -------           -------
   Total                                 $16,498           $51,827           $ 7,256           $75,581
                                         =======           =======           =======           =======

Variable Rate Loans:
-------------------
Commercial, financial and agricultural   $ 6,531           $ 6,949           $   345           $13,825
Real estate-mortgage                       1,108                --             6,468             7,576
Installment                                    9                --                --                 9
Consumer                                   2,779                --                --             2,779
                                         -------           -------           -------           -------
   Total                                 $10,427           $ 6,949           $ 6,813           $24,189
                                         =======           =======           =======           =======

Total Loans:
-----------
Commercial, financial and agricultural   $18,642           $17,293           $   604           $36,539
Real estate-mortgage                       3,786             6,586            11,996            22,368
Installment                                1,493            34,897             1,469            37,859
Consumer                                   3,004                --                --             3,004
                                         -------           -------           -------           -------
   Total                                 $26,925           $58,776           $14,069           $99,770
                                         =======           =======           =======           =======

          RISK ELEMENTS INVOLVED IN LENDING ACTIVITIES. The following table details the nonperforming asset information for the periods presented:

                                                          SEPTEMBER 30,             DECEMBER 31,
                                                          -------------       ------------------------
                                                             1996              1995              1994
                                                             ----              ----              ----
                                                                      (DOLLARS IN THOUSANDS)
Non-accrual loans                                           $  730            $1,031            $2,414
Loans past due 90 days or more                                 179                 5                61
Restructured loans                                              --                --                --
                                                            ------            ------            ------
  Total non-performing loans                                   909             1,036             2,475
Foreclosed property                                            631               960               719
                                                            ------            ------            ------
  Total non-performing assets                               $1,540            $1,996            $3,194
                                                            ======            ======            ======

Non-performing loans to loans                                 0.88%             1.07%             2.71%
Non-performing assets to loans plus
  foreclosed property                                         1.48%             2.04%             3.47%
Non-performing assets to total assets                         0.85%             1.19%             2.16%

          It is generally the policy of Regional to discontinue the accrual of interest on loans when principal or interest is due and has remained unpaid for 90 days or more, unless the loan is well secured and in the process of collection. If interest on nonaccrual loans had been accrued, such income would have amounted to $85,000 for 1995. Interest income on those loans, representing cash payments received, amounted to $20 for 1995.

          POTENTIAL PROBLEM LOANS. Certain loans may require frequent management attention and are reviewed on a monthly or more frequent basis. Although payments on these loans are less than 90 days past due or in many cases are current, the borrowers have or have had a history of financial difficulties and management has concern as to the borrower's ability to comply with present loan repayment terms. As such, these loans may result in classification at some future point as nonperforming. At September 30, 1996 and December 31, 1995, such loans (excluding all nonperforming loans described above) amounted to $4,146,000 and $3,887,000, respectively.

          FOREIGN OUTSTANDING. Regional had no loans to any foreign countries on any of the dates specified in the tables.

          LOAN CONCENTRATIONS. Regional does not have a particular concentration of credit in any one economic sector.

SUMMARY OF LOAN LOSS EXPERIENCE

          The following table summarizes changes in the allowance for loan loss arising from loans charged off and recoveries on loans previously charged off, by loan category and additions to the allowance that have been charged to expense.


                                                                                     YEAR ENDED
                                                       NINE MONTHS ENDED            DECEMBER 31,
                                                         SEPTEMBER 30,        ------------------------
                                                              1996             1995              1994
                                                         -------------        ------            ------
                                                                     (DOLLARS IN THOUSANDS)
Balance at beginning of period                              $1,350            $1,825            $1,897

Loans charged off:
  Commercial, financial and agricultural                        29               800                 7
  Real estate-mortgage                                          --                --                --
  Installment and consumer                                     150               114                24
                                                            ------            ------            ------
      Total charge-offs                                        179               914                31
                                                            ------            ------            ------

Recoveries of loans previously charged off:
Commercial, financial and agricultural                         194               384               231
Real estate-mortgage                                             2                --                --
Installment and consumer                                        31                13                 8
                                                            ------            ------            ------
  Total recoveries                                             227               397               239
                                                            ------            ------            ------
Net charge-offs (recoveries)                                   (48)              517              (208)
                                                            ------            ------            ------
Additions to allowance charged to (credited to) expense         75                42              (280)
                                                            ------            ------            ------
Balance at end of period                                    $1,473            $1,350            $1,825
                                                            ======            ======            ======

Net charge-offs (recoveries) to average loans                (0.05)%            0.54%            (0.25)%
Allowance for loan losses to loans                            1.43 %            1.40%             2.00 %
Allowance for loan losses to
  non-performing loans                                      162.05 %          130.31%            73.74 %

          The level of the allowance for loan loss is reviewed quarterly by the board of directors and management utilizing two methods of analysis. The first method assigns specific allocation percentages based on the loans' risk ratings and includes unused loan commitments. These specific allocation percentages are reviewed annually by the board of directors and management. The second method utilizes a loss history for each type of loan category while estimating the potential loss exposure.

          Management views the allowance for loan losses as being available for all potential or previously unidentified loan losses which may occur in the future. The risk of future losses that is inherent in the loan portfolio is not precisely attributable to a particular loan or category of loans. Based on its review of adequacy, Regional's management has estimated those portions of the allowance that could be attributable to major categories of loans as detailed in the following table:

                                                                                     DECEMBER 31,
                                                          ------------------------------------------------------------------
                                                                      1995                              1994
                                                          ------------------------------    --------------------------------
                                                                             PERCENT OF                          PERCENT OF
                                                                           LOANS IN EACH                       LOANS IN EACH
                                                                            CATEGORY TO                         CATEGORY TO
                                                         ALLOWANCE          TOTAL LOANS    ALLOWANCE            TOTAL LOANS
                                                         ---------         -------------   ---------           -------------
                                                                                (DOLLARS IN THOUSANDS)
Commercial, financial and agricultural                    $  848                36.6%       $1,146                  37.7%
Real estate-mortgage                                          89                22.4           120                  27.0
Installment                                                  356                38.0           482                  32.4
Consumer                                                      57                 3.0             7                   2.7
Loans held for sale                                           --                  --            --                   0.2
                                                          ------               -----        ------                 -----
    Total                                                 $1,350               100.0%       $1,825                 100.0%
                                                          ======               =====        ======                 =====

          Allocations estimated for the loan categories do not specifically represent that loan charge-offs of that magnitude will necessarily be incurred. The allocation does not restrict future loan losses attributable to other categories. The risk factors considered when determining the overall level of the allowance for loan losses are the same when estimating the allocation by major category, as specified in the allowance category.

DEPOSITS

          The following table shows, for each type of deposit, the average balance and rate paid on each type of deposit for the years ended December 31, 1995 and 1994:

                                                                                   DECEMBER 31,
                                                          --------------------------------------------------------------
                                                                      1995                               1994
                                                          --------------------------------------------------------------
                                                          AVERAGE                             AVERAGE
                                                          BALANCE               RATE          BALANCE               RATE
                                                          --------------------------          --------------------------
                                                                               (DOLLARS IN THOUSANDS)
Noninterest bearing demand deposits                       $ 12,143                --%         $ 13,049                --%
Interest-bearing demand deposits                            36,956              3.00            36,537              2.41
Savings deposits                                            12,848              2.97            12,731              2.99
Time deposits                                               71,277              5.35            61,508              4.37
                                                          --------                            --------
   Total                                                  $133,224              3.98%         $123,825              3.19%
                                                          ========              ====          ========              ====

     The following table shows the maturity of time deposits of $100,000 or more at December 31, 1995:

                                                    (DOLLARS IN THOUSANDS)
Three months or less                                        $1,069
Over three through six months                                3,940
Over six through twelve months                               2,427
Over twelve months                                           1,727
                                                            ------
                                                            $9,163
                                                            ======

RETURN OF EQUITY AND ASSETS

          The following ratios are among those commonly used in analyzing the performance of banks and bank holding companies:

                                                             1995              1994
                                                            ------            ------
Return on average assets                                     1.74%             1.73%
Return on average equity                                    11.93%            12.77%
Dividend payout ratio                                       37.49%             5.90%
Equity to assets ratio                                      14.62%            13.51%

PROPERTIES

          Both Regional's and Bank of Alton's principal office is located at 1520 Washington Avenue, Alton, Illinois 62002. Bank of Alton also operates two branch facilities; one of which is located at 2627 State Street, Alton, Illinois 62002 and the other of which is located at One Terminal Drive, Bethalto, Illinois 62010.

LEGAL PROCEEDINGS

          During the normal course of business, various legal claims have arisen which, in the opinion of the management of Regional, will not result in any material liability to Regional.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

          INTRODUCTION. The following discussion and analysis is intended to review the significant factors affecting the financial condition and results of operations of Regional for the nine months ended September 30, 1996 and 1995 and the three-year period ended December 31, 1995. It provides a more comprehensive review of factors not otherwise apparent from the consolidated financial statements of Regional alone. Reference should be made to those financial statements and the selected financial data presented elsewhere herein for an understanding of the following review.

          NET INCOME ANALYSIS. Regional's net income for 1995 was $2,758,000, compared to $2,546,000 for 1994 and $3,019,000 for 1993. The increase in net income for 1995 as compared to 1994 was due primarily to a decrease in non-interest expense offset by an increase in provision for loan loss expense. The decrease in net income for 1994 as compared to 1993 was due to both the adoption of a new accounting standard for income taxes, which added $518,000 to 1993 net income, and the change in the provision for loan loss credit from $(960,000) in 1993 to $(280,000) in 1994.

          For the nine months ended September 30, 1996 and 1995, net income was $2,010,000 and $1,999,000, respectively. The increase was due primarily to a decrease in income tax expense.

          NET INTEREST INCOME. Net interest income is the largest component of earnings and is affected by the volume of the sources and uses of funds, the respective rates earned and paid on those funds, the mix of those funds and the volume of non-performing assets. Regional's net interest income increased 4.1% to $6,522,000 for 1995 and increased 6.7% to $6,263,000 for
1994. The net interest margin, which is calculated by dividing tax-equivalent net interest income by average interest-earning assets, was 4.83% in 1995, compared to 5.05% and 5.19% in 1994 and 1993, respectively. Regional's yield on interest-earning assets increased to 8.44% in 1995 from 7.95% in 1994 while the cost of funds increased to 4.38% in 1995 from 3.58% in 1994. The decreases in net interest margin were attributable to the increasing rate environment and intense competition for deposits between local financial institutions.

          During 1995, increases in the average volume of loans and federal funds sold resulted in an increase in interest income of $1,030,000. This increase was partially offset by a $421,000 decrease in average volume of taxable and non-taxable investment securities. Changes in interest rates on the average volume of loans and federal funds sold increased interest income by $728,000. Changes in interest rates on the average volume of money markets and time deposits increased interest expense by $885,000. The net effect of the volume and rate changes associated with all categories of interest-earning assets during 1995 as compared to 1994 increased interest income by $1,345,000, while the net effect of the volume and rate changes associated with all categories of interest-bearing liabilities increased interest expense by $1,270,000.

          Net interest income was $4,856,000 for the first nine months of 1996, a .3% decrease from the same period of 1995. Interest income increased $975,000 for the first nine months of 1996 and interest expense increased $993,000. The net decrease was primarily attributable to lower than expected loan demand and strong local competition for deposits.

          PROVISION FOR LOAN LOSSES. The provision for loan losses charged to expense was $42,000 in 1995, compared to credits of $(280,000) in 1994 and $(960,000) in 1993. The negative provisions recorded by Regional in 1994 and 1993 were due to significant performance improvements on several credits which resulted in management's decision to reduce the level of the allowance for loan losses in 1994 and 1993.

          The allowance for loan losses is maintained at a level considered adequate to provide for potential losses. The provision for loan losses is based on a periodic analysis, considering, among other factors, current economic conditions, loan portfolio composition, past loan loss experience, independent appraisals, loan collateral and payment experience. In addition to the allowance for losses on identified problem loans, an overall unallocated allowance is established to provide for unidentified credit losses inherent in the portfolio. As adjustments become necessary, they are reflected in the results of operations in the periods in which they become known.

          Management believes the allowance for loan losses is adequate to absorb losses in the loan portfolio. While management uses available information to recognize loan losses, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of the examination process, periodically review the allowance for loan losses. Such agencies may require Regional to increase the allowance for loan losses based on their judgments and interpretations about information available to them at the time of their examinations.

          The ratio of nonperforming loans to loans decreased since 1993 as a result of a more aggressive approach to account collections and the effectiveness of management in working with the problem credits coupled with acquisitions of foreclosed real estate.

          The provision for loan losses was $75,000 in the first nine months of 1996, compared to $42,000 in the same period for 1995.

          NON-INTEREST INCOME. Regional's 1995 non-interest income was $1,108,000, representing a 33.7% increase from 1994 results, while 1994 non-interest income represents a 34.7% decrease from 1993 results. The increase in 1995 was due to an increase of $35,000 in ATM switch income, a $10,000 increase in gain on sale of investment securities, offset by a decrease of $37,000 in gain on sale of other real estate. In addition, no security losses were recorded in 1995, compared to a loss of $250,000 in 1994 resulting from repositioning the investment portfolio. The decrease in 1994 non-interest income was due primarily to a decrease of 80% on gain on sale of mortgage loans due to a decrease of the volume of loans sold from $13,356,000 in 1993 to $5,084,000 in 1994, partially offset by a $85,000 increase in ATM switch income. In addition, Regional recorded a gain on sale of investment securities of $176,000 in 1993, compared to the loss of $250,000 in 1994.

          Non-interest income for the first nine months of 1996 was $798,000, a 5.0% decrease from 1995. The decrease was due primarily to a decrease in gains on sales of investment securities, mortgage loans and other real estate.

          NON-INTEREST EXPENSE. Non-interest expense decreased 3.3% in 1995 and 9.2% in 1994. FDIC insurance assessment decreased 47.5% in 1995, primarily due to the FDIC's reduction of deposit premiums charged to commercial banks, which resulted from the BIF reaching its required reserve level of 1.25% of total insured deposits during 1995. These decreases in non-interest expense were offset by an increase in equipment and data processing expense of 18.0% and 55.2%, respectively, due to implementation of a new data processing system in August 1994. The 1994 decrease was attributable to a decrease in occupancy expense of 35.7% and a decrease in legal and professional fees of 27.8%. In 1993, the useful lives of many fixed assets were evaluated and shortened, resulting in a one-time charge to depreciation expense which inflated 1993 occupancy expense. In addition, 1993 legal and professional fees contained expenses associated with regulatory matters involving a former bank officer. These decreases were offset by a 46.7% increase in data processing expense, again due to implementation of a new data processing system in August 1994.

          Non-interest expense for the first nine months of 1996 was $3,128,000 compared to $2,973,000 in the first nine months of 1995. The addition of a new facility in Bethalto, Illinois increased salaries and employee benefits 11.9%, increased occupancy 34.4% and increased equipment expense 17.7%. These increases were partially offset by a 99.5% decrease in FDIC insurance assessment, again primarily due to the FDIC's reduction in the deposit premium charged to commercial banks. Other non-interest expense increased 12.0% partially due to a write-down on other real estate of $50,000.

          INCOME TAXES. Regional recorded income tax expense of $933,000 for 1995, $796,000 for 1994 and $1,158,000 for 1993.
The effective income tax rates were 25.3%, 23.8% and 31.6% for the years ended December 31, 1995, 1994 and 1993, respectively.

          Income tax expense of $441,000 and $700,000 was recorded for the nine months ended September 30, 1996 and 1995, respectively.

          In February 1992, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes ("SFAS 109"). SFAS 109 was effective for fiscal years beginning after December 15, 1992 and could have been applied through retroactive restatement of previously issued financial statements, or through reporting the cumulative effect of applying the changes in the period of its initial application. Regional implemented SFAS 109 during 1993 and reported the cumulative effect of this change in the method of accounting for income taxes resulting in an increase in earnings of $518,000 in Regional's 1993 consolidated statement of income.

          LIQUIDITY AND INTEREST RATE SENSITIVITY. Liquidity is provided to Regional through earning assets, including short-term investments in federal funds sold, and through maturities in the investment and loan portfolios. In addition, liquidity is provided by advances from the Federal Home Loan Bank of Chicago.

          The asset/liability management process, which involves management of the components of the balance sheet to allow assets and liabilities to reprice at approximately the same time, is a dynamic process essential to minimizing the effect of interest rate fluctuations on net interest income. The following tables reflect Regional's GAP analysis (rate-sensitive assets minus rate-sensitive liabilities) as of September 30, 1996 and December 31, 1995, respectively:

                                                                               SEPTEMBER 30, 1996
                                                          ------------------------------------------------------------
                                                                         OVER          OVER
                                                                       3 MONTHS       1 YEAR
                                                          3 MONTHS    THROUGH 12      THROUGH        OVER
                                                          OR LESS       MONTHS        5 YEARS       5 YEARS      TOTAL
                                                          --------    ----------      -------       -------      -----
                                                                             (DOLLARS IN THOUSANDS)
Assets:
  Investments in debt and equity securities               $    155     $  2,287      $ 36,937       $26,698     $ 66,077
  Loans                                                     21,408       15,701        48,733        20,685      106,527
  Federal funds sold                                           495           --            --            --          495
  Interest-bearing deposits                                     --           --            --            --           --
                                                          --------     --------      --------       -------     --------
Total interest-sensitive assets                             22,058       17,988        85,670        47,383      173,099
                                                          --------     --------      --------       -------     --------
Liabilities:
  Money market deposits
    (interest-bearing demand)                               41,797           --            --            --       41,797
  Savings                                                   12,547           --            --            --       12,547
  Time deposits                                             30,757       23,944        24,225            --       78,926
  Short-term borrowings                                      4,000        5,000         1,000            --       10,000
                                                          --------     --------      --------       -------     --------
Total interest-sensitive liabilities                        89,101       28,944        25,255            --      143,270
                                                          --------     --------      --------       -------     --------
Interest-sensitivity gap at September 30, 1996:
  Incremental                                             $(67,043)    $(10,956)     $ 60,445       $47,383     $ 29,829
                                                          ========     ========      ========       =======     ========
  Cumulative                                              $(67,043)    $(77,999)     $(17,554)      $47,383
                                                          ========     ========      ========       =======

                                                                               DECEMBER 31, 1995
                                                          ------------------------------------------------------------
                                                                         OVER          OVER
                                                                       3 MONTHS       1 YEAR
                                                          3 MONTHS    THROUGH 12      THROUGH        OVER
                                                          OR LESS       MONTHS        5 YEARS       5 YEARS      TOTAL
                                                          --------    ----------      -------       -------      -----
                                                                             (DOLLARS IN THOUSANDS)
Assets:
  Investments in debt and equity securities               $     --     $  1,997      $ 33,237       $21,190     $ 56,424
  Loans                                                     19,661       12,178        49,355        18,576       99,770
  Federal funds sold                                         3,625           --            --            --        3,625
                                                          --------                                  -------     --------
Total interest-sensitive assets                             23,286       14,175        82,592        39,766      159,819
                                                          --------     --------      --------       -------     --------
Liabilities:
  Money market deposits
    (interest-bearing demand)                               43,013           --            --            --       43,013
  Savings                                                   13,041           --            --            --       13,041
  Time deposits                                             22,062       33,502        19,286            --       74,850
Total interest-sensitive liabilities                        78,116       33,502        19,286            --      130,904
                                                          --------     --------      --------       -------     --------
Interest-sensitivity gap at December 31, 1995:
  Incremental                                             $(54,830)    $(19,327)     $ 63,306       $39,766     $ 28,915
                                                          ========     ========      ========       =======     ========
  Cumulative                                              $(54,830)    $(74,157)     $(10,851)      $28,915
                                                          ========     ========      ========       =======

          As indicated in the preceding tables, Regional was liability sensitive on a cumulative basis in the near term (three months or less) at September 30, 1996 and December 31, 1995, based on contractual maturities and earliest repricing dates. In this regard, an increase in the general level of interest rates would generally have a negative effect on Regional's net interest income as the repricing of the larger volume of interest-sensitive liabilities would create a larger amount of interest expense than the additional amount of interest income created by the repricing of the smaller volume of interest-sensitive assets.

          The following table summarizes certain trends in Regional's consolidated balance sheet during the two-year period:

                                                DECEMBER 31,
                                                ------------
                                          1995              1994
                                          ----              ----
                                          (DOLLARS IN THOUSANDS)
   Total assets                         $167,680          $148,140
   Earning assets                       $156,733          $138,476
   Deposits                             $142,714          $127,107

   Loans to deposits (net loans)           67.75%            71.84%
   Loans to total assets (net loans)       57.66%            61.64%
   Debt securities to total assets         33.65%            30.87%

          The composition of total assets and earning assets changed during 1995 as funds were shifted into investments due to lower than expected loan growth. Regional's earning assets increased $18,257,000 from December 31, 1994 to December 31, 1995. Investment securities were $56,424,000 at December 31, 1995 as compared to $45,375,000 at December 31, 1994. Loans, net of unearned discount, were $96,684,000 at December 31, 1995, compared to $91,316,000 at December 31, 1994. Deposits increased $15,607,000 from December 31, 1994 to December 31, 1995.
Interest-bearing deposits increased $17,182,000, while non interest-bearing deposits decreased $1,575,000.

          CAPITAL ADEQUACY. Regional's equity capital was $23,416,000, $23,122,000 and $19,685,000 at September 30, 1996,
December 31, 1995 and December 31, 1994, respectively. During 1996, equity capital increased $294,000 as a result of net income of $2,010,000, offset by dividends paid of $760,000 and a net unrealized loss on securities available-for-sale of $(956,000). During 1995, equity capital increased $3,437,000. This increase was attributable to net income of $2,758,000, and a $1,713,000 net unrealized gain on marketable equity securities, offset by dividends paid of $1,034,000.

          Risk-based capital guidelines for financial institutions were adopted by regulatory authorities and were effective January 1, 1991. These guidelines were designed to relate regulatory capital requirements to the risk profile of the specific institutions and to provide for uniform requirements among the various regulators. Currently, the risk-based capital guidelines require Regional to meet a minimum total capital ratio of 8.0%, of which at least 4.0% must consist of Tier 1 capital. Tier 1 capital generally consists of (a) common shareholders' equity, (b) qualifying perpetual preferred stock and related surplus subject to certain limitations specified by the FDIC and
(c) minority interests in the equity accounts of consolidated subsidiaries less goodwill and any other intangible assets and investments in subsidiaries that the FDIC determines should be deducted from Tier 1 capital. The FDIC also requires a minimum leverage ratio of 3.0%, defined as the ratio of Tier 1 capital less purchased mortgage servicing rights to total assets, for banking organizations deemed the strongest and most highly-rated by banking regulators. A higher minimum leverage ratio is required of less highly-rated banking organizations.

          The following tables summarize, on a consolidated basis, Regional's risk-based capital and leverage ratios:

                                                        RISK BASED CAPITAL RATIOS
                  -------------------------------------------------------------------------------------------------

                                     TOTAL                                               TIER 1
                  --------------------------------------------          -------------------------------------------
                  SEPTEMBER 30,               DECEMBER 31,              SEPTEMBER 30,              DECEMBER 31,
                  -------------         ----------------------          -------------         ---------------------
                      1996              1995              1994              1996              1995             1994
                      ----              ----              ----              ----              ----             ----
                     21.97%            22.43%            22.99%            20.72%            21.18%            21.74%


                               LEVERAGE RATIOS
                  --------------------------------------------

                  SEPTEMBER 30,               DECEMBER 31,
                  -------------         ----------------------
                      1996              1995              1994
                      ----              ----              ----
                     12.86%            13.79%            13.29%

     Risk Management. Regional's management objective in structuring the balance sheet is to maximize the return on stockholders' equity while minimizing the associated risks. The major risks involved in the banking industry are market, credit and liquidity risks. The following is a discussion of Regional's management of these risks.

          Market Risk Management. Regional's management
          ----------------------
     believes its loan and investment portfolios are sufficiently diversified to minimize the effect of a downturn in any particular industry or market. Regional does not have any particular concentration of credit in any one economic sector. Installment loans as of December 31, 1995 totaled $37,859,000, or 38%, of the loan portfolio, while real estate loans totaled $22,368,000, or 22.4%, of the loan portfolio. Commercial loans as of December 31, 1995 totaled $36,539,000, or 36.6%, of the loan portfolio. The commercial loan portfolio, which includes loans made primarily to businesses located in Madison County and served by Regional, is generally secured by business assets such as inventory, accounts receivable and equipment. At December 31, 1995 the total investment portfolio was $56,424,000. Approximately 49.2% of the portfolio is comprised of U.S. Government issues and approximately 48.0% is comprised of State and Municipal Bonds.

          Credit Risk Management. The risks Regional's
          ----------------------
     management assumes in providing credit products to customers is fundamental to its business operation. Credit risk management includes defining an acceptable level of risk and return, establishing policies and procedures to govern the credit process and maintaining a thorough portfolio review function. Credit policies are ultimately the responsibility of Regional's Board of Directors and, as such, are reviewed and approved by the Board of Directors. Of equal importance in this risk management process are the ongoing monitoring procedures performed by management.

          Nonperforming loans represented .88% of total loans at September 30, 1996, compared to 1.07% and 2.71% at December 31, 1995 and 1994, respectively. Other real estate owned by Regional totaled $631,000 at September 30, 1996 and $960,000 and $719,000 at December 31, 1995 and 1994, respectively.

          Liquidity Risk Management. Liquidity is a
          -------------------------
     measurement of Regional's ability to meet the borrowing needs and the deposit withdrawal requirements of its customers. Regional actively manages the composition of its assets and liabilities to maintain the appropriate level of liquidity in the balance sheet. Management is guided by regularly reviewed policies when determining the appropriate portion of total assets, which should be comprised of readily marketable assets available to meet future liquidity needs.

          IMPACT OF NEW ACCOUNTING PRONOUNCEMENTS. During May 1993, FASB issued Statement of Financial Accounting Standards No. 114, Accounting by Creditors for Impairment of a Loan ("SFAS 114") and SFAS 115, Accounting for Certain Investments in Debt and Equity Securities ("SFAS 115"). During October 1994, the FASB issued SFAS 118, Accounting by Creditors for Impairment of a Loan
- Income Recognition and Disclosures ("SFAS 118"), which amends SFAS 114. During October 1994, the FASB issued SFAS 119, Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments ("SFAS 119"). In March 1995, the FASB issued SFAS 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of ("SFAS 121"). In May 1995, the FASB issued SFAS 122, Accounting for Mortgage Servicing Rights ("SFAS 122"), an amendment of FASB Statement No.
65. In June 1995, the FASB issued SFAS 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities ("SFAS 125").

          SFAS 114, as amended by SFAS 118, amends SFAS 5, Accounting for Contingencies, and SFAS 15, Accounting by Debtors and Creditors for Troubled Debt Restructurings, and became effective for Regional on January 1, 1995. SFAS 114 defines the recognition criterion for loan impairment and the measurement methods for certain impaired loans and restructured loans, loans whose terms have been modified in troubled-debt restructurings. Specifically, a loan is considered impaired when it is probable a creditor will be unable to collect all amounts due, including both principal and interest, according to the contractual terms of the loan agreement. When measuring impairment, the expected future cash flows of an impaired loan will be discounted at the loan's effective interest rate. Alternatively, impairment could be measured by reference to an observable market price, if one exists, or the fair value of the collateral for a collateral-dependent loan. Regardless of the measurement method used, SFAS 114 requires a creditor to measure impairment based on the fair value of the collateral when the creditor determines foreclosure is probable. Additionally, impairment of a restructured loan will be measured by discounting the total expected future cash flow at the loan's effective rate of interest as stated in the original loan agreement.

          SFAS 118 amends SFAS 114 to allow creditors to use existing methods of recognizing interest income on impaired loans. Regional has elected to continue to use its existing nonaccrual methods of recognizing interest on impaired loans.

          The impact of initially applying SFAS 114 and SFAS 118 was not reported as an accounting change; rather, it was reported as a component of the provision for loan losses charged to operations, and had no effect on Regional's consolidated results of operation as a result of implementation. SFAS 114 and SFAS 118 are effective for fiscal years beginning after December 15, 1994.

          SFAS 115 supersedes SFAS 12, Accounting for Certain Marketable Securities and related interpretations, and significantly amends SFAS 65, Accounting for Certain Mortgage Banking Activities, and SFAS No. 60, Accounting and Reporting by Insurance Enterprises. Regional adopted the provisions of SFAS 115 on January 1, 1994. SFAS 115 addresses the accounting and reporting for investments in equity securities that have readily determinable fair values, and all investments in debt securities. Under SFAS 115, debt and equity securities are classified into one of three categories; trading; available-for-sale and held-to-maturity. Trading securities are bought and held principally for the purpose of selling them in the near term. Held-to-maturity securities are those securities in which Regional has the ability and intent to hold until maturity. All other securities not included in trading or held-to-maturity are classified as available-for-sale. Regional has classified all securities as available-for-sale.

          As previously mentioned, effective January 1, 1994, Regional adopted SFAS 115, for which the cumulative effect was recorded on the consolidated balance sheet on that date. On January 1, 1994: (i) debt and marketable equity securities with an amortized cost of $55,075,000 were classified as available-for-sale securities; (ii) a market valuation account was established for the available-for-sale securities of $2,713,000 to increase the recorded balance of such securities at January 1, 1994 to their fair value on that date; (iii) a deferred liability of $922,000 was recorded to reflect the tax effect of the market valuation account; and (iv) the net increase resulting from the market valuation adjustment at January 1, 1994 was recorded as a separate component of shareholders' equity. Regional did not classify any securities as held-to-maturity or trading securities at January 1, 1994. Prior to the adoption of SFAS 115, marketable equity securities were carried at the lower of cost or estimated market value. A deferred tax benefit was established for the unrealized loss on marketable equity securities at January 1, 1994.

          SFAS 119 requires disclosures about the amounts, nature and terms of derivative financial instruments that are not subject to SFAS 105, Disclosure of Information about Financial Instruments with Off-Balance Sheet Risk and Financial Instruments with Concentrations of Credit Risk, because they do not result in off-balance-sheet risk of accounting loss. SFAS 119 requires that a distinction be made between financial instruments held or issued for trading purposes and financial instruments held or issued for purposes other than trading. SFAS 119 was effective for financial statements issued for fiscal years ending after December 15, 1994 and resulted in no effect on Regional's consolidated financial statements, other than additional disclosure requirements with respect to fixed rate loan commitments.

          Effective January 1, 1996, Regional adopted SFAS 121. SFAS 121 provides guidance for recognition and measurement of impairment on long-lived assets, certain identifiable intangibles and goodwill related both to assets to be held and used and assets to be disposed of. The statement requires entities to perform separate calculations for assets to be held and used to determine whether recognition of an impairment loss is required, and, if so, to measure impairment. If the sum of the expected future cash flows, undiscounted and without interest charges, is less than the asset's carrying amount, an impairment loss can be recognized. If the sum of the expected future cash flows is more than the assets carrying amount, an impairment loss cannot be recognized. Measurement of an impairment loss is based on the fair value of the asset. SFAS 121 also requires long-lived assets and certain identifiable intangibles to be disposed of to be reported at the lower of carrying amount or fair value less cost to sell. As of the adoption date January 1, 1996, Regional had no impaired long-lived or intangible assets affected by SFAS 121.

          SFAS 122 amends SFAS 65, Accounting for Certain Mortgage Banking Activities, to require that a mortgage banking enterprise recognize as separate assets rights to service mortgage loans for others, regardless of how such servicing rights are acquired. A mortgage banking enterprise that acquires mortgage servicing rights through either the purchase or origination of mortgage loans sells or securitizes those loans with servicing rights and the loans (without mortgage servicing rights) based on their relative fair values, if it is practicable to estimate those fair values. If it is not practicable to estimate the fair values of the mortgage servicing rights and the mortgage loans (without the mortgage servicing rights), the entire cost of purchasing or originating the loans should be allocated to the mortgage loans and no cost should be allocated to mortgage servicing rights. SFAS 122 also requires that a mortgage banking enterprise assess its capitalized mortgage servicing rights for impairment based on the fair value of those rights. SFAS 122 must be applied prospectively for fiscal years beginning after December 15, 1995, with earlier adoption encouraged, to transactions in which a mortgage banking enterprise sells or securitizes mortgage loans with servicing rights retained and to impairment evaluations of all amounts capitalized as mortgage servicing rights, including those purchased before the adoption of SFAS 122. Retroactive capitalization of mortgage servicing rights retained in transactions in which a mortgage banking enterprise originates mortgage loans and sells or securitizes those loans before the adoption of SFAS 122 is prohibited. Regional adopted the provisions of SFAS 122 effective January 1, 1996. The adoption of SFAS 122 had no impact on Regional's consolidated financial position or results of operations.

          SFAS 125 established accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities. The standards established by SFAS 125 are based on consistent applications of a "financial-components" approach that focuses on control. Under such approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities that it has incurred, derecognizes financial assets when control has been surrendered and derecognizes liabilities when extinguished. SFAS 125 provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings.

          SFAS 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996 and is to be applied prospectively. Earlier or retroactive application is not permitted. Regional does not believe that the implementation of SFAS 125 will have a material effect on its consolidated financial position or results of operation.

          EFFECT OF INFLATION. Persistent high rates of inflation can have a significant effect on the reported financial condition and results of operations of all industries. However, the asset and liability structure of commercial banks is substantially different from that of an industrial company in that virtually all assets and liabilities of commercial banks are monetary in nature. Accordingly, changes in interest rates may have a significant impact on a commercial bank's performance. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services.

          Inflation does have an impact on the growth of total assets in the banking industry, often resulting in a need to increase equity capital at higher than normal rates to maintain an appropriate equity-to-assets ratio.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

          The following table sets forth as of the Record Date the number of shares of Regional Common Stock beneficially owned and the percentage of ownership of outstanding shares of Regional Common Stock by (a) each director and executive officer of Regional, (b) each person who is known by Regional to own beneficially 5% or more of such stock and (c) all directors and executive officers of Regional as a group:

                                              SHARES     PERCENT
NAME AND ADDRESS                           BENEFICIALLY    OF
OF BENEFICIAL OWNER                            OWNED      CLASS
-------------------                            -----      -----
Paul E. Utterback<F1>                         23,373      92.31%
94 Fairmount
Alton, IL 62002

David B. Utterback                              267        1.05
President and Chairman
4305 S.W. 83rd Way
Gainesville, Florida 32608

Mark P. Utterback                               38          .15
Vice President
4530 Pershing
St. Louis, MO 63108

Sarah E. Utterback                             309         1.22
Secretary and Treasurer
7515 Parkdale, #1 West
St. Louis, MO  63105

Virgil D. Hook<F2>                             1,334       5.27

All Directors and                               614        2.42%
Executive Officers
as a Group (three persons)

--------------------
<F1> Includes shares held by the Paul E. Utterback Voting Trust, of which Billy R. Summers is the trustee and Paul E.
     Utterback is the sole beneficiary. Also includes shares held by the Mary G. Utterback Family Trust and the Mary G. Utterback Marital Trust; Paul E. Utterback is the trustee and sole beneficiary for each.

<F2> Includes shares held by the Virgil D. Hook Living Trust and the Margaret A. Hook Living Trust.

          For purposes of the above table, a person is deemed to be a beneficial owner of shares of Regional Common Stock if the person has or shares the power to vote or to dispose of such shares. Unless otherwise indicated in the footnotes, each person has sole voting and investment power with respect to shares shown in the table as beneficially owned by such person.

               INFORMATION REGARDING MBI STOCK
               -------------------------------

DESCRIPTION OF MBI COMMON STOCK AND ATTACHED PREFERRED SHARE
PURCHASE RIGHTS

          GENERAL. MBI has authorized 5,000,000 shares of MBI Preferred Stock, no par value, and 100,000,000 shares of MBI Common Stock, $5.00 par value. At September 30, 1996, MBI had no shares of MBI Preferred Stock issued and outstanding and 60,163,042 shares of MBI Common Stock outstanding. Under Missouri law, MBI's Board of Directors may generally approve the issuance of authorized shares of Preferred Stock and Common Stock without shareholder approval.

          MBI's Board of Directors is also authorized to fix the number of shares and determine the designation of any series of Preferred Stock and to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any series of MBI Preferred Stock. Except for the designation and reservation of Series A Junior Participating Preferred Stock pursuant to MBI's Preferred Share Purchase Rights Plan described below, MBI's Board of Directors has not acted to designate or issue any shares of MBI Preferred Stock. The existence of a substantial number of unissued and unreserved shares of MBI Common Stock and undesignated shares of MBI Preferred Stock may enable the Board of Directors to issue shares to such persons and in such manner as may be deemed to have an anti-takeover effect.

          The following summary of the terms of MBI's capital stock does not purport to be complete and is qualified in its entirety by reference to the applicable provisions of MBI's Restated Articles of Incorporation and By-Laws and Missouri law.

          DIVIDENDS. The holders of MBI Common Stock are entitled to share ratably in dividends when, as and if declared by the Board of Directors from funds legally available therefor, after full cumulative dividends have been paid or declared, and funds sufficient for the payment thereof set apart, on all series of MBI Preferred Stock ranking superior as to dividends to MBI Common Stock.

          The Board of Directors of MBI intends to maintain its present policy of paying quarterly cash dividends on MBI Common Stock, when justified by the financial condition of MBI and its subsidiaries. The declaration and amount of future dividends will depend on circumstances existing at the time, including MBI's earnings, financial condition and capital requirements as well as regulatory limitations, note and indenture provisions and such other factors as the Board of Directors may deem relevant. The payment of dividends to MBI by subsidiary banks is subject to extensive regulation by various state and federal regulatory agencies. See "SUPERVISION AND REGULATION."

          VOTING RIGHTS. Each holder of MBI Common Stock has one vote for each share held on matters presented for consideration by the shareholders, except that, in the election of directors, each shareholder has cumulative voting rights which entitle each such shareholder to the number of votes which equals the number of shares held by the shareholder multiplied by the number of directors to be elected. All such votes may be cast for one candidate for election as a director or may be distributed among two or more candidates.

          PREEMPTIVE RIGHTS. The holders of MBI Common Stock have no preemptive right to acquire any additional unissued shares or treasury shares of MBI.

          LIQUIDATION RIGHTS. In the event of liquidation, dissolution or winding up of MBI, whether voluntary or involuntary, the holders of MBI Common Stock will be entitled to share ratably in any of its assets or funds that are available for distribution to its shareholders after the satisfaction of its liabilities (or after adequate provision is made therefor) and after preferences on any outstanding MBI Preferred Stock.

          ASSESSMENT AND REDEMPTION. Shares of MBI Common Stock are and will be, when issued, fully paid and nonassessable. Such shares do not have any redemption provisions.

          PREFERRED SHARE PURCHASE RIGHTS PLAN. One preferred share purchase right is attached to each share of MBI Common Stock. The MBI Rights trade automatically with shares of MBI Common Stock, and become exercisable and will trade separately from the MBI Common Stock on the tenth day after public announcement that a person or group has acquired, or has the right to acquire, beneficial ownership of 20% or more of the outstanding shares of MBI Common Stock, or upon commencement or announcement of intent to make a tender offer for 20% or more of the outstanding shares of MBI Common Stock, in either case without prior written consent of the Board. When exercisable, each MBI Right will entitle the holder to buy 1/100 of a share of MBI Series A Junior Participating Preferred Stock at an exercise price of $100 per MBI Right. In the event a person or group acquires beneficial ownership of 20% or more of MBI Common Stock, holders of MBI Rights (other than the acquiring person or group) may purchase MBI Common Stock having a market value of twice the then current exercise price of each MBI Right. If MBI is acquired by any person or group after the Rights become exercisable, each MBI Right will entitle its holder to purchase stock of the acquiring company having a market value of twice the current exercise price of each MBI Right. The MBI Rights are designed to protect the interests of MBI and its shareholders against coercive takeover tactics. The purpose of the MBI Rights is to encourage potential acquirors to negotiate with MBI's Board of Directors prior to attempting a takeover and to give the Board leverage in negotiating on behalf of all shareholders the terms of any proposed takeover. The MBI Rights may deter certain takeover proposals. The MBI Rights, which can be redeemed by MBI's Board of Directors in certain circumstances, expire by their terms on June 3, 1998.

          CLASSIFICATION OF BOARD OF DIRECTORS. The Board of Directors of MBI is divided into three classes, and the directors are elected by classes to three-year terms, so that one of the three classes of the directors of MBI will be elected at each annual meeting of the shareholders. While this provision promotes stability and continuity of the Board of Directors, classification of the Board of Directors may also have the effect of decreasing the number of directors that could otherwise be elected at each annual meeting of shareholders by a person who obtains a controlling interest in the MBI Common Stock and thereby could impede a change in control of MBI. Because fewer directors will be elected at each annual meeting, such classification also will reduce the effectiveness of cumulative voting as a means of establishing or increasing minority representation on the Board of Directors.

          OTHER MATTERS.  MBI's Restated Articles of
Incorporation and By-Laws also contain provisions which: (i) require the affirmative vote of holders of at least 75% of the voting power of all of the shares of outstanding capital stock of MBI entitled to vote in the election of directors to remove a director or directors without cause; (ii) require the affirmative vote of the holders of at least 75% of the voting power of all shares of the outstanding capital stock of MBI to approve certain "business combinations" with "interested parties" unless at least two-thirds of the Board of Directors first approves such business combinations; and (iii) require an affirmative vote of at least 75% of the voting power of all shares of the outstanding capital stock of MBI for the amendment, alteration, change or repeal of any of the above provisions unless at least two-thirds of the Board of Directors first approves such an amendment, alteration, change or repeal. Such provisions may be deemed to have an anti-takeover effect.

RESTRICTIONS ON RESALE OF MBI STOCK BY AFFILIATES

          Under Rule 145 of the Securities Act, certain persons who receive MBI Common Stock pursuant to the Merger and who are deemed to be "affiliates" of Regional will be limited in their right to resell the stock so received. The term "affiliate" is defined to include any person who, directly or indirectly, controls, or is controlled by, or is under common control with Regional at the time the Merger is submitted to a vote of the shareholders of Regional. Each affiliate of Regional (generally each director and executive officer of Regional and each shareholder who beneficially owns a substantial number of outstanding shares of Regional Common Stock) who desires to resell the MBI Common Stock received in the Merger must sell such stock either pursuant to an effective Registration Statement or in accordance with an applicable exemption, such as the applicable provisions of Rule 145(d) under the Securities Act.

          Rule 145(d) provides that persons deemed to be affiliates may resell their stock received in the Merger pursuant to certain of the requirements of Rule 144 under the Securities Act if such stock is sold within the first two years after the receipt thereof. After two years, if such person is not an affiliate of MBI and if MBI is current with respect to its required public filings, a former affiliate of Regional may freely resell the stock received in the Merger without limitation. After three years from the issuance of the stock, if such person is not an affiliate of MBI at the time of sale and for at least three months prior to such sale, such person may freely resell such stock, without limitation, regardless of the status of MBI's required public filings. The shares of MBI Common Stock to be received by affiliates of Regional in the Merger will be legended as to the restrictions imposed upon resale of such stock.

COMPARISON OF THE RIGHTS OF SHAREHOLDERS OF MBI AND REGIONAL

          MBI is incorporated under the laws of the State of Missouri, while Regional is incorporated under the laws of the State of Illinois. The rights of the shareholders of MBI are governed by MBI's Restated Articles of Incorporation and By-Laws and the Missouri Act. The rights of Regional shareholders are governed by Regional's Articles of Incorporation and By-Laws and by the Illinois Act. The rights of Regional shareholders who receive shares of MBI Common Stock in the Merger will thereafter be governed by MBI's Restated Articles of Incorporation and By-Laws and by the Missouri Act. The material rights of such shareholders, and, where applicable, the differences between the rights of MBI shareholders and Regional shareholders, are summarized below.

          PREFERRED SHARE PURCHASE RIGHTS PLAN. As described above under "-- Preferred Share Purchase Rights Plan," MBI Common
Stock has attached Rights, which may deter certain takeover proposals. Regional does not have a rights plan.

          SUPERMAJORITY PROVISIONS. MBI's Restated Articles of Incorporation and MBI's By-Laws contain provisions requiring a supermajority vote of the shareholders of MBI to approve certain proposals. Under both MBI's Restated Articles and By-Laws, removal by the shareholders of the entire Board of Directors or any individual director from office without cause requires the affirmative vote of not less than 75% of the total votes entitled to be voted at a meeting of shareholders called for the election of directors. Amendment by the shareholders of MBI's Restated Articles or By-Laws relating to (i) the number or qualification of directors; (ii) the classification of the Board of Directors;
(iii) the filling of vacancies on the Board of Directors; or (iv) the removal of directors, requires the affirmative vote of not less than 75% of the total votes of MBI's then outstanding shares of capital stock entitled to vote, voting together as a single class, unless such amendment has previously been expressly approved by at least two-thirds of the Board of Directors. The Restated Articles of MBI additionally provide that, in addition to any shareholder vote required under the Missouri Act, the affirmative vote of the holders of not less than 75% of the total votes to which all of the then outstanding shares of capital stock of MBI are entitled, voting together as a single class (the "Voting Stock"), shall be required for the approval of any Business Combination. A "Business Combination" is defined generally to include sales, exchanges, leases, transfers or other dispositions of assets, mergers or consolidations, issuances of securities, liquidations or dissolutions of MBI, reclassifications of securities or recapitalizations of MBI, involving MBI on the one hand, and an Interested Shareholder or an affiliate of an Interested Shareholder on the other hand. An "Interested Shareholder" is defined generally to include any person, firm, corporation or other entity which is the beneficial owner of 5% or more of the voting power of the outstanding Voting Stock. If, however, at least two-thirds of the Board of Directors of MBI approve the Business Combination, such Business Combination shall require only the vote of shareholders as provided by Missouri law or otherwise. The amendment of the provisions of MBI's Restated Articles relating to the approval of Business Combinations requires the affirmative vote of the holders of at least 75% of the Voting Stock unless such amendment has previously been approved by at least two-thirds of the Board of Directors.

          To the extent that a potential acquiror's strategy depends on the passage of proposals which require a supermajority vote of MBI's shareholders, such provisions requiring a supermajority vote may have the effect of discouraging takeover attempts that do not have Board approval by making passage of such proposals more difficult. Neither Regional's Articles of Incorporation nor Regional's By-Laws require a supermajority vote of shareholders with respect to any item.

          VOTING FOR DIRECTORS. MBI's By-Laws provide for cumulative voting in the election of directors. Cumulative voting entitles each shareholder to cast an aggregate number of votes equal to the number of voting shares held, multiplied by the number of directors to be elected. Each shareholder may cast all such votes for one nominee or distribute them among two or more nominees, thus permitting holders of less than a majority of the outstanding shares of voting stock to achieve board representation. Neither Regional's Articles of Incorporation or By-Laws provide for cumulative voting.

          CLASSIFIED BOARD.  As described under "--
Classification of Board of Directors," the Board of Directors of MBI is divided into three classes of directors, with each class being elected to a staggered three-year term. By reducing the number of directors to be elected in any given year, the existence of a classified Board diminishes the benefits of the cumulative voting rights to minority shareholders. Regional does not have a classified Board of Directors.

          ANTI-TAKEOVER STATUTES. The Missouri Act contains certain provisions applicable to Missouri corporations such as MBI which may be deemed to have an anti-takeover effect. Such provisions include Missouri's business combination statute and the control share acquisition statute.

          The Missouri business combination statute protects domestic corporations after hostile takeovers by prohibiting certain transactions once an acquiror has gained control. The statute restricts certain "Business Combinations" between a corporation and an "Interested Shareholder" or affiliates of the Interested Shareholder for a period of five years unless certain conditions are met. A "Business Combination" includes a merger or consolidation, certain sales, leases, exchanges, pledges and similar dispositions of corporate assets or stock and certain reclassifications and recapitalizations. An "Interested Shareholder" includes any person or entity which beneficially owns or controls 20% or more of the outstanding voting shares of the corporation.

          During the initial five-year restricted period, no Business Combination may occur unless such Business Combination or the transaction in which an Interested Shareholder becomes "interested" (the "Acquisition Transaction") was approved by the board of directors of the corporation on or before the date of the Acquisition Transaction. Business Combinations may occur after the five-year period following the Acquisition Transaction only if: (i) prior to the stock acquisition by the Interested Shareholder, the board of directors approves the transaction in which the Interested Shareholder became an Interested Shareholder or approves the Business Combination in question; (ii) the holders of a majority of the outstanding voting stock, other than stock owned by the Interested Shareholder, approve the Business Combination; or
(iii) the Business Combination satisfies certain detailed fairness and procedural requirements.

          The Missouri Act exempts from its provisions: (i) corporations not having a class of voting stock registered under
Section 12 of the Exchange Act; (ii) corporations which adopt provisions in their articles of incorporation or bylaws expressly electing not to be covered by the statute; and (iii) certain circumstances in which a shareholder inadvertently becomes an Interested Shareholder. MBI's Restated Articles of Incorporation and By-Laws do not contain an election to "opt out" of the Missouri business combination statute.

          The Missouri Act also contains a "Control Share
Acquisition Statute" which provides that an "Acquiring Person" who after any acquisition of shares of a publicly traded corporation has the voting power, when added to all shares of the same corporation previously owned or controlled by the Acquiring Person, to exercise or direct the exercise of: (i) 20% but less than 33 1/3%, (ii) 33 1/3% or more but less than a majority or (iii) a majority, of the voting power of outstanding stock of such corporation, must obtain shareholder approval for the purchase of the "Control Shares." If approval is not given, the Acquiring Person's shares lose the right to vote. The statute prohibits an Acquiring Person from voting its shares unless certain disclosure requirements are met and the retention or restoration of voting rights is approved by both: (i) a majority of the outstanding voting stock, and (ii) a majority of the outstanding voting stock after exclusion of "Interested Shares." Interested Shares are defined as shares owned by the Acquiring Person, by directors who are also employees, and by officers of the corporation.
Shareholders are given dissenters' rights with respect to the vote on Control Share Acquisitions and may demand payment of the fair value of their shares.

          A number of acquisitions of shares are deemed not to constitute Control Share Acquisitions, including good faith gifts, transfers pursuant to wills, purchases pursuant to an issuance by the corporation, mergers involving the corporation which satisfy the other requirements of the Missouri Act, transactions with a person who owned a majority of the voting power of the corporation within the prior year, or purchases from a person who has previously satisfied the provisions of the Control Share Acquisition Statute so long as the transaction does not result in the purchasing party having voting power after the purchase in a percentage range (such ranges are as set forth in the immediately preceding paragraph) beyond the range for which the selling party previously satisfied the provisions of the statute. Additionally, a corporation may exempt itself from application of the statute by inserting a provision in its articles of incorporation or bylaws expressly electing not to be covered by the statute. MBI's Restated Articles of Incorporation and By-Laws do not contain an election to "opt out" of the Control Share Acquisition Statute.

          Illinois has a business combination statute similar to Missouri's which generally prohibits a domestic corporation from engaging in mergers or other business combinations with certain "interested shareholders" for a period of three years from the time that the person becomes an "interested shareholder." The three year moratorium can be avoided if (i) the business combination or transaction in which the shareholder became an interested shareholder is approved by the Board of Directors prior to the date on which the interested shareholder acquires the requisite percentage of stock, (ii) as a result of the transaction pursuant to which the shareholder became an "interested shareholder," the interested shareholder owned 85% or more of the voting shares of the corporation, excluding for purposes of determining the number of shares outstanding those shares owned by (A) persons who are directors and also officers, and (B) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (iii) subsequent to becoming an interested shareholder the transaction is approved by the Board of Directors and authorized (but not by written consent) by 66 2/3% or more of the corporation's shareholders (other than the interested shareholder).

          DISSENTERS' RIGHTS. Under both Section 351.455 of the Missouri Act and Section 11.65 of the Illinois Act, a shareholder of any corporation which is a party to a merger or consolidation, or which sells all or substantially all of its assets, has the right to dissent from such corporate action and to demand payment of the value of such shares. The provisions of the Illinois Act are applicable to the shareholders of Regional.

          SHAREHOLDERS' RIGHT TO INSPECT. Under Section 351.215 of the Missouri Act, any shareholder of MBI may inspect the corporation's books and records for any reasonable and proper purpose. Such inspection may be made at any reasonable time or times. Shareholders of Regional have similar rights under
Section 7.75 of the Illinois Act.

          SIZE OF BOARD OF DIRECTORS. As permitted under the Missouri Act, the number of directors on the Board of Directors of MBI is set forth in MBI's By-Laws, which provide that the number of directors may be fixed from time to time at not less than 12 nor more than 24 by an amendment of the By-Laws or by a resolution of the Board of Directors, in either case, adopted by the vote or consent of at least two-thirds of the number of directors then authorized under the By-Laws. MBI's Board of Directors currently has twelve members. Regional's Board of Directors currently has three members. The supermajority vote required for the amendment of MBI's By-Laws regarding a change in the number of directors may have the effect of making it more difficult to force an immediate change in the composition of a majority of the Board of Directors and may be deemed to have an anti-takeover effect.


                 SUPERVISION AND REGULATION
                 --------------------------

GENERAL

          As a bank holding company, MBI is subject to regulation under the BHCA and its examination and reporting requirements. Under the BHCA, a bank holding company may not directly or indirectly acquire the ownership or control of more than 5% of the voting shares or substantially all of the assets of any company, including a bank or savings and loan association, without the prior approval of the Federal Reserve Board. In addition, bank holding companies are generally prohibited under the BHCA from engaging in nonbanking activities, subject to certain exceptions.

          MBI and its subsidiaries are subject to supervision and examination by applicable federal and state banking agencies.
The earnings of MBI's subsidiaries, and therefore the earnings of MBI, are affected by general economic conditions, management policies and the legislative and governmental actions of various regulatory authorities, including the Federal Reserve Board, the Office of Thrift Supervision, the FDIC, the Office of the Comptroller of the Currency (the "Comptroller") and various state financial institution regulatory agencies. In addition, there are numerous governmental requirements and regulations that affect the activities of MBI and its subsidiaries.

CERTAIN TRANSACTIONS WITH AFFILIATES

          There are various legal restrictions on the extent to which a bank holding company and certain of its nonbank subsidiaries can borrow or otherwise obtain credit from its bank subsidiaries. In general, these restrictions require that any such extensions of credit must be on non-preferential terms and secured by designated amounts of specified collateral and be limited, as to any one of the holding company or such nonbank subsidiaries, to 10% of the lending bank's capital stock and surplus, and as to the holding company and all such nonbank subsidiaries in the aggregate, to 20% of such capital stock and surplus.

PAYMENT OF DIVIDENDS

          MBI is a legal entity separate and distinct from its wholly owned financial institutions and other subsidiaries. The principal source of MBI's revenues is dividends from its financial institution subsidiaries. Various federal and state statutory provisions limit the amount of dividends the affiliate financial institutions can pay to MBI without regulatory approval. The approval of the appropriate federal or state bank regulatory agencies is required for any dividend if the total of all dividends declared by the bank in any calendar year would exceed the total of the institutions net profits, as defined by regulatory agencies, for such year combined with its retained net profits for the preceding two years. In addition, a national bank or a state member bank may not pay a dividend in an amount greater than its net profits then on hand. The payment of dividends by any financial institution subsidiary may also be affected by other factors, such as the maintenance of adequate capital.

CAPITAL ADEQUACY

          The Federal Reserve Board has issued standards for measuring capital adequacy for bank holding companies. These standards are designed to provide risk-responsive capital guidelines and to incorporate a consistent framework for use by financial institutions operating in major international financial markets. The banking regulators have issued standards for banks that are similar to, but not identical with, the standards for bank holding companies.

          In general, the risk-related standards require financial institutions and financial institution holding companies to maintain capital levels based on "risk-adjusted" assets, so that categories of assets with potentially higher credit risk will require more capital backing than categories with lower credit risk. In addition, financial institutions and financial institution holding companies are required to maintain capital to support off-balance sheet activities such as loan commitments.

FDIC INSURANCE ASSESSMENTS

          The subsidiary depository institutions of MBI are subject to FDIC deposit insurance assessments. The FDIC has adopted a risk-based premium schedule. Each financial institution is assigned to one of three capital groups--well capitalized, adequately capitalized or undercapitalized--and further assigned to one of three subgroups within a capital group, on the basis of supervisory evaluations by the institution's primary federal and, if applicable, state supervisors, and on the basis of other information relevant to the institution's financial condition and the risk posed to the applicable insurance fund. The actual assessment rate applicable to a particular institution will, therefore, depend in part upon the risk assessment classification so assigned to the institution by the FDIC. See "- FIRREA and FDICIA."

          The Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA"), adopted in August 1989 to provide for the resolution of insolvent savings associations, required the FDIC to establish separate deposit insurance funds -- the BIF for banks and the Savings Association Insurance Fund ("SAIF") for savings associations. FIRREA also required the FDIC to set deposit insurance assessments at such levels as would cause BIF and SAIF to reach their "designated reserve ratios" of 1.25 percent of the deposits insured by them within a reasonable period of time. Due to low costs of resolving bank insolvencies in the last few years, BIF reached its designated reserve ratio in May 1995. As a result, effective January 1, 1996, the FDIC eliminated deposit insurance assessments (except for the minimum $2,000 payment required by law) for banks that are well capitalized and well managed and reduced the deposit insurance assessments for all other banks. As of January 1, 1996, the SAIF had not reached the designated reserve ratio. MBI, which has acquired substantial amounts of SAIF-insured deposits during the years from 1989 to the present, is required to pay SAIF deposit insurance premiums on these SAIF-insured deposits.

          The Deposit Insurance Funds Act of 1996 (the "Funds Act"), enacted on September 30, 1996, required the FDIC to take immediate steps to recapitalize the SAIF and to change the basis on which funds are raised to make the scheduled payments on the FICO bonds issued in 1987 to replenish the Federal Savings and Loan Insurance Corporation. The new legislation, combined with regulations issued by the FDIC immediately after enactment of the Funds Act, provides for the following:

               (i) A special assessment in the amount of 65.7 basis points on SAIF-insured deposits held by depository institutions on March 31, 1995 (the special assessment was required by the Funds Act to recapitalize the SAIF to the designated reserve ratio of 1.25 percent of the deposits insured by SAIF). Payments of this assessment were made in November 1996, but were accrued by financial institutions in the third calendar quarter of 1996. Institutions such as MBI that have deposits insured by both the BIF and the SAIF ("Oakar Banks") were required to pay the special assessment on 80% of their "adjusted attributable deposit amounts" ("AADA"). In addition, for purposes of future regular deposit insurance assessments, the AADA on which Oakar Banks pay assessments to SAIF was also reduced by 20%.

               (ii) Commencing January 1, 1997, BIF insured institutions will be responsible for a portion of the annual carrying costs of the FICO bonds. Such institutions will be assessed at 80% of the rate applicable to SAIF-insured institutions until December 31, 1999. Additionally, pursuant to the Funds Act, if the reserves in BIF at the end of any semiannual assessment period exceed 1.25% of insured deposits, the FDIC is required to refund the excess to the BIF-insured institutions.

               (iii) The merger of the BIF and the SAIF on January 1, 1999 to create the Deposit Insurance Fund, but only if no more savings associations are in existence at that time. The Deposit Act also directs the Secretary of the Treasury to conduct a study and submit recommendations to Congress regarding the establishment of a common charter for depository institutions.

PROPOSALS TO OVERHAUL THE SAVINGS ASSOCIATION INDUSTRY

          Proposals recently have been introduced in the U.S. Congress that, if adopted, would overhaul the savings association industry. The most significant of these proposals would merge the Comptroller and the OTS, abolish the federal savings association charter and require federal thrifts to convert to commercial banks. MBI cannot predict whether these or any other legislative proposals will be enacted, or, if enacted, the final form of the law.

SUPPORT OF SUBSIDIARY BANKS

          Under Federal Reserve Board policy, MBI is expected to act as a source of financial strength to each subsidiary bank and to commit resources to support each of the subsidiaries in circumstances where it might not choose to do so absent such a policy. This support may be required at times when MBI may not find itself able to provide it. In addition, any capital loans by MBI to any of its subsidiaries would also be subordinate in right of payment to deposits and certain other indebtedness of such subsidiary.

          Consistent with this policy regarding bank holding companies serving as a source of financial strength for their subsidiary banks, the Federal Reserve Board has stated that, as a matter of prudent banking, a bank holding company generally should not maintain a rate of cash dividends unless its net income available to common shareholders has been sufficient to fully fund the dividends and the prospective rate of earnings retention appears consistent with the bank holding company's capital needs, asset quality and overall financial condition.

FIRREA AND FDICIA

          FIRREA contains a cross-guarantee provision which could result in insured depository institutions owned by MBI being assessed for losses incurred by the FDIC in connection with assistance provided to, or the failure of, any other insured depository institution owned by MBI. Under FIRREA, failure to meet the capital guidelines could subject a banking institution to a variety of enforcement remedies available to federal regulatory authorities, including the termination of deposit insurance by the FDIC.

          The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") made extensive changes to the federal banking laws. FDICIA instituted certain changes to the supervisory process, including provisions that mandate certain regulatory agency actions against undercapitalized institutions within specified time limits. FDICIA contains various other provisions that may affect the operations of banks and savings institutions.

          The prompt corrective action provision of FDICIA requires the federal banking regulators to assign each insured institution to one of five capital categories ("well capitalized," "adequately capitalized" or one of three "undercapitalized" categories) and to take progressively more restrictive actions based on the capital categorization, as specified below. Under FDICIA, capital requirements would include a leverage limit, a risk-based capital requirement and any other measure of capital deemed appropriate by the federal banking regulators for measuring the capital adequacy of an insured depository institution. All institutions, regardless of their capital levels, are restricted from making any capital distribution or paying any management fees that would cause the institution to fail to satisfy the minimum levels for any relevant capital measure.

          The FDIC and the Federal Reserve Board adopted capital-related regulations under FDICIA. Under those regulations, a bank will be well capitalized if it: (i) had a risk-based capital ratio of 10% or greater; (ii) had a ratio of Tier 1 capital to risk-adjusted assets of 6% or greater; (iii) had a ratio of Tier 1 capital to adjusted total assets of 5% or greater; and (iv) was not subject to an order, written agreement, capital directive, or prompt corrective action directive to meet and maintain a specific capital level for any capital measure. An association will be adequately capitalized if it was not "well capitalized" and: (i) had a risk-based capital ratio of 8% or greater;
(ii) had a ratio of Tier 1 capital to risk-adjusted assets of 4% or greater; and (iii) had a ratio of Tier 1 capital to adjusted total assets of 4% or greater (except that certain associations rated "Composite 1" under the federal banking agencies'

CAMEL rating system may be adequately capitalized if their ratios of core capital to adjusted total assets were 3% or greater).

          FDICIA also makes extensive changes in existing rules regarding audits, examinations and accounting. It generally requires annual on-site, full scope examinations by each bank's primary federal regulator. It also imposes new responsibilities on management, the independent audit committee and outside accountants to develop or approve reports regarding the effectiveness of internal controls, legal compliance and off-balance sheet liabilities and assets.

DEPOSITOR PREFERENCE STATUTE

          Legislation enacted in August 1993 provides a preference for deposits and certain claims for administrative expenses and employee compensation against an insured depository institution, in the liquidation or other resolution of such an institution by any receiver. Such obligations would be afforded priority over other general unsecured claims against such an institution, including federal funds and letters of credit, as well as any obligation to shareholders of such an institution in their capacity as such.

THE INTERSTATE BANKING AND COMMUNITY DEVELOPMENT LEGISLATION

          In September 1994, legislation was enacted that is expected to have a significant effect in restructuring the banking industry in the United States. The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 ("Riegle-Neal") facilitates the interstate expansion and consolidation of banking organizations by permitting (i) bank holding companies that are adequately capitalized and managed, one year after enactment of the legislation, to acquire banks located in states outside their home states regardless of whether such acquisitions are authorized under the law of the host state, (ii) the interstate merger of banks after June 1, 1997, subject to the right of individual states to "opt in" or to "opt out" of this authority before that date, (iii) banks to establish new branches on an interstate basis provided that such action is specifically authorized by the law of the host state, (iv) foreign banks to establish, with approval of the regulators in the United States, branches outside their home states to the same extent that national or state banks located in the home state would be authorized to do so, and (v) banks to receive deposits, renew time deposits, close loans, service loans and receive payments on loans and other obligations as agent for any bank or thrift affiliate, whether the affiliate is located in the same state or a different state. One effect of Riegle-Neal is to permit MBI to acquire banks located in any state and to permit bank holding companies located in any state to acquire banks and bank holding companies in Missouri. Overall, Riegle-Neal is likely to have the effects of increasing competition and promoting geographic diversification in the banking industry.

          RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS
          -----------------------------------------

          KPMG Peat Marwick LLP served as MBI's independent accountants for the year ended December 31, 1995 and continues to serve in such capacity. Services provided in connection with the audit function included examination of the annual consolidated financial statements, review and consultation regarding filings with the Commission and other regulatory authorities and consultation on financial accounting and reporting matters.

          KPMG Peat Marwick LLP served as Regional's independent accountants for the year ended December 31, 1995 and continues to serve in such capacity. Services provided in connection with the audit function included examination of the annual consolidated financial statements, review and consultation regarding filings with regulatory authorities and consultation on financial accounting and reporting matters.

                        LEGAL MATTERS
                        -------------

          Certain legal matters will be passed upon for MBI by Thompson Coburn, St. Louis, Missouri and for Regional by Bryan
Cave LLP, St. Louis, Missouri.

                           EXPERTS
                           -------

          The consolidated financial statements of MBI as of December 31, 1995, 1994 and 1993, and for each of the years in the three-year period ended December 31, 1995, incorporated by reference in MBI's Annual Report on Form 10-K, and the supplemental consolidated financial statements of MBI as of December 31, 1995, 1994 and 1993, and for each of the years in the three-year period ended December 31, 1995, contained in MBI's Current Report on Form 8-K dated March 11, 1996, have been incorporated by reference herein in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

          The consolidated financial statements of Mark Twain incorporated by reference in Mark Twain's Annual Report on Form 10-K for the year ended December 31, 1995, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

          The consolidated financial statements of Roosevelt as of December 31, 1995 and 1994 and for each of the years in the three-year period ended December 31, 1995, included in Roosevelt's Annual Report on Form 10-K for the year ended December 31, 1995, as amended, have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

          The consolidated financial statements of Regional as of and for the year ended December 31, 1995 have been included herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, whose report is included herein, and upon the authority of such firm as experts in accounting and auditing.

                        OTHER MATTERS
                        -------------

          The Board of Directors of Regional, at the date hereof, is not aware of any business to be presented at the Special Meeting other than that referred to in the Notice of Special Meeting and discussed herein. If any other matter should properly come before the Special Meeting, the persons named as proxies will have discretionary authority to vote the shares represented by proxies in accordance with their discretion and judgment as to the best interests of Regional.

                    SHAREHOLDER PROPOSALS
                    ---------------------

          If the Merger is approved, the other conditions to the Merger are satisfied and the Merger is consummated, shareholders of Regional will become shareholders of MBI at the Effective
Time. MBI shareholders may submit to MBI proposals for formal consideration at the 1997 and 1998 annual meetings of MBI's shareholders and inclusion in MBI's proxy statements for such meetings. The deadline for all such proposals to be considered for inclusion in MBI's Proxy Statement and proxy for the 1997 annual meeting was November 22, 1996. All such proposals to be considered for inclusion in MBI's Proxy Statement and proxy for the 1998 annual meeting must be received in writing by the Corporate Secretary at Mercantile Bancorporation Inc., P.O. Box 524, St. Louis, Missouri 63166-0524 by November 22, 1997.

            REGIONAL BANCSHARES, INC. AND SUBSIDIARY
                CONSOLIDATED FINANCIAL STATEMENTS

                            INDEX
                            -----

INDEPENDENT AUDITORS' REPORT . . . . . . . . . . . . . . . . .F-1

CONSOLIDATED BALANCE SHEETS AS OF SEPTEMBER 30, 1996
    (UNAUDITED) AND DECEMBER 31, 1995
    AND 1994 (UNAUDITED) . . . . . . . . . . . . . . . . . . .F-2

CONSOLIDATED STATEMENTS OF INCOME FOR THE NINE MONTHS
    ENDED SEPTEMBER 30, 1996 (UNAUDITED) AND 1995
    (UNAUDITED) AND FOR THE YEARS ENDED DECEMBER 31,
    1995, 1994 (UNAUDITED) AND 1993 (UNAUDITED). . . . . . . .F-3

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
    FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996
    (UNAUDITED) AND THE YEARS ENDED DECEMBER 31, 1995,
    1994 (UNAUDITED) AND 1993 (UNAUDITED). . . . . . . . . . .F-4

CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE NINE
    MONTHS ENDED SEPTEMBER 30, 1996 (UNAUDITED) AND
    1995 (UNAUDITED) AND FOR THE YEARS ENDED DECEMBER 31,
    1995, 1994 (UNAUDITED) AND 1993 (UNAUDITED). . . . . . . .F-5

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS . . . . . .F-6 TO F-14

                      INDEPENDENT AUDITORS' REPORT

The Board of Directors
Regional Bancshares, Inc.:

We have audited the accompanying consolidated balance sheet of Regional Bancshares, Inc. and subsidiary as of December 31, 1995, and the related consolidated statements of income, stockholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Regional Bancshares, Inc. and subsidiary as of December 31, 1995, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.


                                                /s/ KPMG Peat Marwick LLP

St. Louis, Missouri
March 1, 1996

                                           REGIONAL BANCSHARES, INC. AND SUBSIDIARY

                                                 Consolidated Balance Sheets

                                      September 30, 1996, and December 31, 1995 and 1994

                                                                                                      December 31,
                                                                 September 30,                ---------------------------
                    Assets                                           1996                     1995                   1994
                    ------                                           ----                     ----                   ----
                                                                  (unaudited)                                     (unaudited)

Cash and due from banks                                          $  7,452,252               6,068,895               4,810,081
Federal funds sold                                                    495,000               3,625,000               1,425,000
                                                                 ------------             -----------             -----------
         Cash and cash equivalents                                  7,947,252               9,693,895               6,235,081
                                                                 ------------             -----------             -----------
Investments in debt and marketable equity
   securities available-for-sale, at estimated
   market value                                                    66,076,952              56,424,260              45,734,728

Loans                                                             106,526,609              99,770,366              93,848,406
   Less:
      Unearned discount and fees                                    3,357,540               3,086,141               2,532,455
      Allowance for loan losses                                     1,473,078               1,350,143               1,825,044
                                                                 ------------             -----------             -----------
         Net loans                                                101,695,991              95,334,082              89,490,907
                                                                 ------------             -----------             -----------
Premises and equipment, net                                         3,702,882               3,303,592               3,361,715
Accrued interest receivable                                         1,317,682               1,361,231               1,226,868
Other real estate                                                     630,600                 960,100                 718,600
Other assets                                                          710,838                 602,805               1,372,506
                                                                 ------------             -----------             -----------
         Total assets                                            $182,082,197             167,679,965             148,140,405
                                                                 ============             ===========             ===========

   Liabilities and Stockholders' Equity
   ------------------------------------

Deposits:
   Non-interest-bearing                                            13,716,585              11,809,821              13,384,765
   Interest-bearing                                               133,269,970             130,904,150             113,721,824
                                                                 ------------             -----------             -----------
         Total deposits                                           146,986,555             142,713,971             127,106,589
Short-term borrowings                                              10,000,000                  -                       -
Other liabilities                                                   1,679,405               1,844,082               1,348,932
                                                                 ------------             -----------             -----------
         Total liabilities                                        158,665,960             144,558,053             128,455,521
                                                                 ------------             -----------             -----------
Commitments and contingencies
Stockholders' equity:
   Common stock, $10 par value; 30,000 shares
      authorized, 25,321 shares issued and
      outstanding                                                     253,210                 253,210                 253,210
   Surplus                                                          2,906,963               2,906,963               2,906,963
   Retained earnings                                               20,543,954              19,293,738              17,569,329
   Net unrealized gains (losses) on securities
      available-for-sale                                             (287,890)                668,001              (1,044,618)
                                                                 ------------             -----------             -----------
         Total stockholders' equity                                23,416,237              23,121,912              19,684,884
                                                                 ------------             -----------             -----------
         Total liabilities and
            stockholders' equity                                 $182,082,197             167,679,965             148,140,405
                                                                 ============             ===========             ===========

See accompanying notes to consolidated financial statements.

                                    REGIONAL BANCSHARES, INC. AND SUBSIDIARY

                                       Consolidated Statements of Income

                                Nine months ended September 30, 1996 and 1995 and
                                  years ended December 31, 1995, 1994 and 1993
                                                                        September 30,                     December 31,
                                                                    ------------------         -------------------------------
                                                                    1996          1995         1995          1994         1993
                                                                    ----          ----         ----          ----         ----
                                                                         (unaudited)                            (unaudited)

Interest income:
   Interest and fees on loans                                    $6,679,393     6,284,770    8,529,234     6,889,208    6,171,383
   Interest on federal funds sold                                    34,068       143,317      173,471        54,733       86,873
   Interest and dividends on debt and marketable equity
       securities:
           Taxable                                                2,017,769     1,426,393    2,000,033     1,872,382    2,002,935
           Exempt from federal income taxes                         950,790       852,160    1,137,487     1,494,383    1,347,806
                                                                 ----------     ---------   ----------    ----------    ---------
            Total interest income                                 9,682,020     8,706,640   11,840,225    10,310,706    9,608,997
                                                                 ----------     ---------   ----------    ----------    ---------
Interest expense:
   Interest on deposits                                           4,591,052     3,822,975    5,297,799     3,949,964    3,739,384
   Other interest expense                                           234,837        10,345       20,402        98,015        2,207
                                                                 ----------     ---------   ----------    ----------    ---------
            Total interest expense                                4,825,889     3,833,320    5,318,201     4,047,979    3,741,591
                                                                 ----------     ---------   ----------    ----------    ---------
            Net interest income                                   4,856,131     4,873,320    6,522,024     6,262,727    5,867,406
Provision for loan losses                                            74,997        41,665       41,665      (280,000)    (960,000)
                                                                 ----------     ---------   ----------    ----------    ---------
            Net interest income after provision for loan losses   4,781,134     4,831,655    6,480,359     6,542,727    6,827,406
                                                                 ----------     ---------   ----------    ----------    ---------
Noninterest income:
   Service charges on deposits                                      259,993       252,170      341,352       360,877      326,380
   Trust income                                                     142,497       150,000      198,028       208,194      218,790
   ATM switch income                                                153,818       109,142      144,863       109,694       24,529
   Gain on sale of mortgage loans                                    19,531        42,417       65,664        42,103      213,616
   Gain (loss) on sale of debt and marketable equity
       securities, net                                              (11,513)       21,852       10,072      (249,608)     176,248
   Gain on sale of other real estate, net                             7,380        34,156       35,616        72,580       19,238
   Other noninterest income                                         225,910       229,961      312,404       285,189      289,944
                                                                 ----------     ---------   ----------    ----------    ---------
            Total noninterest income                                797,616       839,698    1,107,999       829,029    1,268,745
                                                                 ----------     ---------   ----------    ----------    ---------
Noninterest expense:
   Salaries and employee benefits                                 1,527,667     1,365,600    1,811,480     1,889,273    1,793,117
   Occupancy                                                        163,511       122,234      164,513       186,760      290,561
   Equipment                                                        253,440       214,968      287,587       244,427      268,560
   Data processing                                                  188,327       178,798      238,990       153,660      105,202
   FDIC insurance assessment                                            800       193,899      146,213       278,547      276,002
   Legal and professional fees                                      143,549       137,043      168,043       171,380      236,766
   Other noninterest expense                                        850,614       760,009    1,080,617     1,105,773    1,467,135
                                                                 ----------     ---------   ----------    ----------    ---------
            Total noninterest expense                             3,127,908     2,972,551    3,897,443     4,029,820    4,437,343
                                                                 ----------     ---------   ----------    ----------    ---------
            Income before income tax expense and cumulative
              effect of change in accounting principle            2,450,842     2,698,802    3,690,915     3,341,936    3,658,808
Income tax expense                                                  440,995       700,054      932,650       796,010    1,158,085
                                                                 ----------     ---------   ----------    ----------    ---------
            Income before cumulative effect of change in
              accounting principle                                2,009,847     1,998,748    2,758,265     2,545,926    2,500,723
Cumulative effect of change in accounting for income
   taxes                                                             -             -            -             -           517,850
                                                                 ----------     ---------   ----------    ----------    ---------
            Net income                                           $2,009,847     1,998,748    2,758,265     2,545,926    3,018,573
                                                                 ==========     =========   ==========    ==========    =========

Earnings per share (based on weighted average shares
   outstanding  of 25,321):
       Income before cumulative effect of change in
            accounting principle                                 $    79.37         78.94       108.93        100.55        98.76
       Cumulative effect of change in accounting for
            income taxes                                                -             -           -             -           20.45
                                                                 ----------     ---------   ----------    ----------    ---------
            Net income                                           $    79.37         78.94       108.93        100.55       119.21
                                                                 ==========     =========   ==========    ==========    =========

See accompanying notes to consolidated financial statements.

                                      REGIONAL BANCSHARES, INC. AND SUBSIDIARY

                                   Consolidated Statements of Stockholders' Equity

                                     Nine months ended September 30, 1996 and
                                   years ended December 31, 1995, 1994, and 1993

                                                                                                     Net unrealized
                                                                                                     gains (losses)
                                                                                                     on securities
                                                  Common                            Retained          available-
                                                  stock            Surplus          earnings           for-sale           Total
                                                  -----            -------          --------           --------           -----
Balance, December 31, 1992
   (unaudited)                                   $253,210         2,906,963        12,154,982             -            15,315,155

Net income (unaudited)                              -                -              3,018,573             -             3,018,573
                                                 --------         ---------        ----------         ----------       ----------

Balance, December 31, 1993
   (unaudited)                                    253,210         2,906,963        15,173,555             -            18,333,728

Cumulative effect of implementation
   of change in accounting for debt and
   marketable equity securities, net
   of tax (unaudited)                               -                -                 -               1,790,579        1,790,579

Net income (unaudited)                              -                -              2,545,926             -             2,545,926

Cash dividends ($5.93 per
   share) (unaudited)                               -                -               (150,152)            -              (150,152)

Net change in unrealized
   gains (losses) on securities
   available-for-sale (unaudited)                   -                -                 -              (2,835,197)      (2,835,197)
                                                 --------         ---------        ----------         ----------       ----------

Balance, December 31, 1994
   (unaudited)                                    253,210         2,906,963        17,569,329         (1,044,618)      19,684,884

Net income                                          -                -              2,758,265             -             2,758,265

Cash dividends ($40.83 per share)                   -                -             (1,033,856)            -            (1,033,856)

Net change in unrealized gains (losses)
   on securities available-for-sale                 -                -                 -               1,712,619        1,712,619
                                                 --------         ---------        ----------         ----------       ----------

Balance, December 31, 1995                        253,210         2,906,963        19,293,738            668,001       23,121,912

Net income (unaudited)                              -                -              2,009,847             -             2,009,847

Cash dividends ($30.00 per
   share) (unaudited)                               -                -               (759,631)            -              (759,631)

Net change in unrealized
   gains (losses) on securities
   available-for-sale (unaudited)                   -                -                 -                (955,891)        (955,891)
                                                 --------         ---------        ----------         ----------       ----------

Balance, September 30, 1996
   (unaudited)                                   $253,210         2,906,963        20,543,954           (287,890)      23,416,237
                                                 ========         =========        ==========         ==========       ==========

See accompanying  notes to consolidated financial statements.

                                        REGIONAL BANCSHARES, INC. AND SUBSIDIARY

                                         Consolidated Statements of Cash Flows

                                    Nine months ended September 30, 1996 and 1995 and
                                      years ended December 31, 1995, 1994, and 1993
                                                                      September 30,                      December 31,
                                                                   ------------------          -------------------------------
                                                                   1996          1995          1995          1994         1993
                                                                   ----          ----          ----          ----         ----
                                                                         (unaudited)                            (unaudited)
Cash flows from operating activities:
   Net income                                                  $  2,009,847    1,998,748     2,758,265     2,545,926    3,018,573
   Adjustments to reconcile net income to net cash
     provided by operating activities:
        Provision for loan losses                                    74,997       41,665        41,665      (280,000)    (960,000)
        Depreciation and amortization                               227,885      191,169       231,619       218,450      355,140
        Loss (gain) on sale of debt and marketable
           equity securities, net                                    11,513      (21,852)      (10,072)      249,608     (176,248)
        Gain on sale of other real estate, net                       (7,380)     (34,156)      (35,616)      (72,580)     (19,238)
        Decrease (increase) in accrued interest receivable           43,549      (39,293)     (134,363)          993      110,901
        Origination of secondary market mortgage loans           (1,753,210)  (3,838,026)   (7,003,556)   (5,232,318) (13,336,807)
        Proceeds from the sale of secondary market
           mortgage loans                                         1,735,991    4,080,372     7,454,345     5,084,103   13,355,616
        Other operating activities, net                             277,328      639,004       502,662       268,197     (760,984)
                                                               ------------  -----------   -----------   -----------  -----------
              Net cash provided by operating activities           2,620,520    3,017,631     3,804,949     2,782,379    1,586,953
                                                               ------------  -----------   -----------   -----------  -----------

Cash flows from investing activities:
   Proceeds from calls and maturities of and principal
     payments on debt securities                                  4,797,330    5,273,079     7,340,948     8,433,681    5,245,399
   Proceeds from sales of debt and marketable equity
     securities                                                   3,947,913    7,641,243    10,635,198    11,118,812   12,930,256
   Purchase of debt and marketable equity securities            (19,903,741) (20,941,923)  (26,051,008)  (12,089,885) (28,285,368)
   Net (increase) decrease in loans                              (6,298,656)  (6,440,935)   (7,166,055)  (15,056,625)      87,374
   Purchase of premises and equipment                              (609,842)    (132,061)     (209,810)     (372,911)    (252,097)
   Proceeds from sale of premises and equipment                       1,500       19,200        26,600        35,467       -
   Proceeds from sales of other real estate                         185,380      456,006       504,466       241,498      359,595
                                                               ------------  -----------   -----------   -----------  -----------
              Net cash used in investing activities             (17,880,116) (14,125,391)  (14,919,661)   (7,689,963)  (9,914,841)
                                                               ------------  -----------   -----------   -----------  -----------

Cash flows from financing activities:
   Net increase in deposits                                       4,272,584   11,050,916    15,607,382     3,385,333    7,494,289
   Proceeds from short-term borrowings                           10,000,000       -             -             -            -
   Cash dividends paid on common stock                             (759,631)    (789,255)   (1,033,856)     (150,152)      -
                                                               ------------  -----------   -----------   -----------  -----------
              Net cash provided by financing activities          13,512,953   10,261,661    14,573,526     3,235,181    7,494,289
                                                               ------------  -----------   -----------   -----------  -----------
              Net increase (decrease) in cash and cash
                equivalents                                      (1,746,643)    (846,099)    3,458,814    (1,672,403)    (833,599)
Cash and cash equivalents at beginning of period                  9,693,895    6,235,081     6,235,081     7,907,484    8,741,083
                                                               ------------  -----------   -----------   -----------  -----------
Cash and cash equivalents at end of period                     $  7,947,252    5,388,982     9,693,895     6,235,081    7,907,484
                                                               ============  ===========   ===========   ===========  ===========

Supplemental disclosures of cash flow information:
   Cash paid during the period for:
     Interest on deposits and borrowed funds                   $  4,762,136    3,756,570     5,249,746     3,992,433    3,753,166
     Income taxes                                                   399,300      580,803       610,000       787,300      980,300
   Noncash transactions:
     Transfers to other real estate in settlement of
        loans                                                         2,500      813,458       813,458       140,600       39,079
     Loans originated to facilitate sales of other real
        estate                                                      104,000       -             66,500        80,000       22,500
     Unrealized gain (loss) on securities available-
        for-sale                                                 (1,482,071)   2,219,258     2,594,877    (1,582,754)       -
                                                               ============  ===========   ===========   ===========  ===========

See accompanying notes to consolidated financial statements.

                REGIONAL BANCSHARES, INC. AND SUBSIDIARY

               Notes to Consolidated Financial Statements

                   December 31, 1995 (audited) and
                December 31, 1994 and 1993 (unaudited)

NOTE 1 -- SUMMARY OF
SIGNIFICANT ACCOUNTING POLICIES
      Regional Bancshares, Inc. and subsidiary (the Company) provides a full range of banking services to individual and corporate customers through its wholly owned subsidiary bank, Bank of Alton. The Company is subject to competition from other financial and nonfinancial institutions providing financial services in its customer service area, which is primarily the Alton-Wood River area of Southwestern Illinois. Additionally, the Company is subject to the regulations of certain federal and state agencies and undergoes periodic examinations by those regulatory agencies.

      The consolidated financial statements of the Company have been prepared in conformity with generally accepted accounting principles and conform to predominant practices within the banking industry. The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions, including the determination of the allowance for loan losses, that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      Significant accounting policies used by the Company in the preparation and presentation of the consolidated financial statements are summarized below:

CONSOLIDATION
      The consolidated financial statements include the accounts of Regional Bancshares, Inc. and Bank of Alton. All significant intercompany balances and transactions have been eliminated.

CONSOLIDATED STATEMENTS OF CASH FLOWS
      For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash and due from banks and federal funds sold.

INVESTMENTS IN DEBT AND
MARKETABLE EQUITY SECURITIES
      The Company classifies its debt and equity securities as available-for-sale.

      Available-for-sale securities are recorded at fair value. Unrealized gains and losses, net of the related tax effect, on available-for-sale securities are excluded from earnings and reported as a separate component of stockholders' equity until realized.

      A decline in the market value of any available-for-sale security below cost that is deemed other than temporary results in a charge to earnings and the establishment of a new cost basis for the security.

      Premiums and discounts are amortized or accreted over the lives of the respective securities as an adjustment to yield using the interest method. Amortization of premiums and accretion of discounts on mortgage-backed securities are amortized in relation to the corresponding prepayment rates, both historical and estimated, using a method which approximates the interest method. Interest income is recognized when earned. Realized gains and losses for securities are included in earnings using the specific identification method for determining the cost of securities sold.

LOANS
      Interest on commercial, real estate mortgage, and most consumer loans is recognized using the simple-interest method. Interest on some consumer loans is recognized using a method which approximates the interest method. The accrual of interest on loans is discontinued when, in management's judgment, the interest will not be collectible in the normal course of business. Subsequent payments received on such loans are applied to principal if doubt exists as to the collectibility of such principal; otherwise, the portion of such receipts representing interest is recorded as income. Loans are returned to accrual status when management believes full collectibility of principal and interest is expected.

                                                            (Continued)

              REGIONAL BANCSHARES, INC. AND SUBSIDIARY

             Notes to Consolidated Financial Statements

      Net loan origination fees are deferred and recognized over the lives of the related loans as a yield adjustment using a method approximating the interest method.

      The allowance for loan losses is available to absorb loan charge-offs. The allowance is increased by provisions charged to operations and reduced by loan charge-offs less recoveries. Management utilizes a systematic, documented approach in determining the appropriate level of the allowance for loan losses. Management's approach, which provides for general and specific allocations of the allowance for loan losses, is based on current economic conditions, past losses, collection experience, risk characteristics of the portfolio, assessment of collateral values by obtaining independent appraisals for significant properties, and such other factors which, in management's judgment, deserve current recognition in estimating loan losses.

      Management believes the allowance for loan losses is adequate to absorb losses in the loan portfolio. While management uses available information to recognize loan losses, future additions to the allowance may be necessary based on changes in economic conditions. Additionally, various regulatory agencies, as an integral part of the examination process, periodically review Bank of Alton's allowance for loan losses. Such agencies may require Bank of Alton to increase its allowance for loan losses based on their judgments and interpretations about information available to them at the time of their examinations.

      On January 1, 1995, the Company adopted SFAS No. 114, Accounting by Creditors for Impairment of a Loan (SFAS 114), as amended by SFAS No. 118, Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures (SFAS 118).

      SFAS 114 (as amended by SFAS 118) defines the recognition criteria for loan impairment and the measurement methods for certain impaired loans and loans for which terms have been modified in troubled-debt restructurings (a restructured loan). Specifically, a loan is considered impaired when it is probable a creditor will be unable to collect all amounts due - both principal and interest - according to the contractual terms of the loan agreement. When measuring impairment, the expected future cash flows of an impaired loan is discounted at the loan's effective interest rate. Alternatively, impairment could be measured by reference to an observable market price, if one exists, or the fair value of the collateral for a collateral-dependent loan. Regardless of the historical measurement method used, SFAS 114 requires a creditor to measure impairment based on the fair value of the collateral when the creditor determines foreclosure is probable. Additionally, impairment of a restructured loan is measured by discounting the total expected future cash flows at the loan's effective rate of interest as stated in the original loan agreement.

      SFAS 118 amends SFAS 114 to allow creditors to use existing methods of recognizing interest income on impaired loans. The Company has elected to continue to use its existing nonaccrual methods for recognizing interest on impaired loans.

      The adoption of SFAS 114 and SFAS 118 resulted in no prospective adjustment to the provision for loan losses.

SECONDARY MORTGAGE MARKET OPERATIONS
      The Bank of Alton originates mortgage loans for sale in the secondary market to the Federal Home Loan Mortgage Corporation (FHLMC). Any such mortgage loans held for sale are maintained on the Company's consolidated balance sheets at the lower of cost or market as determined by outstanding commitments from FHLMC to purchase such loans. Gains and losses on the sale of these loans and loan origination fees are recognized upon sale of the related loans and included in the consolidated statements of income as noninterest income. Additionally, loan administration fees, representing income earned from servicing these loans, are calculated on the outstanding principal balances of the loans serviced and recorded as noninterest income as earned.

      In May 1995, the Financial Accounting Standards Board issued SFAS No. 122, Accounting for Mortgage Servicing Rights (SFAS 122) which

                                                            (Continued)

              REGIONAL BANCSHARES, INC. AND SUBSIDIARY

             Notes to Consolidated Financial Statements

requires that a mortgage banking enterprise recognize as separate assets the rights to service mortgage loans for others at the origination or purchase date of the loans when the enterprise has definitive plans to sell or securitize the loans and retain the mortgage servicing rights, assuming the fair value of the loans and servicing rights may be practically estimated. Otherwise, servicing rights should be recognized when the underlying loans are sold or securitized, using an allocation of total cost of the loans based on the relative fair values at the date of sale. SFAS 122 also requires an assessment of capitalized mortgage servicing rights for impairment to be based on the current fair value of those rights. SFAS 122 is required to be applied prospectively in fiscal years beginning after December 31, 1995.
The Company believes SFAS 122 will not have a material effect on its financial position or results of operations.

PREMISES AND EQUIPMENT
      Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization of premises and equipment are provided using the straight-line method over the estimated useful lives of the respective assets or the respective lease terms for leasehold improvements. The estimated useful lives range from 30-40 years for buildings and improvements and 3-10 years for furniture, fixtures and equipment. Expenditures for major renewals and betterments of premises and equipment are capitalized, and those for maintenance and repairs are expensed as incurred.

INCOME TAXES
      The Company and Bank of Alton file a consolidated federal income tax return.

      Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period which includes the enactment date.

OTHER REAL ESTATE
      Other real estate represents property acquired through foreclosure or deeded to the Company's banking subsidiary in lieu of foreclosure on loans on which the borrowers have defaulted as to payment of principal and interest. Other real estate is recorded on an individual asset basis at the lower of fair value minus estimated selling costs or cost. If the fair value minus estimated selling costs is less than cost, the deficiency is recorded in a valuation reserve account through a provision charged to income. Subsequent increases in the fair value minus estimated selling costs are recorded through a reversal of the valuation reserve, but not below zero.

TRUST OPERATIONS
      Assets held in fiduciary or agency capacities for customers are not included in the accompanying consolidated balance sheets since such items are not assets of the Company. Trust income is recognized on the accrual basis.

FINANCIAL INSTRUMENTS
      Financial instruments are defined as cash, evidence of ownership interest in an entity, or a contract that both:

* Imposes on one entity a contractual obligation to deliver cash or another financial instrument to a second entity or to exchange other financial instruments on potentially unfavorable terms with the second entity; and

* Conveys to that second entity a contractual right to receive cash or another financial instrument from the first entity or to exchange other financial instruments on potentially favorable terms with the first entity.

EARNINGS PER SHARE
      Earnings per share is computed based upon the weighted average shares outstanding.

                                                            (Continued)

              REGIONAL BANCSHARES, INC. AND SUBSIDIARY

             Notes to Consolidated Financial Statements

NOTE  2 -- REGULATORY RESTRICTIONS
      Subsidiary bank dividends are the principal source of funds for payment of dividends by the Company to its stockholders. Bank of Alton is subject to regulations by regulatory authorities which require the maintenance of minimum capital levels. As of December 31, 1995, there are no regulatory restrictions, other than maintenance of minimum capital standards, as to the amount of dividends Bank of Alton may pay.

      Bank of Alton is required to maintain certain daily reserve balances on hand in accordance with Federal Reserve Board requirements. The reserve balance maintained in accordance with such requirements as of December 31, 1995 and 1994 was $771,000 and $722,000, respectively.

NOTE 3 -- INVESTMENTS IN DEBT
AND MARKETABLE EQUITY SECURITIES
      The amortized cost, gross unrealized gains, gross unrealized losses, and estimated market value for available-for-sale securities, by major security type, at December 31, 1995 and 1994 are as follows:

                                                                    Gross             Gross
                                                                   unreal-            unreal-          Estimated
                                                 Amortized          ized               ized             market
                                                   cost             gains             losses             value
                                                   ----             -----             ------             -----
   U.S. Treasury
      securities                              $ 9,484,634           130,583            16,932          9,598,285
   Securities of U.S.
      government
      agencies and
      corporations                             15,426,541            30,329           685,315         14,771,555
   Obligations of states
      and political
      subdivisions                             25,494,784         1,575,616               720         27,069,680
   Mortgage-backed
      and other asset-
      backed securities                         3,464,233            -                 58,623          3,405,610
   Corporate debt
      security                                     99,544             2,186             -                101,730
   Federal Home
      Loan Mortgage
      Corporation
      stock                                     1,000,000            35,000             -              1,035,000
   Federal Home Loan
      Bank stock                                  442,400            -                  -                442,400
                                              -----------         ---------           -------         ----------
        Total                                 $55,412,136         1,773,714           761,590         56,424,260
                                              ===========         =========           =======         ==========

                                                                    Gross             Gross
                                                                   unreal-            unreal-          Estimated
                                                 Amortized          ized               ized             market
                                                   cost             gains             losses             value
                                                   ----             -----             ------             -----
   U.S. Treasury
      securities                               $7,962,495             8,289           262,654          7,708,130
   Securities of U.S.
      government
      agencies and
      corporations                             11,000,000              -            1,239,374          9,760,626
   Obligations of states
      and political
      subdivisions                             20,230,039           418,314            62,114         20,586,239
   Mortgage-backed
      and other asset-
      backed securities                         6,901,599              -              525,045          6,376,554
   Corporate debt
      security                                     98,996             1,070             -                100,066
   Federal Home
      Loan Mortgage
      Corporation stock                         1,000,000              -               20,000            980,000
   Student Loan Mortgage
      Association stock                           124,352            98,761             -                223,113
                                              -----------           -------         ---------         ----------
        Total                                 $47,317,481           526,434         2,109,187         45,734,728
                                              ===========           =======         =========         ==========

      As a member of the Federal Home Loan Bank System administered by the Federal Housing Finance Board, Bank of Alton is required to maintain an investment in the capital stock of the Federal Home Loan Bank of Chicago
(FHLB) in an amount equal to the greater of 1% of the aggregate outstanding balance of loans secured by dwelling units at the beginning of each year or
 .3% of the total assets of Bank of Alton. The stock is recorded at cost, which represents redemption value.

      The amortized cost and estimated market value of investments in debt and marketable equity securities at December 31, 1995, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                          Estimated
                                                 Amortized                 market
                                                   cost                     value
                                                   ----                     -----
Due in one year or less                         $ 1,979,887               1,997,240
Due after one year through
   five  years                                   29,963,223              29,831,571
Due after five years through
   ten years                                      6,278,299               6,543,676
Due after ten  years                             12,284,094              13,168,763
Mortgage-backed securities                        3,464,233               3,405,610
FHLMC stock                                       1,000,000               1,035,000
FHLB stock                                          442,400                 442,400
                                                -----------              ----------
                                                $55,412,136              56,424,260
                                                ===========              ==========

                                                            (Continued)

              REGIONAL BANCSHARES, INC. AND SUBSIDIARY

             Notes to Consolidated Financial Statements

      Proceeds from sales of debt and marketable equity securities during 1995, 1994, and 1993 were $10,635,198, $11,118,812, and $12,930,256, respectively. Gross gains of $511,353, $341,867, and $212,895 and gross losses of $501,281, $591,475, and $36,647 were realized on these sales during 1995, 1994, and 1993, respectively.

      Debt securities with a carrying value of $15,230,641 and $15,807,188 at December 31, 1995 and 1994, respectively, were pledged to secure public deposits, securities sold under agreements to repurchase, and for other purposes required or permitted by law.

NOTE 4 -- LOANS
      The composition of the loan portfolio at December 31, 1995 and 1994 is as follows:

                                                   1995                     1994
                                                   ----                     ----
Commercial, financial,
   and agricultural                             $36,539,413              35,410,169
Real estate mortgage                             22,367,669              25,565,124
Consumer                                         40,863,284              32,873,113
                                                -----------              ----------
      Total                                     $99,770,366              93,848,406
                                                ===========              ==========

      The Company grants commercial, financial, agribusiness, residential, and consumer loans to customers throughout their service area, which is primarily in the Alton-Wood River area of Southwestern Illinois. The Company has a diversified loan portfolio, with no particular concentration of credit in any one economic sector; however, a substantial portion of the portfolio is concentrated in and secured by real estate. The ability of the Company's borrowers to honor their contractual obligations is dependent upon the local economy and its effect on the real estate market.

      The Company's management has determined that no loans other than those on nonaccrual status were impaired during 1995. A summary of impaired loans at December 31, 1995 follows:

                                                                                      Impaired
                                                                                     loans with
                Total                             Allowance                          no related
              impaired/                         for losses on                         allowance
             nonaccrual                           impaired                            for loan
                loans                               loans                              losses
                -----                               -----                              ------
             $1,030,205                            200,000                             668,638
             ==========                            =======                             =======

      The average balance of impaired loans during 1995 was $1,593,228.

      If interest on impaired loans, consisting only of nonaccrual loans, had been accrued, such income would have amounted to $85,401 for 1995. Interest income on those loans, representing cash payments received, amounted to $20 for 1995.

      At December 31, 1994, the Company had loans on a nonaccrual basis totaling $2,413,832. If interest on these loans had been accrued, such additional income would have been $453,934 for the year ended December 31, 1994.

      Bank of Alton is an authorized seller of residential real estate mortgage loans to the FHLMC. Loans sold in this capacity are sold without recourse, with Bank of Alton servicing all loans sold in exchange for a servicing fee. Loans serviced for others totaled $22,059,196 and $17,135,000 at December 31, 1995 and 1994, respectively. Servicing fees received on loans serviced for others and included in other noninterest income were $50,064, $50,123, and $19,373 for the years ended December 31, 1995, 1994, and 1993, respectively.

                                                            (Continued)

              REGIONAL BANCSHARES, INC. AND SUBSIDIARY

             Notes to Consolidated Financial Statements

 Transactions in the allowance for loan losses for the years ended December 31, 1995, 1994, and 1993 are summarized as follows:

                                                                      1995                    1994                    1993
                                                                      ----                    ----                    ----
Balance, beginning of year                                         $1,825,044               1,896,942               2,321,897
Provision charged to
   operations                                                          41,665                (280,000)               (960,000)

Loans charged off                                                    (913,499)                (31,735)               (660,795)
Recoveries on loans
   previously charged off                                             396,933                 239,837               1,195,840
                                                                   ----------               ---------               ---------
      Net (charge-offs)
           recoveries                                                (516,566)                208,102                 535,045
                                                                   ----------               ---------               ---------

Balance, end of year                                               $1,350,143               1,825,044               1,896,942
                                                                   ==========               =========               =========

      Certain officers and directors of the Company (including associates of officers and directors) and certain corporations in which officers and directors had substantial beneficial interest or corporations in which officers and directors serve as trustees or in a similar capacity incurred indebtedness, in the form of loans, as customers, in the aggregate amount of $2,888,459 and $2,515,669 at December 31, 1995 and 1994, respectively.
These loans were made in the normal course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers and did not involve more than the normal risk of collectibility.

NOTE 5 -- PREMISES AND EQUIPMENT
      A summary of premises and equipment at December 31, 1995 and 1994 is as follows:

                                                     1995                     1994
                                                     ----                     ----
Land                                              $  871,524                 853,232
Buildings and improve-
     ments                                         2,370,545               2,378,451
Furniture, fixtures and
     equipment                                     1,957,596               1,799,729
                                                  ----------               ---------
                                                   5,199,665               5,031,412
Less accumulated deprecia-
     tion                                          1,896,073               1,669,697
                                                  ----------               ---------
                                                  $3,303,592               3,361,715
                                                  ==========               =========

      Amounts charged to occupancy and equipment expense for depreciation aggregated $241,341, $180,049, and $330,216 for the years ended December 31, 1995, 1994, and 1993, respectively.

NOTE 6 -- INTEREST-BEARING DEPOSITS
      A summary of interest-bearing deposits at December 31, 1995 and 1994 is as follows:


                                                     1995                   1994
                                                     ----                   ----
NOW, super NOW,
     and money market
     demand accounts                            $ 43,013,204              32,646,370
Savings accounts                                  13,041,075              13,057,398
Time deposits:
     Less than $100,000                           65,686,704              60,312,982
     $100,000 or more                              9,163,167               7,705,074
                                                ------------             -----------
                                                $130,904,150             113,721,824
                                                ============             ===========

      A summary of interest on deposits for the years ended December 31, 1995, 1994, and 1993 is as follows:

                                                     1995                    1994                    1993
                                                     ----                    ----                    ----
NOW, super NOW,
     and money market
     demand accounts                              $1,107,416                 881,415                 953,827
Savings accounts                                     381,358                 381,382                 378,328
Time deposits:
     Less than $100,000                            3,320,364               2,255,619               2,004,989
     $100,000 or more                                488,661                 431,548                 402,240
                                                  ----------               ---------               ---------
                                                  $5,297,799               3,949,964               3,739,384
                                                  ==========               =========               =========

NOTE 7 -- INCOME TAXES
      The components of income tax expense for the year ended December 31, 1995 are as follows:

Current                                             $619,085
Deferred                                             313,565
                                                    --------
                                                    $932,650
                                                    ========

      A reconciliation of expected income tax expense, computed by applying the federal statutory rate of 34% to income before applicable income tax expense for the year ended December 31, 1995 to reported income tax expense, is as follows:

Expected statutory federal income tax             $1,254,911
Tax-exempt interest income                          (341,267)
State tax expense, net of federal tax benefit         63,442
Other, net                                           (44,436)
                                                  ----------
                                                  $  932,650
                                                  ==========

                                                            (Continued)

                                    F-11

                  REGIONAL BANCSHARES, INC. AND SUBSIDIARY

                 Notes to Consolidated Financial Statements

       The tax effects of temporary differences which give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1995 are as follows:


Deferred tax assets:
   Other real estate                                                $  18,595
   Deferred directors' fees                                            21,234
   State income tax                                                    83,211
   Deferred loan fees                                                  21,810
                                                                    ---------
         Total deferred tax assets                                    144,850
                                                                    ---------
Deferred tax liabilities:
   Allowance for loan losses                                         (345,917)
   Investments in debt and
      marketable equity securities                                    (25,627)
   Premises and equipment                                            (114,448)
   Unrealized losses on securities
      available-for-sale                                             (344,122)
                                                                    ---------
         Total deferred tax
            liabilities                                              (830,114)
                                                                    ---------
         Net deferred tax
            liabilities                                             $(685,264)
                                                                    =========

      A valuation allowance would be provided on deferred tax assets when it is more likely than not that some portion of the assets will not be realized. The Company has not established a valuation allowance as of December 31, 1995 due to management's belief that all criteria for recognition have been met, including the existence of a history of taxes paid sufficient to support the realization of the deferred tax assets.

      Income tax expense was $796,010 and $1,158,085 at December 31, 1994 and 1993, respectively.

      The Company adopted Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (SFAS 109), during 1993. The cumulative effect of this change in accounting for income taxes was $517,850 as of December 31, 1993.

NOTE 8 -- EMPLOYEE BENEFIT PLANS

      The Company maintains an employee savings plan formed in accordance with Section 401(k) of the Internal Revenue Code. This plan covers substantially all employees of the Company. The Company's contribution to this plan was $116,400, $98,717, and $80,004 for the years ended December 31, 1995, 1994, and 1993, respectively.

NOTE 9 -- COMMITMENTS AND
CONTINGENT LIABILITIES

      During the normal course of business, various legal claims have arisen which, in the opinion of management, will not result in any material liability to the Company.

NOTE 10 -- DISCLOSURES ABOUT
FINANCIAL INSTRUMENTS

      The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amounts recognized in the consolidated balance sheets.

      The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit written is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for financial instruments included in the consolidated balance sheets.

      Off-balance-sheet financial instruments whose contractual amount represents credit risk as of December 31, 1995 and 1994 are as follows:

                                                                      1995                    1994
                                                                      ----                    ----
Commitments to extend
   credit                                                          $9,768,184               6,807,000
Standby letters of
   credit                                                             964,288               1,221,000
                                                                    =========               =========

      Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Of the total commitments to extend credit at December 31, 1995 and 1994,

                                                            (Continued)

                 REGIONAL BANCSHARES, INC. AND SUBSIDIARY

                Notes to Consolidated Financial Statements


$926,165 and $308,563, respectively, represents fixed-rate loan commitments. Commitments to extend credit and standby letters of credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since certain of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's credit-worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the borrower. Collateral held varies, but is generally residential or income-producing property, inventory, accounts receivable, or equipment.

      Following is a summary of the carrying amounts and fair values of the Company's financial instruments at December 31, 1995:

                                                                   Carrying                  Fair
                                                                    amount                   value
                                                                    ------                   -----
Balance sheet assets:
   Cash and due from
      banks                                                      $  6,068,895               6,068,895
   Federal funds sold                                               3,625,000               3,625,000
   Investments in debt
      and marketable
      equity securities
      available-for-sale                                           56,424,260              56,424,260
   Loans, net                                                      95,334,082              96,794,054
   Accrued interest
      receivable                                                    1,361,231               1,361,231
                                                                 ------------             -----------
                                                                 $162,813,468             164,273,440
                                                                 ============             ===========
Balance sheet liabilities:
   Deposits                                                       142,713,971             138,216,402
   Accrued interest
      payable                                                         486,262                 486,262
                                                                 ------------             -----------
                                                                 $143,200,233             138,702,664
                                                                 ============             ===========

      The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate such value:

CASH AND OTHER SHORT-TERM INSTRUMENTS

      For cash and due from banks, federal funds sold, accrued interest receivable, and accrued interest payable, the carrying amount is a reasonable estimate of fair value, as such instruments are payable upon demand or reprice in a short time.

INVESTMENTS IN DEBT AND MARKETABLE EQUITY SECURITIES

      For debt and marketable equity securities, fair values are based on quoted market prices or dealer quotes.

LOANS

      The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

DEPOSITS

      The fair value of demand accounts, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date.

      The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

COMMITMENTS TO EXTEND CREDIT
AND STANDBY LETTERS OF CREDIT

      The fair value of commitments to extend credit and irrevocable letters of credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements, the likelihood of the counter-parties drawing on such financial instruments, and the present creditworthiness of such counterparties. The Company believes such commitments have been made on terms which are competitive in the markets in which it operates and, accordingly, the Company has not assigned a value to such instruments for purposes of this disclosure.

                                                            (Continued)

                    REGIONAL BANCSHARES, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

NOTE 11 -- PARENT COMPANY ONLY
FINANCIAL INFORMATION

      Following are condensed balance sheets of Regional Bancshares, Inc. (parent company only) as of December 31, 1995 and 1994, and condensed schedules of income and cash flows for the years ended December 31, 1995, 1994, and 1993:

                                       Condensed Balance Sheets
                                   (dollars expressed in thousands)

                Assets                                                  1995                    1994
                ------                                                  ----                    ----
Cash                                                                  $    54                     106
Investment in Bank of Alton, at equity                                 22,848                  19,047
Other assets                                                              245                     662
                                                                      -------                  ------
         Total assets                                                 $23,147                  19,815
                                                                      =======                  ======

        Liabilities and Stockholders' Equity
        ------------------------------------

Other liabilities                                                          25                     130
Stockholders' equity:
   Common stock                                                           253                     253
   Surplus                                                              2,907                   2,907
   Retained earnings                                                   19,294                  17,569
   Net unrealized gains (losses) on
      securities available-for-sale                                       668                  (1,044)
                                                                      -------                  ------
         Total stockholders' equity                                    23,122                  19,685
                                                                      -------                  ------
         Total liabilities and stock-
            holders' equity                                           $23,147                  19,815
                                                                      =======                  ======

                                                   Condensed Schedules of Income
                                                  (dollars expressed in thousands)

                                                                        1995                    1994                    1993
                                                                        ----                    ----                    ----
Income:
   Dividends from Bank of Alton                                        $  720                     150                     695
   Other                                                                    7                      24                      42
                                                                       ------                   -----                   -----
         Total income                                                     727                     174                     737
                                                                       ------                   -----                   -----
Expenses:
   Salaries and employee benefits                                          32                     125                      75
   Legal and professional fees                                             21                       1                      14
   Other noninterest expense                                               39                      17                     426
                                                                       ------                   -----                   -----
         Total expenses                                                    92                     143                     515
                                                                       ------                   -----                   -----
         Income before income tax
            benefit and equity in
            undistributed earnings
            of Bank of Alton                                              635                      31                     222
Income tax benefit                                                         34                      54                      37
                                                                       ------                   -----                   -----
         Income before equity in
            undistributed earnings of
            Bank of Alton                                                 669                      85                     259
Equity in undistributed earnings of
   Bank of Alton                                                        2,089                   2,461                   2,760
                                                                       ------                   -----                   -----
         Net income                                                    $2,758                   2,546                   3,019
                                                                       ======                   =====                   =====

                                                 Condensed Schedules of Cash Flows
                                                  (dollars expressed in thousands)

                                                                        1995                    1994                    1993
                                                                        ----                    ----                    ----
Cash flows from operating activities:
   Net income                                                          $2,758                   2,546                   3,019
   Adjustments to reconcile net income to net
      cash provided by operating activities:
         Equity in undistributed earnings
            of Bank of Alton                                           (2,089)                 (2,461)                 (2,760)
         Other, net                                                       313                     (24)                    (96)
                                                                       ------                  ------                  ------
            Net cash provided by operating
             activities                                                   982                      61                     163
Cash flows from financing activities -
   cash dividends paid on common stock                                 (1,034)                   (150)                   -
                                                                       ------                   -----                   -----
            Net increase (decrease) in cash
             and cash equivalents                                         (52)                    (89)                    163
Cash and cash equivalents at beginning of year                            106                     195                      32
                                                                       ------                   -----                   -----
Cash and cash equivalents at end of year                               $   54                     106                     195
                                                                       ======                   =====                   =====

NOTE 12 -- UNAUDITED CONSOLIDATED
FINANCIAL STATEMENTS

      The unaudited consolidated financial statements as of and for the nine months ended September 30, 1996 and 1995 and years ended December 31, 1994 and 1993 include the accounts of Regional Bancshares, Inc. and its subsidiary after elimination of material intercompany transactions. This unaudited data, in the opinion of the management of the Company, includes all adjustments necessary for the fair presentation thereof. All adjustments made were of a normal and recurring nature.

NOTE 13 -- EVENT (UNAUDITED) SUBSEQUENT
TO DATE OF INDEPENDENT AUDITORS'
REPORT

      On August 23, 1996, the Company entered into an Agreement and Plan of Merger with Mercantile Bancorporation Inc. (MBI) to merge (the Merger) the Company into a wholly owned subsidiary of MBI (the Merger Agreement). As of September 30, 1996, MBI, which is headquartered in St. Louis, Missouri, had total assets of approximately $18.2 billion. The Merger Agreement with MBI will be effected by converting the Company's common stock into the right to receive as consideration in the Merger, on a per share basis, an amount in cash equal to $485.76; 23.7123 shares of MBI common stock; and 0.4838 of a share of West Pointe Bank And Trust Company common stock. The Merger is contingent upon approval of various regulatory agencies and the affirmative vote of the holders of at least two-thirds of the outstanding Company common stock.

                           ANNEX A
                           -------

    Following is the text of the statutory dissenters' right as set forth at Section 11.70 of the Illinois Business Corporation
Act of 1983, as amended:

    5/11.70    PROCEDURE TO DISSENT.

    (a) If the corporate action giving rise to the right to dissent is to be approved at a meeting of shareholders, the notice of meeting shall inform the shareholders of their right to dissent and the procedure to dissent. If, prior to the meeting, the corporation furnishes to the shareholders material information with respect to the transaction that will objectively enable a shareholder to vote on the transaction that will objectively enable a shareholder to vote on the transaction and to determine whether or not to exercise dissenters' rights, a shareholder may assert dissenters' rights only if the shareholder delivers to the corporation before the vote is taken a written demand for payment for his or her shares if the proposed action is consummated, and the shareholder does not vote in favor of the proposed action.

    (b) If the corporate action giving rise to the right to dissent is not to be approved at a meeting of shareholders, the notice to shareholders describing the action taken under Section
11.30 or Section 7.10 shall inform the shareholders of their right to dissent and the procedure to dissent. If, prior to or concurrently with the notice, the corporation furnishes to the shareholders material information with respect to the transaction that will objectively enable a shareholder to determine whether or not to exercise dissenters' rights, a shareholder may assert dissenter's rights only if he or she delivers to the corporation within 30 days from the date of mailing the notice a written demand for payment for his or her shares.

    (c) Within 10 days after the date on which the corporate action giving rise to the right to dissent is effective or 30 days after the shareholder delivers to the corporation the written demand for payment, whichever is later, the corporation shall send each shareholder who has delivered a written demand for payment a statement setting forth the opinion of the corporation as to the estimated fair value of the shares, the corporation's latest balance sheet as of the end of a fiscal year ending not earlier than 16 months before the delivery of the statement, together with the statement of income for that year and the latest available interim financial statements, and either a commitment to pay for the shares of the dissenting shareholder at the estimated fair value thereof upon transmittal to the corporation of the certificate or certificates, or other evidence of ownership, with respect to the shares, or instructions to the dissenting shareholder to sell his or her shares within 10 days after delivery of the corporation's statement to the shareholder. The corporation may instruct the shareholder to sell only if there is a public market for the shares at which the shares may be readily sold. If the shareholder does not sell within that 10 day period after being so instructed by the corporation, for purposes of this Section the shareholder shall be deemed to have sold his or her shares at the average closing price of the shares, if listed on a national exchange, or the average of the bid and asked price with respect to the shares quoted by a principal market maker, if not listed on a national exchange, during that 10 day period.

    (d) A shareholder who makes written demand for payment under this Section retains all other rights of a shareholder until those rights are cancelled or modified by the consummation of the proposed corporate action. Upon consummation of that action, the corporation shall pay to each dissenter who transmits to the corporation the certificate or other evidence of ownership of the shares the amount the corporation estimates to be the fair value of the shares, plus accrued interest, accompanied by a written explanation of how the interest was calculated.

    (e) If the shareholder does not agree with the opinion of the corporation as to the estimated fair value of the shares or the amount of interest due, the shareholder, within 30 days from the delivery of the corporation's statement of value, shall notify the corporation in writing of the shareholder's estimated fair value and amount of interest due and demand payment for the difference between the shareholder's estimate of fair value and interest due and the amount of the payment by the corporation or the proceeds of sale by the shareholder, whichever is applicable because of the procedure for which the corporation opted pursuant to subjection (c).

    (f) If, within 60 days from the delivery to the corporation of the shareholder notification of estimate of fair value of the shares and interest due, the corporation and the dissenting shareholder have not agreed in writing upon the fair value of the shares and interest due, the corporation shall either pay the difference in value demanded by the shareholder, with interest, or file a petition in the circuit court of the county in which either the registered office or the principal office of the corporation is located, requesting the court to determine the fair value of the shares and interest due. The corporation shall make all dissenters, whether or not residents of this State, whose demands remain unsettled parties to the proceeding as an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law. Failure of the corporation to commence an action pursuant to this Section shall not limit or affect the right of the dissenting shareholders to otherwise commence an action as permitted by law.

    (g) The jurisdiction of the court in which the proceeding is commenced under subsection (f) by a corporation is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the power described in the order appointing them, or in any amendment to it.

    (h) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds that the fair value of his or her shares, plus interest, exceeds the amount paid by the corporation or the proceeds of sale by the shareholder, whichever amount is applicable.

    (i)   The court, in a proceeding commenced under subsection
(f), shall determine all costs of the proceeding, including the reasonable compensation and expenses of the appraisers, if any, appointed by the court under subsection (g), but shall exclude the fees and expenses of counsel and experts for the respective parties. If the fair value of the shares as determined by the court materially exceeds the amount which the corporation estimated to be the fair value of the shares or if no estimate was made in accordance with subsection (c), then all or any part of the costs may be assessed against the corporation. If the amount which any dissenter estimated to be the fair value of the shares materially exceeds the fair value of the shares as determined by the court, then all or any part of the costs may be assessed against that dissenter. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, as follows:

          (1) Against the corporation and in favor of any or all dissenters if the court finds that the corporation did not substantially comply with the requirements of subsections (a), (b), (c), (d) or (f).

          (2) Against either the corporation or a dissenter and in favor of any other party if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Section.

If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against the corporation, the court may award to that counsel reasonable fees to be paid out of the amounts awarded to the dissenters who are benefited. Except as otherwise provided in this Section, the practice, procedure, judgment and costs shall be governed by the Code of Civil Procedure.

    (j)   As used in this section:

          (1) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the consummation of the corporate action to which the dissenter objects excluding any appreciation or depreciation in anticipation of the corporate action, unless exclusion would be inequitable.

          (2) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

                    REGIONAL BANCSHARES, INC.
                     1520 WASHINGTON AVENUE
                         ALTON, ILLINOIS

       FOR THE SPECIAL MEETING OF SHAREHOLDERS TO BE HELD
FEBRUARY __, 1997

        THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

    The undersigned shareholder(s) of REGIONAL BANCSHARES, INC. ("Regional"), does hereby nominate, constitute and appoint
Mark P. Utterback and Sarah E. Utterback, or each of them
(with full power to act alone), true and lawful attorney(s), with full power of substitution, for the undersigned and in the name, place and stead of the undersigned to vote all of the shares of Common Stock, $10.00 par value, of Regional standing in the name of the undersigned on its books at the close of business on January __, 1997 at the Special Meeting of Shareholders to be held at the offices of Bryan Cave LLP, 211 North Broadway, Suite 3600, St. Louis, Missouri, on ______, February __, 1997, at 10:00 a.m., Central Time, and at any adjournments or postponements thereof, with all the powers the undersigned would possess if personally present, as follows:

    1. A proposal to approve the Agreement and Plan of Merger, dated as of August 23, 1996 (the "Merger Agreement"), and each of the transactions contemplated thereby, pursuant to which Regional will be merged with and into a wholly owned subsidiary of Mercantile Bancorporation Inc. ("MBI") and whereby, upon consummation of the merger, each share (other than shares owned by MBI or as to which a Regional shareholder has perfected dissenters' rights) of Regional common stock will be converted into the following as consideration in the merger: (i) an amount in cash equal to $485.76; (ii) 23.7123 shares of MBI common stock; and (iii) 0.4838 shares of West Pointe Bank And Trust Company common stock, all as determined by the election procedures and exchange ratio set forth in detail in the accompanying Proxy Statement/Prospectus, and subject to certain adjustments as provided in the Merger Agreement.


            / / FOR     / / AGAINST   / / ABSTAIN


    2. To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

            / / FOR     / / AGAINST   / / ABSTAIN



    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE
MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S).  IF NO
DIRECTION IS GIVEN HEREIN, THIS PROXY WILL BE VOTED "FOR" EACH OF
THE PROPOSALS LISTED ABOVE.


                                   Dated:-----------------------------



                                   -----------------------------------
                                   Signature of Shareholder


                                   -----------------------------------
                                   Signature of Shareholder

                                   (When signing as an attorney,
                                   executor, administrator,
                                   trustee or guardian, please
                                   give full title.  If more than
                                   one person holds the power to
                                   vote the same shares, all must
                                   sign.  All joint owners must
                                   sign.)

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY PROMPTLY USING THE
ENCLOSED ENVELOPE.

                             PART II

         INFORMATION NOT REQUIRED IN THE PROSPECTUS
         ------------------------------------------

Item 20.  Indemnification of Officers and Directors
---------------------------------------------------

          Sections 351.355(1) and (2) of The General and Business Corporation Law of the State of Missouri provide that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of an action or suit by or in the right of the corporation, the corporation may not indemnify such persons against judgments and fines and no person shall be indemnified as to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation, unless and only to the extent that the court in which the action or suit was brought determines upon application that such person is fairly and reasonably entitled to indemnity for proper expenses. Section 351.355(3) provides that, to the extent that a director, officer, employee or agent of the corporation has been successful in the defense of any such action, suit or proceeding or any claim, issue or matter therein, he shall be indemnified against expenses, including attorneys' fees, actually and reasonably incurred in connection with such action, suit or proceeding. Section 351.355(7) provides that a corporation may provide additional indemnification to any person indemnifiable under subsection (1) or (2), provided such additional indemnification is authorized by the corporation's articles of incorporation or an amendment thereto or by a shareholder-approved bylaw or agreement, and provided further that no person shall thereby be indemnified against conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct or which involved an accounting for profits pursuant to Section 16(b) of the Securities Exchange Act of 1934.

          Article 12 of the Restated Articles of Incorporation of the Registrant provides that the Registrant shall extend to its directors and executive officers the indemnification specified in subsections (1) and (2) and the additional indemnification authorized in subsection (7) and that it may extend to other officers, employees and agents such indemnification and additional indemnification.

          Pursuant to directors' and officers' liability insurance policies, with total annual limits of $30,000,000, the Registrant's directors and officers are insured, subject to the limits, retention, exceptions and other terms and conditions of such policy, against liability for any actual or alleged error, misstatement, misleading statement, act or omission, or neglect or breach of duty by the directors or officers of the Registrant, individually or collectively, or any matter claimed against them solely by reason of their being directors or officers of the Registrant.

Item 21.  Exhibits and Financial Statement Schedules
----------------------------------------------------

          A.   Exhibits.  See Exhibit Index.
               ---------

          B.   Financial Statement Schedules.  Not Applicable.
               -----------------------------

Item 22.  Undertakings
----------------------

          (1) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (2) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

          (4)  The Registrant undertakes that every prospectus
(i) that is filed pursuant to paragraph (3) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415 (Section 230.415 of this chapter), will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in the documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

          (6) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

          (7)  The undersigned Registrant hereby undertakes:

               (a) To file during any period in which offers and sales are being made, a post-effective amendment to this Registration Statement:

                    (i)  To include any prospectus required by
                    Section 10(a)(3) of the Securities Act of
                    1933;

                    (ii)  To reflect in the prospectus any facts
                    or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof), which individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                    (iii)  To include any material information
                    with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

               (b)  That for the purpose of determining any
               liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                 SIGNATURES
                                 ----------

          Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement relating to the acquisition of Regional Bancshares, Inc. to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on January 21, 1997.

                                MERCANTILE BANCORPORATION INC.


                                By /s/ John Q. Arnold
                                  ----------------------------------------
                                  Senior Executive Vice President and
                                  Chief Financial Officer

          Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

       Signature                        Title                                  Date
       ---------                        -----                                  ----
            <F*>                 Chairman of the Board                     January 21, 1997
------------------------------   President, Chief Executive
Thomas H. Jacobsen               Officer and Director
Principal Executive Officer


/s/ John Q. Arnold               Senior Executive Vice President and       January 21, 1997
------------------------------   Chief Financial Officer
John Q. Arnold
Principal Financial Officer


            <F*>                 Senior Vice President - Finance           January 21, 1997
------------------------------   and Control
Michael T. Normile
Principal Accounting Officer


            <F*>                 Director                                  January 21, 1997
------------------------------
Harry M. Cornell, Jr.


            <F*>                 Director                                  January 21, 1997
------------------------------
William A. Hall


            <F*>                 Director                                  January 21, 1997
------------------------------
Thomas A. Hays


                                    II-4

       Signature                        Title                                  Date
       ---------                        -----                                  ----



            <F*>                 Director                                  January 21, 1997
------------------------------
Frank Lyon, Jr.


            <F*>                 Director                                  January 21, 1997
------------------------------
Edward A. Mueller


            <F*>                 Director                                  January 21, 1997
------------------------------
Robert W. Murray


            <F*>                 Director                                  January 21, 1997
------------------------------
Harvey Saligman


            <F*>                 Director                                  January 21, 1997
------------------------------
Craig D. Schnuck


            <F*>                 Director                                  January 21, 1997
------------------------------
Robert L. Stark


            <F*>                 Director                                  January 21, 1997
------------------------------
Patrick T. Stokes


            <F*>                 Director                                  January 21, 1997
------------------------------
John A. Wright

                            <F*>By /s/ John Q. Arnold
                                  ----------------------------------------
                                  John Q. Arnold

John Q. Arnold, by signing his name hereto, does sign this document on behalf of the persons named above, pursuant to a power of attorney duly executed by such persons and previously filed.

                                     EXHIBIT INDEX
                                     -------------
Exhibit
Number                     Description                                         Page
------                     -----------                                         ----
 2.1       Agreement and Plan of Merger, dated as of August 23, 1996, by and among MBI, Ameribanc and Regional.<F*>

 2.2 Form of Voting Agreement, dated as of August 23, 1996, executed by MBI and certain of the shareholders of Regional.<F*>

 3.1 MBI's Restated Articles of Incorporation, as amended and currently in effect, filed as Exhibit 3(i) to MBI's
           Quarterly Report on Form 10-Q for the quarter ended
           June 30, 1994, are incorporated herein by reference.

 3.2       MBI's By-Laws, as amended and currently in effect, filed as
           Exhibit 3-2 to MBI's Annual Report on Form 10-K for the year ended December 31, 1995, are incorporated herein by reference.

 4.1       Form of Indenture Regarding Subordinated Securities between
           MBI and The First National Bank of Chicago, Trustee, filed as Exhibit 4.1 to MBI's Report on Form 8-K dated
           September 24, 1992, is incorporated herein by reference.

 4.2       Rights Agreement dated as of May 23, 1988 between MBI and
           Mercantile Bank, as Rights Agent (including as exhibits thereto the form of Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock and the form of Right Certificate), filed as Exhibits 1 and 2 to MBI's Registration Statement No. 0-6045 on Form 8-A, dated May 24, 1988, is incorporated herein by reference.

 5.1 Opinion of Thompson Coburn as to the legality of the securities being registered.<F*>

 8.1 Opinion of Thompson Coburn regarding certain tax matters in the Merger.<F*>

10.1 The Mercantile Bancorporation Inc. 1987 Stock Option Plan, as amended, filed as Exhibit 10-3 to MBI's Report on Form
           10-K for the year ended December 31, 1989 (File No. 1-
           11792), is incorporated herein by reference.

10.2       The Mercantile Bancorporation Inc. Executive Incentive
           Compensation Plan, filed as Appendix C to MBI's definitive
           Proxy Statement for the 1994 Annual Meeting of Shareholders is incorporated herein by reference.

10.3       The Mercantile Bancorporation Inc. Employee Stock Purchase
           Plan, filed as Exhibit 10-7 to MBI's Report on Form 10-K for the year ended December 31, 1989 (File No. 1-11792), is incorporated herein by reference.

10.4       The Mercantile Bancorporation Inc. 1991 Employee Incentive
           Plan, filed as Exhibit 10-7 to MBI's Report on Form 10-K for the year ended December 31, 1990 (File No. 1-11792), is incorporated herein by reference.


                                    II-6

Exhibit
Number                     Description                                         Page
------                     -----------                                         ----
10.5       Amendment Number One to the Mercantile Bancorporation Inc.
           1991 Employee Incentive Plan, filed as Exhibit 10-6 to
           MBI's Report on Form 10-K for the year ended December 31,
           1994, is incorporated herein by reference.

10.6       The Mercantile Bancorporation Inc. 1994 Stock Incentive
           Plan, filed as Appendix B to MBI's definitive Proxy
           Statement for the 1994 Annual Meeting of Shareholders, is incorporated herein by reference.

10.7       The Mercantile Bancorporation Inc. 1994 Stock Incentive
           Plan for Non-Employee Directors, filed as Appendix E to
           MBI's definitive Proxy Statement for the 1994 Annual
           Meeting of Shareholders, is incorporated herein by reference.

10.8       The Mercantile Bancorporation Inc. Voluntary Deferred
           Compensation Plan, filed as Appendix D to MBI's definitive
           Proxy Statement for the 1994 Annual Meeting of
           Shareholders, is incorporated herein by reference.

10.9 Form of Employment Agreement for Thomas H. Jacobsen, as amended, filed as Exhibit 10-8 to MBI's Report on Form 10-K for the year ended December 31, 1989 (File No. 1-11792), is incorporated herein by reference.

10.10      Form of Change of Control Employment Agreement for John W.
           McClure, W. Randolph Adams, John Q. Arnold and Certain
           Other Executive Officers, filed as Exhibit 10-10 to MBI's
           Report on Form 10-K for the year ended December 31, 1989
           (File No. 1-11792), is incorporated herein by reference.

10.11 Amended and Restated Agreement and Plan of Reorganization dated as of December 2, 1994 by and among MBI and TCBankshares, Inc., filed as Exhibit 2.1 to MBI's Report on
           Form 8-K dated December 21, 1994, is incorporated herein by reference.

10.12 Agreement and Plan of Reorganization dated August 4, 1995, by and between MBI and Hawkeye Bancorporation, filed as
           Exhibit 2.1 to MBI's Registration Statement No. 33-63609, is incorporated herein by reference.

10.13      The Mercantile Bancorporation Inc. Supplemental Retirement
           Plan, filed as Exhibit 10-12 to MBI's Report on Form 10-K for the year ended December 31, 1992 (File No. 1-11792), is incorporated herein by reference.

10.14      Agreement and Plan of Merger, dated October 27, 1996, among
           MBI, Ameribanc and Mark Twain Bancshares, Inc., filed as
           Exhibit 2.1 to MBI's Current Report on Form 8-K, dated
           November 6, 1996, is incorporated herein by reference.

10.15 Agreement and Plan of Reorganization, dated December 22, 1996, by and between MBI and Roosevelt Financial Group, Inc., filed as Exhibit 2.1 to MBI's Current Report on Form 8-K, dated
           December 22, 1996, is incorporated herein by reference.

                                    II-7

Exhibit
Number                     Description                                         Page
------                     -----------                                         ----
23.1       Consent of Thompson Coburn (included in Exhibit 5.1).<F*>

23.2 Consent of KPMG Peat Marwick LLP with regard to the use of its reports on MBI's financial statements.<F**>

23.3 Consent of KPMG Peat Marwick LLP with regard to the use of its report on Regional's financial statements.<F**>

23.4 Consent of Ernst & Young LLP with regard to the use of its report on Mark Twain's financial statements.<F**>

23.5 Consent of KPMG Peat Marwick LLP with regard to the use of its report on Roosevelt's financial statements.<F**>

24.1       Power of Attorney (included on signature page).<F*>

<F*> previously filed
<F**>filed herewith


                                    II-8